As filed with the Securities and Exchange Commission on January 29, 2007

Registration No. 333-139401

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1

to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBALSCAPE, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	7372	74-2785449
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number)	No.)

6000 Northwest Parkway, Suite 100

San Antonio, Texas 78249

(210) 308-8267

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles R. Poole, President and Chief Executive Officer

GlobalSCAPE, Inc.

6000 Northwest Parkway, Suite 100

San Antonio, Texas 78249

(210) 308-8267

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven R. Jacobs	David Valenti
Jackson Walker L.L.P.	Jackson Walker L.L.P.
112 East Pecan Street, Suite 2400	100 Congress Avenue, Suite 1100
San Antonio, Texas 78205	Austin, Texas 78701
Telephone: (210) 978-7700	Telephone: (512) 236-2000
Facsimile: (210) 978-7790	Facsimile: (512) 236-2002

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to completion, dated January 29, 2007

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS

4,732,000 Shares

GlobalSCAPE, Inc.

Common Stock

This prospectus relates to resales of up 4,732,000 shares of our common stock consisting of (i) 3,380,000 shares of common stock and (ii) 1,352,000 shares of common stock issuable upon exercise of warrants. The shares of common stock and the warrants were sold to the Selling Stockholders in a transaction that was completed on November 16, 2006. The warrants have a 5-year term and will be exercisable beginning May 15, 2007.

The shares of common stock to which this prospectus relates may be sold from time to time by and for the account of the Selling Stockholders named in this prospectus or in supplements to this prospectus. The Selling Stockholders may sell all or a portion of these shares from time to time in market transactions, in negotiated transactions or otherwise. See “Plan of Distribution” on page 18 for additional information on the methods of sale.

We will not receive any of the proceeds from the sale of the shares of common stock offered by the Selling Stockholders. We may, however, receive cash proceeds upon the exercise of warrants to purchase 1,352,000 shares of common stock with an exercise price of $3.15 per share held by the Selling Stockholders. If all of such warrants are exercised for cash, we will receive aggregate cash proceeds from such exercise of approximately $4.3 million.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GSCP.OB.” On January 25, 2007, the last reported sales price of our common stock on the OTC Bulletin Board was $3.00 per share.

Investing in these securities involves risks. You should carefully review the information contained in this prospectus under the heading “Risk Factors” beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January         , 2007.

i

Preliminary Notes

GlobalSCAPE®, CuteFTP®, CuteSITE Builder®, PureCMS®, CuteZIP®, CuteHTML® and CuteMAP® are registered trademarks of GlobalSCAPE Texas, LP. GlobalSCAPE Secure FTP Server, GlobalSCAPE Transfer Engine, ContentXML and SnapEdit are trademarks of GlobalSCAPE Texas, LP. Other trademarks and tradenames in this prospectus are the property of their respective owners.

In this prospectus, we use the following terms:

“FTP” or File Transfer Protocol is a protocol used to transfer files over the internet.

“HTTP” or Hyper Text Transfer Protocol is a protocol commonly used to transfer hypertext documents between a web server and a web browser.

“S/Key” is a security system in which a one-time challenge-response password scheme is used to authenticate access to data. The purpose of S/Key is to eliminate the need for the same password to be sent over a network each time a password is needed for access.

“SSH/2” or Secure Shell is a protocol that provides encrypted network communications between two computers.

“SSL” or Secure Socket Layer uses cryptography to encrypt data between the web server and the web browser.

Forward Looking Information

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. “Forward-looking statements” are those statements that are not of historical fact, but describe management’s beliefs and expectations. We have identified many of the forward-looking statements in this prospectus by using words such as “anticipate,” “believe,” “could,” “estimate,” “may,” “expect,” and “intend.”  Although we believe these beliefs and expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in the “Risk Factors” section of this prospectus and other documents filed with the Securities and Exchange Commission. Therefore, our actual results could differ materially from those discussed in this prospectus and such other documents.

SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section.

GlobalSCAPE

We develop and distribute secure file management software for individuals and business users to safely send data over the internet and Wide-Area File System (WAFS) collaboration and Continuous Data Protection (CDP) products.  Our file management products guarantee the privacy of critical information such as financial data, medical records, customer files and other similar documents.  In addition, these products ensure compliance with government regulations relating to the protection of information while allowing users to reduce IT costs, increase efficiency, track and audit transaction and automate processes.  Our WAFS and CDP products provide data replication, acceleration of file transfer, sharing/collaboration and continuous data backup and recovery to our customers.  We believe that we are uniquely positioned to provide comprehensive, secure transfer, sharing, and replication of files that need to be transmitted inside the user’s firewall to distributed offices, or outside the user’s firewall to business and trading partners.

We are a Delaware corporation and were incorporated in 1996. Our offices are located at 6000 Northwest Parkway, Suite 100, San Antonio, Texas 78249. Our phone number is (210) 308-8267 and our website is located at www.globalscape.com.  Information contained on our website is not part of this prospectus.

Products

We market eight products which provide us with a broad and deep solution for secure file transfer, storage and distribution and data replication, backup and recovery.  The following is a brief summary of our products:

•                                          CuteFTP.  A client-side program that permits a user to request a file from or send a file to an FTP server or host computer.

•                                          CuteFTP Pro.  A secure FTP client program designed for advanced users and information technology professionals, which incorporates standards for encrypted transfers using SSL, HTTP and SSH/2, as well as advanced S/KEY password encryption.

•                                          SecureFTP Server.  Secure FTP Server offers a complete digital certificate management system, giving system administrators the ability to create, sign, import, export, and add digital certificates, as well as launch back-end file transfer processes.  The product can be used as a full or partial replacement for complex enterprise-level data interchange systems and offers full remote management capability including the ability to manage multiple FTP sites and end user accounts with advanced restriction settings.

•                                          Enhanced File Transfer Server.  Enhanced File Transfer Server (EFT) is a hardened file server for enterprise-level solutions.  Building on Secure FTP Server’s certificate management, encryption and automation capabilities, EFT adds repository encryption, additional protocol support, SSH security, data offload capabilities and automated notification.  EFT also offers modules that can be integrated into the solution such as DMZ Gateway, which provides a multi-layered security solution implementing the highest levels of security for data storage and retrieval, authentication and firewall transversal, and Secure SMTP Gateway, which transparently secures outbound emails by holding sensitive messages and sending an email notification in advance of retrieving the message and any attachments over a secured HTTPS channel.

•                                          WAFS.  Our Wide Area File System (WAFS) product delivers a unified and accelerated file access system, instant file-sharing and server-to-server mirroring across any distance, with full coherency and at local hard-drive access speeds.  WAFS delivers a true wide area file solution for any distance, and any number of complexity of files.  Continuous, real-time multi-directional acceleration and mirroring technology ensures that data exists in multiple places simultaneously and in complete synchronization, no matter where a change in any file is made.  The data mirrors among servers on the customer’s LAN or WAN in real time.

•                                          CDP.  Our continuous backup software inexpensively delivers true real-time continuous data protection.  Capturing and mirroring all changes at the byte level as they occur, our CDP product backs-up any number of remote servers to one or more centrally located system, over any connection protocol allowing for continuous data protection as any change in a file is automatically mirrored to a secure, remote location.

•                                          Database Backup.  Our continuous database backup/disaster recovery software inexpensively delivers real-time disaster preparedness for database information.  Any changes to database files are continuously captured and mirrored as they occur in real time.  The product replicates any number of database files, and non-database files, of any size from one or more source file-servers to one or more target file-servers over any connections.

•                                          Enterprise.  Enterprise is designated for companies that need both WAFS or multi-directional mirroring and real-time backup.  It includes all the features of the entire WAFS and CDP product line.

In addition to these products which we market and sell directly through our sales force and website, we also offer our web content management solution, Publish XML, through Hannon-Hill Corp. which acts as our sales agent.

Recent Events

On September 22, 2006, we and our wholly-owned subsidiary, GA Acquisition Corp., entered into an agreement and plan of merger with Availl, Inc. and the stockholders of Availl pursuant to which we acquired all of the issued and outstanding shares of the capital stock of Availl.  The initial purchase price was $9.65 million of which $7.65 million was paid in cash and $2.0 million was payable in shares of our common stock (a total of 716,846 shares).

In order to finance the cash portion of the purchase price in the merger with Availl, we entered into a loan and security agreement dated September 22, 2006 with Silicon Valley Bank.  The loan agreement provides for a $5.0 million term loan and a $750,000 revolving credit facility. The term loan bears interest at 1.25% above the bank’s prime rate and matures on September 22, 2009.  Interest and principal are payable in 36 equal monthly installments on the first day of each calendar month beginning October 1, 2006.  The term loan may be prepaid at anytime. We borrowed $5.0 million pursuant to the term loan on September 22, 2006 and repaid $3.2 million on January 10, 2007.  The entire amount of the revolving credit facility remains available.  Borrowings under the revolving credit facility bear interest at 1.00% above the bank’s prime rate and mature on September 22, 2008.  Interest payments are due on the first day of each calendar month.

We entered into a securities purchase agreement, dated as of November 13, 2006, with the Selling Stockholders, who paid us an aggregate of $3.4 million in gross proceeds in consideration for 1,352,000 shares of our common stock at a price of $2.50 per share.  We also granted warrants to purchase 1,352,000 shares of our common stock to the investors with an exercise price of $3.15 per share.  The proceeds from this offering were used, in part, to make the $3.2 million repayment under our term loan in January 2007.  In addition, Thomas W. Brown, the Chairman of the Board, and David L. Mann, a member of our board of directors, sold a total of 2,028,000 shares, at a price of $2.50 per share in a private transaction with the Selling Stockholders.  The transactions closed on November 16, 2006. Each of the Selling Stockholders that purchased shares of our common stock represented that it had acquired the shares for investment purposes only and with no present intention of distributing those shares, except in compliance with all applicable securities laws. In addition, each of the Selling Stockholders represented that it qualified as an “accredited investor” as that term is defined in Rule 501 under the Securities Act of 1933. As part of this transaction, we filed a registration statement, of which this prospectus is a part, to register the resale of these shares by the Selling Stockholders.

The Offering

Common stock offered by Selling Stockholders	4,732,000 shares

Use of proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock by the Selling Stockholders. We did receive $3.4 million of gross proceeds, before expenses, from the sale of 1,352,000 shares of common stock pursuant to the securities purchase agreement of which we used $3.2 million to repay indebtedness under our term loan. The term loan bears interest at 1.25% above Silicon Valley Bank’s prime rate and matures on September 22, 2009. The proceeds of the term loan were used to pay the cash portion of the purchase price in the Availl acquisition. We may also receive cash proceeds upon the exercise of 1,352,000 warrants to purchase common stock with an exercise price of $3.15 held by the Selling Stockholders. If all of such warrants are exercised for cash, we will receive aggregate cash proceeds from such exercise of approximately $4.3 million. See “Use of Proceeds” on page 12.

OTC Bulletin Board Symbol	GSCP.OB

RISK FACTORS

An investment in the securities offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the other information contained in this prospectus before making a decision to invest in our common stock.

Risks Related to Operations

If we are unable to develop new and enhanced products and services that achieve widespread market acceptance, or if we are unable to continually improve the performance, features, and reliability of our existing products and services, our business and operating results could be adversely affected.

Our future success depends on our ability to respond to the rapidly changing needs of our customers by developing or introducing new products, product upgrades, and services on a timely basis.  We have in the past incurred, and we believe that we will continue to incur, significant research and development expenses as we strive to remain competitive.  New product development and introduction involves a significant commitment of time and resources and is subject to a number of risks and challenges including:

•                                          Managing the length of the development cycle for new products and product enhancements, which has frequently been longer than we originally expected.

•                                          Adapting to emerging and evolving industry standards and to technological developments by our competitors and customers.

•                                          Extending the operation of our products and services to new platforms and operating systems.

•                                          Entering into new or unproven markets with which we have limited experience.

•                                          Managing new product and service strategies, including integrating our various security and storage technologies, management solutions, customer service, and support into unified enterprise security and storage solutions.

•                                          Incorporating acquired products and technologies.

•                                          Developing or expanding efficient sales channels.

•                                          Obtaining sufficient licenses to technology and technical access from operating system software vendors on reasonable terms to enable the development and deployment of interoperable products, including source code licenses for certain products with deep technical integration into operating systems.

If we are not successful in managing these risks and challenges, or if our new products, product upgrades, and services are not technologically competitive or do not achieve market acceptance, we could have expended substantial resources and capital without realizing sufficient revenues in return, and our business and operating results could be adversely affected.

Fluctuations in demand for our products and services are driven by many factors and a decrease in demand for our products could adversely affect our financial results.

We are subject to fluctuations in demand for our products and services due to a variety of factors, including competition, product obsolescence, technological change, budget constraints of our actual and potential customers, level of broadband usage, awareness of security threats to IT systems, and other factors.  While such factors may, in some periods, increase product sales, fluctuations in demand can also negatively impact our product sales.  If demand for our products declines, our revenues and gross margin could be adversely affected.

We may not be able to develop our sales force as needed to successfully market our new products.

Prior to 2005, we relied heavily on internet sales. However, our newer enterprise programs, Secure FTP Server and Enhanced File Transfer (EFT), and our WAFS and CDP products require a more complex distribution model, including reliance on value-added resellers such as Web development and system consultants. In addition, our internal sales force must be skilled at managing a complex and multi-stage sales process appropriate for these products. We experienced some turnover among our internal sales personnel during 2005, resulting in training new personnel to take their place. Training new employees takes time and can result in a loss of sales due to the technical skills that need to be gained in order to sell our enterprise type software. Future turnover could have an immediate and direct effect on our revenues. Continued turnover, especially of key personnel, could cause revenues to decline dramatically.

Our products are complex and operate in a wide variety of computer configurations, which could result in errors or product failures.

Because we offer very complex products, undetected errors, failures, or bugs may occur, especially when products are first introduced or when new versions are released.  Our products are often installed and used in large-scale computing environments with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures in our products or may expose undetected errors, failures, or bugs in our products.  Our customers’ computing environments are often characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming.  In addition, despite testing by us and others, errors, failures, or bugs may not be found in new products or releases until after commencement of commercial shipments.  In the past, we have discovered software errors, failures, and bugs in certain of our product offerings after their introduction and have experienced delayed or lost revenues during the period required to correct these errors.

Errors, failures, or bugs in products released by us could result in negative publicity, product returns, loss of or delay in market acceptance of our products, loss of competitive position, or claims by customers or others.  Many of our end-user customers use our products in applications that are critical to their businesses and may have a greater sensitivity to defects in our products than to defects in other, less critical, software products.  In addition, if an actual or perceived breach of information integrity or availability occurs in one of our end-user customer’s systems, regardless of whether the breach is attributable to our products, the market perception of the effectiveness of our products could be harmed.  Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions, delays, or cessation of our product licensing, which could cause us to lose existing or potential customers and could adversely affect our operating results.

We utilize “open source” software in some of our products.

The open source software community develops software technology for free use by anyone. We have relied on open source technology for the encryption features in our CuteFTP Pro and GlobalSCAPE Secure FTP Server products. Our reliance on open source code software may impose limitations on our ability to commercialize our solution and may subject us to possible intellectual property litigation.

We incorporate a limited amount of open source code software into our products, and we may use more open source code software in the future. Open source code may impose limitations on our ability to commercialize our products because, among other reasons, open source license terms may be ambiguous and may result in unanticipated obligations regarding our solution, and open source software cannot be protected under trade secret law. In addition, it may be difficult for us to accurately determine the developers of the open source code and whether the acquired software infringes third-party intellectual property rights. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. Claims of infringement or misappropriation against us could be costly for us to defend and could require us to seek to obtain licenses from third parties in order to continue offering our solution, to re-engineer our solution or to discontinue the sale of our solution in the event re-engineering could not be accomplished on a timely basis. If this occurs, our business and operating results could be harmed.

In addition, from time to time there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products. We use a limited amount of open source software in our solution and may use more open source software in the future. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. Any of this litigation could be costly for us to defend, hurt our results of operations and financial condition or require us to devote additional research and development resources to change our solution.

If we lose key personnel we may not be able to execute our business plan.

Our future success depends on the continued services of key members of our management team. We did not experience turnover in our management team during 2005 and have had only one member leave during 2006, which has been a key to moving our products and revenues forward. These individuals are difficult to replace because of the intense competition for similarly skilled people. In addition, new members of the management team may not be productive for weeks or months as they learn about our products and the administration within GlobalSCAPE.

We may not be able to compete effectively with larger, better-positioned companies, resulting in lower margins and loss of market share.

We compete with a variety of companies who have significantly greater revenues and financial resources than GlobalSCAPE as well as greater personnel and technical resources. For example, CuteFTP and CuteFTP Pro compete with products offered by Ipswitch, Inc. and Microsoft Corporation, EFT competes with products from Sterling Commerce and several other vendors, and WAFS competes with Riverbed Technology which recently completed an initial public offering.  Large companies may be able to develop new technologies more quickly than we can, to offer a broader array of products, and to respond more quickly to new opportunities, industry standards or customer requirements. For example, Sterling Commerce receives approximately $50 million in maintenance contract revenue annually, providing them with significant resources for product development and marketing.  Some competitors may also be able to adopt more aggressive pricing strategies. For example, Ipswitch gives an older version of its file transfer protocol program away for free for non-commercial use, and Microsoft includes file transfer protocol functionality in its internet browser, which it distributes for free. Increased competition may result in lower operating margins and loss of market share. Additional competitors may enter the market and may have significantly greater capabilities and resources than we do.

It may be difficult for us to recruit software developers and other technical and management personnel because we are a relatively small company.

We compete intensely with other internet software development and distribution companies internationally to recruit and hire from a limited pool of qualified personnel. Some qualified candidates prefer to work for larger, better known companies. Failure to attract and maintain qualified personnel would impede our development and maintenance of new and existing products.

Our ability to develop our software will be seriously impaired if we are not able to use our foreign subcontractors.

We rely on foreign subcontractors to help us develop our software. If these programmers decided to stop working for us, or if we were unable to continue using them because of political or economic instability, we would have difficulty finding comparably skilled developers. In addition, we would likely have to pay considerably more for the same work, especially if we used U.S. personnel. If we could not replace the programmers, it would take us significantly longer to develop our products.

We may incur losses as we attempt to expand our business.

We intend to expand our business and therefore expect to expend significant additional resources on developing our sales force, developing a more robust reseller program, research and development, marketing and product development. As a result, we may need to expend significant resources to accomplish these goals. If we fail to successfully develop and market new products or improve our direct and channel sales results, we may not be able to achieve the necessary revenue growth and may not be profitable.

Our operations are vulnerable to security breaches that could harm the quality of our products and services or disrupt our ability to deliver our products and services.

Third parties may breach our system security and damage our products and services or misappropriate confidential customer information. This might cause us to lose customers, or even cause customers to make claims on us for damages to them. In addition, we may be required to expend significant resources to protect against security breaches and/or to address problems caused by such breaches.

Our products may expose customers to invasion of privacy, causing customer dissatisfaction.

Our Secure FTP Server and Enhanced File Transfer are intended to provide outsiders access to a customer’s computer, making the customer vulnerable to security breaches, which could result in the loss of their privacy or property. Customers suffering invasions of privacy or other harm could result in customer dissatisfaction and possible claims against us for any resulting damages.

Risks Related to Stock Ownership

Our stock is a penny stock, which makes it more difficult to sell.

A “penny stock” is any stock which is not traded on a national exchange or quoted on NASDAQ and which falls below a selling price of $5.00 per share in the public market. Our common stock is quoted on the NASD’s OTC Bulletin Board and not on an exchange or the NASDAQ, and it has traded from $0.10 to $4.90 since it began active trading in February 2002. The SEC’s penny stock rules require brokers and dealers to take certain steps before trading in a penny stock, making it more difficult to sell a penny stock than other stock. A sale of penny stock does not usually take place as quickly as a sale of other stock. You may decide to sell your stock when the market price is desirable to you, but by the time the sale is complete, the price of the stock may have fallen to the point that the sale is no longer desirable. The price of penny stocks is typically more volatile than other stocks, exacerbating this problem. Also, some brokers are unwilling to trade in shares of penny stocks.

Our stock price is/may be volatile.

The trading price of our common stock has been and could continue to be subject to wide fluctuations in response to certain factors, including:

•                                          Quarter-to-quarter variations in results of operations;

•                                          Our announcements of new products;

•                                          Our competitors’ announcements of new products;

•                                          Our product development or release schedule;

•                                          General conditions in the software industry; and

•                                          Investor perceptions and expectations regarding our products, plans and strategic position and those of our competitors and customers.

In addition, the public stock markets experience extreme price and trading volume volatility, particularly in high-technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons often unrelated to the operating performance of the specific companies. The broad market fluctuations may adversely affect the market price of our common stock.

We do not pay dividends on our common stock.

We have not paid a dividend on our common stock and have no plan to do so in the near future.  In addition, the terms of our revolving credit facility prohibit the payment of dividends.

Anti-takeover provisions in our charter and Delaware law could inhibit others from acquiring us.

Some of the provisions of our certificate of incorporation and bylaws and in Delaware law could, together or separately:

•                                          discourage potential acquisition proposals;

•                                          delay or prevent a change in control; and

•                                          limit the price that investors may be willing to pay in the future for shares of our common stock.

In particular, our certificate of incorporation and bylaws prohibit stockholders from voting by written consent or calling meetings of the stockholders.  We are also subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder, as defined in the statute, for a period of three years following the date on which the stockholder became an interested stockholder.

Stockholders’ ownership of our stock may be significantly diluted, affecting the value of the stock.

There were options for 1,745,560 shares outstanding under our employee stock option plans as January 19, 2007, of which 564,980 were vested as of January 19, 2007. We have filed a registration statement under the Securities Act, covering stock issued upon the exercise of options by non-affiliates, and we may file a registration statement covering options held by affiliates as well. If we do not file a registration statement covering affiliates, affiliates who exercise their options may choose to sell the stock under an exemption from registration, such as Rule 144 under the Securities Act. The exercise of these options and sale of the resulting stock could depress the value of our stock.

Risks Related to Legal Uncertainty

We are vulnerable to claims that our products infringe third-party intellectual property rights particularly because our products are partially developed by independent parties.

We may be exposed to future litigation based on claims that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that some of the code in our products is developed by independent parties or licensed from third parties over whom we have less control than we exercise over internal developers. In addition, we expect that infringement claims against software developers will become more prevalent as the number of products and developers grows and the functionality of software programs in the market increasingly overlaps. Claims of infringement could require us to re-engineer our products or seek to obtain licenses from third parties in order to continue offering its products. In addition, an adverse legal decision affecting our intellectual property, or the use of significant resources to defend against this type of claim could place a significant strain on our financial resources and harm our reputation.

We may not be able to protect its intellectual property rights.

Our software code, and trade and service marks are some of our most valuable assets. Given the global nature of the internet and our business, we are vulnerable to the misappropriation of this intellectual property, particularly in foreign markets, such as China and Eastern Europe, where laws or law enforcement practices are less developed. The global nature of the internet makes it difficult to control the ultimate destination or security of our software making it more likely that unauthorized third parties will copy certain portions of our proprietary information or reverse engineer the proprietary information used in its programs. If our proprietary rights were infringed by a third-party, and we did not have adequate legal recourse, our ability to earn profits, which are highly dependent on those rights, would be severely diminished.

Other companies may own, obtain or claim trademarks that could prevent, limit or interfere with our use of our trademarks.

Our various trademarks are important to our business. If we were to lose the use of any of our trademarks, our business would be harmed and we would have to devote substantial resources towards developing an independent brand identity. Defending or enforcing our trademark rights at a local and international level could result in the expenditure of significant financial and managerial resources.

USE OF PROCEEDS

The Selling Stockholders will receive all proceeds from the sale of the shares of common stock offered by this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus. We did receive $3.4 million of gross proceeds, before expenses, from the sale of 1,352,000 shares of common stock pursuant to the securities purchase agreement of which we used $3.2 million to repay indebtedness under our term loan.  The term loan bears interest at 1.25% above Silicon Valley Bank’s prime rate and matures on September 22, 2009.  The proceeds of the term loan were used to pay the cash portion of the purchase price in the Availl acquisition.  We may also receive cash proceeds upon the exercise of 1,352,000 warrants to purchase our common stock with an exercise price of $3.15 per share held by the Selling Stockholders. If all of such warrants are exercised for cash, we will receive aggregate cash proceeds from such exercise of approximately $4.3 million, which will be used for general corporate purposes.

MARKET FOR OUR COMMON STOCK

Our common stock is listed on the NASD’s OTC Bulletin Board under the symbol GSCP. As of January 29, 2007, there were approximately 2,550 holders of record of our common stock representing approximately 9,000 beneficial owners. The table below sets forth the quarterly high and low bid prices for our common stock for the last three fiscal years.

	Fiscal Year ended December 31,
	2004		2005		2006
	High	Low	High	Low	High	Low

First Quarter (ending March 31)	$0.27	$0.16	$0.32	$0.16	$3.20	$1.05

Second Quarter (ending June 30)	$0.18	$0.10	$0.40	$0.25	$3.75	$2.21

Third Quarter (ending September 30)	$0.18	$0.10	$3.00	$0.31	$3.25	$2.50

Fourth Quarter (ending December 31)	$0.21	$0.13	$4.90	$1.08	$3.50	$2.16

The closing bid price on January 25, 2007 was $3.00. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

On December 28, 2006, we applied for listing of our common stock on the American Stock Exchange.

DIVIDEND POLICY

We have never paid a cash dividend, and do not expect to do so in the foreseeable future. The terms of our revolving credit facility prohibit the payment of dividends.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and explanatory entries present how the combined financial statements of GlobalSCAPE and Availl have been combined as of September 30, 2006 (with respect to the balance sheet) and for the nine months ended September 30, 2006 and for the year ended December 31, 2005 (with respect to the statement of operations) had the acquisition occurred at the beginning of each period.  The unaudited pro forma condensed combined financial information shows the impact of the merger of GlobalSCAPE and Availl on the financial position and results of operations under the purchase method of accounting with GlobalSCAPE treated as the acquirer.  Under this method of accounting, the assets and liabilities of Availl are recorded by GlobalSCAPE at the estimated fair values as of the date the merger is completed.

The merger with Availl provided for GlobalSCAPE to pay $7.65 million in cash and $2.0 million in the form of 716,846 shares of GlobalSCAPE common stock. The Company incurred direct acquisition costs of approximately $127,000. In connection with the acquisition, $850,000 of the cash consideration in this acquisition was placed into an escrow account for purposes of settling indemnification claims for the eighteen-month period following the closing. In accordance with EITF Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, we have used $2.79 as the per share amount to value the common stock consideration paid to Availl shareholders (representing the average of the closing prices of GlobalSCAPE’s common stock for the thirty days before the merger agreement date of September 22, 2006). Pursuant to the terms of the acquisition, the Company granted stock options to the former Availl stockholders who were also employees under the GlobalSCAPE, Inc. 2000 Stock Option Plan. Exercising the options under this plan is contingent upon the individual’s continued employment with the Company and will be vested over three years in three annual installments.

The Availl acquisition was accounted for using the purchase method of accounting. The purchase price was paid on the September 22, 2006 closing date.  The purchase price includes a provision for the former Availl stockholders to earn up to an additional $100,000 in cash depending upon the achievement of certain revenue targets for Availl for the third and fourth quarters of 2006. The purchase price was allocated to the assets acquired, including intangible assets and liabilities assumed, based on estimated fair values at the date of the acquisition. The value of assets and liabilities was estimated based on purchase price and future intended use.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined as of the dates indicated.  This financial information has been derived from and should be read together with the historical consolidated financial statements and the related notes of GlobalSCAPE, reflected in its quarterly and annual SEC filings, and of Availl appearing elsewhere in this document.  In addition, as explained more fully in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is preliminary and is subject to adjustment and may vary from the actual purchase price allocation that will be recorded as of the effective date of the merger.

GLOBALSCAPE, INC.

PRO FORMA BALANCE SHEET

September 30, 2006

	GlobalSCAPE, Inc.	Availl, Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$553,179	$792,792			$1,345,971
Accounts receivable (net of allowance for doubtful accounts of $13,654 in 2006; there was no bad debt reserve in 2004 and 2005)	1,162,915	539,270			1,702,185
Prepaid expenses	160,280	5,940			166,220
Total current assets	1,876,374	1,338,002			3,214,376

Property and equipment:
Furniture and fixtures	343,701	46,785			390,486
Software	312,642	—			312,642
Equipment	644,728				644,728
Leasehold improvements	187,827	3,263			191,090
	1,488,898	50,048			1,538,946
Accumulated depreciation and amortization	1,292,755	23,637			1,316,392
Net property and equipment	196,143	26,411			222,554

Other assets:
Deferred loan costs, net	—	38,484			38,484
Goodwill	—	9,653,059			9,653,059
Investments	5,426,931	—	5,426,931	(1)
Deferred tax asset	63,932	—			63,932
Other	11,613	17,615			29,228
Total other assets	5,502,476	9,709,158	5,426,931		9,784,703

Total assets	$7,574,993	$11,073,571	5,426,931		$13,221,633

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$260,507	$226,719			$487,226
Accrued expenses	308,362	—			308,362
Federal & State income tax payable	276,720	—			276,720
Deferred tax liability	—	71,693			71,693
Term loan - current	—	1,666,667			1,666,667
Deferred revenue	939,580	362,756			1,302,336
Total current liabilities	1,785,169	2,327,835			4,113,004

Long-term liabilities:
Term loan	—	3,333,333			3,333,333
Deferred compensation	31,861	—			31,861
Other long-term liabilities	8,412	—			8,412
Total long-term liabilities	40,273	3,333,333			3,373,606

Total Liabilities	1,825,442	5,661,168			7, 486,610

Stockholders’ equity:
Common stock	15,138	1	1	(1)	15,138
Additional paid-in capital	2,916,844	5,426,930	5,426,930	(1)	2,916,844
Retained earnings (deficit)	2,817,569	(14,528)			2,803,041
Total stockholders’ equity	5,749,551	5,412,403	5,426,931		5,735,023

Total liabilities and stockholders’ equity	$7,574,993	11,073,571	5,426,931		$13,221,633

(1) Investment in Availl Common Stock	$5,426,931
Common Stock		$5,426,931
	$5,426,931	$5,426,931

To eliminate investment in Availl by GlobalSCAPE on the Balance Sheet of both companies.

Note: The pro forma combined balance sheet at September 30, 2006 is the same as the consolidated balance sheet of GlobalSCAPE, Inc. at September 30, 2006 as the acquisition occurred on September 22, 2006.

GLOBALSCAPE, INC.

PRO FORMA STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2006

	GlobalSCAPE, Inc.	Availl, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Software product revenues	$6,330,830	$1,507,983			$7,838,813
Maintenance and support (net of deferred revenue)	1,132,656	290,615			1,423,271
Total revenues	7,463,486	1,798,598			9,262,084

Operating expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	372,565	—			372,565
Selling, general and administrative	3,879,460	1,829,350			5,708,810
Research and development	799,168	—			799,168
Depreciation and amortization	69,726	7,541			77,267
Total operating expenses	5,120,919	1,836,891			6,957,810
Income (loss) from operations	2,342,567	(38,293)			2,304,274

Interest and other income	58,666	537			59,203
Interest expense	—	—	(462,188	)(1)	(462,188)
Income (loss) before income taxes	2,401,233	(37,756)	(462,188)		1,901,290

Total income tax provision (benefit)	814,161	(12,837)	(129,731	)(2)	671,593

Net income (loss)	$1,587,072	$(24,919)	(332,457)		1,229,697

Net income (loss) per common share - basic	$0.11				$0.08
Net income (loss) per common share -assuming dilution	$0.10				$0.08
Weighted average shares outstanding - basic	14,152,932		716,846	(3)	14,869,778
Weighted average shares outstanding - diluted	15,549,337		716,846	(3)	16,266,183

(1)  Interest expense on the term loan which would have been for $5,500,000 (at 9.25% interest rate) plus interest income lost on the additional $2,150,000 cash (at 5% interest rate) used in the acquisition.

(2)  Tax benefit that would be realized as a result of increased interest expense during the period.

(3)  Shares issued to satisfy the $2,000,000 portion of the purchase paid in common stock of GlobalSCAPE, Inc.

GLOBALSCAPE, INC.

PRO FORMA STATEMENT OF OPERATIONS

Year Ended December 31, 2005

	GlobalSCAPE, Inc.	Availl, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Software product revenues	$6,096,045	$1,151,056			$7,247,101
Maintenance and support (net of deferred revenue)	582,570	151,302			733,872
Total revenues	6,678,615	1,302,358			7,980,973

Operating expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	279,964	—			279,964
Selling, general and administrative	3,986,047	1,134,948			5,120,995
Research and development	869,155	—			869,155
Depreciation and amortization	98,071	7,440			105,511
Total operating expenses	5,233,237	1,142,388			6,375,625
Income (loss) from operations	1,445,378	159,970			1,605,348

Interest and other income	11,307	639			11,946
Interest expense	—	—	(645,000	)(1)	(645,000)
Income (loss) before income taxes	1,456,685	160,609	(645,000)		1,079,794

Total income tax provision (benefit)	9,981	67,412			77,393

Net income (loss)	$1,446,704	$93,197	(645,000)		894,901

Net income (loss) per common share - basic	$0.10				$0.06
Net income (loss) per common share -assuming dilution	$0.09				$0.06
Weighted average shares outstanding - basic	13,778,989		716,846	(2)	14,495,835
Weighted average shares outstanding - diluted	15,442,524		716,846	(2)	16,159,370

(1)  Interest expense on the term loan which would have been for $7,000,000 (at 8.75% interest rate) plus interest income lost on the additional $650,000 cash (at 5% interest rate) used in the acquisition.

(2)  Shares issued to satisfy the $2,000.000 portion of the purchase paid in common stock of GlobalSCAPE, Inc.

selected financial data

The selected financial data presented below for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 are derived from our audited financial statements.  The Statement of Operations data for the nine months ended September 30, 2006 is not necessarily indicative of results for a full year.  The consolidated financial data for each of the nine months ended September 30, 2005 and 2006 are derived from our unaudited financial statement and, in the opinion of management, include all adjustments (all of which are of a normal and reoccurring nature) that are necessary for a fair presentation.

Statement of Operations Data:

	Years ended December 31,					Nine Mos. Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
Revenues:
Software product revenues	$5,242,760	$5,186,824	$4,734,105	$4,713,191	$6,096,045	$4,480,679	$6,330,830
Maintenance and support (net of deferred revenue)	16,388	82,679	113,014	217,469	582,570	484,763	1,132,656
Advertising revenues	38,540	—	—	—	—
Total revenues	5,297,688	5,269,503	4,847,119	4,930,660	6,678,618	4,965,442	7,463,486
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	323,309	353,918	532,910	371,242	279,964	226,086	372,565
Selling, general and administrative	3,551,498	3,580,361	3,613,759	3,456,598	3,986,047	2,973,385	3,879,460
Research and development	1,176,714	848,212	945,395	727,423	869,155	614,756	799,168
Depreciation and amortization	546,017	544,063	390,154	171,834	98,071	76,129	69,726
Settlement with ATSI Comm. Inc.	—	392,905	—	—	—
Total operating expenses	5,597,538	5,719,459	5,482,218	4,727,097	5,233,237	3,890,356	5,120,919
Income (loss) from operations	(299,850)	(449,956)	(635,099)	203,563	1,445,378	1,075,086	2,342,567
Interest expense, net	4,420	11,783	(5,016)	(1,651)	(620)	(620)	—
Interest income	—	—	—	—	10,685	3,552	58,342
Gain (loss) on sale of assets	—	—	(1,486)	—	1,242	958	619
Other expense	—	—	—	—	—	—	(295)
Income (loss) before provision for income taxes	(295,430)	(438,173)	(641,601)	201,912	1,456,685	3,890	58,666
Total income tax provision (benefit)	(38,295)	175,202	1,400	1,489	9,981	1,065	814,162
Net income (loss)	($257,135)	($613,375)	($643,001)	200,423	1,446,704	1,077,911	157,072
Net income (loss) per common share - basic	($0.02)	($0.05)	($0.05)	$0.01	$0.10	$0.08	$0.11
Net income (loss) per common share -assuming dilution	($0.02)	($0.05)	($0.05)	$0.01	$0.09	$0.07	$0.10
Balance Sheet Data:

	December 31,					September 30,
	2001	2002	2003	2004	2005	2005	2006

Cash and cash equivalents	$134,537	$480,609	$342,433	$572,959	$2,029,473	$1,384,207	$1,345,971
Working capital	498,134	368,567	19,203	341,749	1,741,354	1,412,653	(898,628)
Total assets	2,009,806	1,412,042	918,278	971,857	2,901,671	2,231,163	13,221,633
Long term debt including capital lease obligations, less current portion	77,080	15,477	—	—	—	—	3,341,745
Cash dividends per common share	$—	$—	$—	$—	$—	$—	$—

Management’s Discussion and Analysis of Financial Condition and

Results of Operation

Overview

GlobalSCAPE develops and distributes secure file management software for individuals and business users to safely send data over the internet.  Our file management products guarantee the privacy of critical information such as financial data, medical records, customer files and other similar documents.  In addition, these products ensure compliance with government regulations relating to the protection of information while allowing users to reduce IT costs, increase efficiency, track and audit transaction and automate processes.  With the recent acquisition of Availl, we now also develop and distribute Wide-Area File System (WAFS) collaboration and Continuous Data Protection (CDP) products.  These products provide data replication, acceleration of file transfer, sharing/collaboration and continuous data backup and recovery to our customers.  With these additional capabilities,  GlobalSCAPE believes that it is uniquely positioned to provide comprehensive, secure transfer, sharing, and replication of files that need to be transmitted inside the user’s firewall to distributed offices, or outside the user’s firewall to business and trading partners.

The following is a brief description of our products:

•                                          File Management Products – Our File Management products are best known for the “CuteFTP” product line. They primarily consist of products that help users securely move and copy files on the internet. A substantial portion of our revenues are derived from licensing our File Management products. Some of our products encrypt the transfers for security using technology similar to a Web browser. The products consist of three product categories; client, server and compression transfer. Our File Management product line includes CuteFTP Home, Cute FTP Professional, SecureFTP Server, and Enhanced File Transfer.

•                                          Wide-Area File System (WAFS) Products – Our WAFS products provide a file sharing and collaboration solution over multiple sites.  By keeping all data updated on each location’s file server, each site has instant access to the very latest version.  Our WAFS products help ensure that no one can ever open an old file version without user conflicts. Changes made to data on any server are mirrored on all other servers.

•                                          Continuous Data Protection (CDP) Products – Our CDP products consolidate remote backup for file servers.  As files change, the servers backup in real time to the customer’s backup site which can be at the same or a remote location ..   The backup server can keep any number of past versions of each file (and deleted files) which gives the customer instant restore, as well as the ability to perform point-in-time snapshots.

Our strategy is to continue enhancing our file transfer products to meet the demands of both individual and enterprise users, while improving the security features of our current product line, and to expand into growing markets through the acquisition of compatible companies and products.  We acquired Availl, a leading provider of Wide-Area File System (WAFS) collaboration and continuous data protection (CDP) products as part of this strategy.  This acquisition expands our technology base into data replication, acceleration of file transfer, sharing/collaboration and continuous data backup and recovery.  These new products give us entry into two large and rapidly growing markets.

We believe that our continued growth will come not only through the further development of our SecureFTP Server and Enhanced File Transfer products and the growing demand for file security when transferring information across the internet, but also though the aggressive exploitation of these two new market areas.  Based upon estimates by Gartner, Inc., and other consulting groups in our markets, we believe that the WAN optimization/WAFS market is currently $300 million annually and growing at 20% - 30% per year, and the CDP market is of similar size but in the early stages of adoption and growing rapidly.  In addition, we believe that the WAFS and CDP products are highly complementary to our traditional Secure File Transfer products facilitating cross sales and new customer penetration.

Liquidity and Capital Resources

Our capital requirements are driven principally by our need to enhance our existing products and to develop or acquire new products.  The amount of our expenditures has a direct impact on our ability to offer enhanced and new products to our customers.  We rely heavily on cash flows from operations and these cash flows, prior to 2006, were significantly dependent upon sales of CuteFTP Home and CuteFTP Professional, which accounted for 56%and 33% of our revenues in the nine months ended September 30, 2005 and 2006, respectively.  The sales of these products have remained relatively flat over the prior two years while becoming an increasingly smaller portion of our total revenue.  Much of the percentage decline of revenues from the sale of these two products was caused by significant increases in the sales of other products in the first nine months of 2006, namely, SecureFTP Server and Enhanced File Transfer, which collectively accounted for 38% and 63% of our revenues in the nine months ended September 30, 2005 and 2006, respectively.  Revenues in total increased 51% when comparing the third quarter of 2006 to the same period in 2005 and 50% when comparing the first nine months of 2006 with the same period of 2005.   On a pro forma basis, when including the results of operations of Availl for the entire third quarter, GlobalSCAPE’s historical revenues for the three months ended 2006 would have increased by approximately 92% over the same period of 2005.

Our principal sources of capital are cash on hand and cash flow from operations.  To the extent that sales decline, our cash flow from operations will also decline.  If sales decline or our liquidity otherwise requires, management may substantially reduce personnel and personnel-related costs, reduce or substantially eliminate capital expenditures and/or reduce or substantially eliminate research and development expenditures.  We also have $750,000 of availability under our revolving line of credit and, if necessary, we may also sell equity securities or enter into other credit arrangements in order to finance future acquisitions or licensing activities.

Net cash provided (used) by operating activities was ($105,548), $384,314 and $1,549,636 in 2003, 2004 and 2005, respectively.  Net cash used in operating activities in 2003 was primarily the result of the net loss for the period offset somewhat by depreciation and amortization charges for the period.  In 2004, net cash provided resulted from an increase in net income primarily as a result of increased revenues, adjustments related to depreciation and amortization as well as decreased accounts receivable.  Net cash provided by operating activities in 2005 was primarily due to an increase in net income primarily as a result of increased revenues, offset by an increase in accounts receivable, accrued liabilities and deferred revenue and a decrease in accounts payable.

Net cash used in investing activities for 2003, 2004 and 2005 was $73,207, $42,250, and $102,062 respectively.  In 2003, 2004 and 2005, we capitalized the purchase of $73,027, $42,250 and $103,304 in equipment and software, respectively.

Net cash provided (used) in financing activities during 2003, 2004 and 2005 was $40,399, ($111,538) and $8,940, respectively.  In 2003, we made principal payments of $61,317 on capital lease obligations and borrowed $100,000 under our line of credit and received $1,716 for the exercise of stock options.  In 2004, we made principal payments on notes payable of $100,000 and made principal payments of $15,294 on capital lease obligations and received $3,756 for the exercise of stock options.  In 2005, we received $8,940 for the exercise of stock options.  We did not enter into any new capital leases in 2004 or 2005.

Net cash provided by operating activities was $892,323 in the nine months ended September 30, 2005 as compared to $1,996,608 for the nine months ended September 30, 2006.  Cash provided by operations for the nine months ended September 30, 2006, was primarily the result of net income, increases in deferred revenue, federal income tax payable, stock-based compensation, and accounts payable, and offset by a significant increase in accounts receivable largely related to the Availl acquisition.

Net cash used in investing activities for the nine months ended September 30, 2005 and 2006 was $88,035 and $7,709,079, respectively.  In 2005, the cash used in investing activity was primarily for the purchase of computer equipment, software, and lease hold improvements, while in 2006, the unusually large amount of cash used in investing activities was a result of the Availl acquisition.

Net cash provided by financing activities during the nine months ended September 30, 2005 and 2006 were $6,960 and $5,028,969, respectively.  The increase in cash provided from financing activities in 2005 was from issuance of stock from exercised options, while the Availl acquisition significantly inflated the same category in 2006.

As of September 30, 2006, we had $1,345,971 in cash and cash equivalents, total current assets of $3,214,376 and current liabilities of $4,041,311, resulting in a working capital deficit of ($826,935).  The primary components of our current liabilities at September 30, 2006 were  $1,666,667 representing the current portion of the term loan we incurred in connection with the Availl acquisition and $1,302,336 of deferred revenues which will be recognized over the remaining term (one to twelve months) of the maintenance and support contracts.  Besides the term loan, at September 30, 2006, our principal commitments consisted of obligations outstanding under operating leases, sales bonuses, royalty agreements with third parties, federal income tax and trade accounts payable.  We plan to continue to expend significant resources on product development in future periods and may also use our cash to acquire or license technology, products or businesses related to our current business. The facilities that we currently occupy areexpected to be sufficient for our growth over the next twelve months.

In order to finance the cash portion of the purchase price in the merger with Availl, GlobalSCAPE entered into a Loan and Security Agreement dated September 22, 2006 with Silicon Valley Bank.  The Loan Agreement provides for a $5.0 million term loan and a $750,000 revolving credit facility.  The term loan bears interest at 1.25% above the bank’s prime rate and matures on September 22, 2009.  Interest and principal are payable in 36 equal monthly installments on the first day of each calendar month beginning October 1, 2006.  The term loan may be prepaid at anytime. We borrowed $5.0 million pursuant to the term loan on September 22, 2006 and repaid $3.2 million on January 10, 2007.  The entire amount of the revolving credit facility remains available.  Borrowings under the revolving credit facility bear interest at 1.00% above the Bank’s prime rate and mature on September 22, 2008.  Interest payments are due on the first day of each calendar month.

The term loan and the revolving credit facility are secured by substantially all of the assets of GlobalSCAPE and its subsidiaries including Availl.  The Loan Agreement contains customary covenants including covenants relating to maintaining legal existence and good standing, complying with applicable laws, delivery of financial statements, maintenance of inventory, payment of taxes, maintaining insurance, and protection of intellectual property rights.  GlobalSCAPE and its subsidiaries are also prohibited from selling any of their assets other than in the ordinary course of business, acquiring any other entities, changing the types of business they are engaged in, incurring indebtedness other than that permitted by the Loan Agreement, incurring any liens on their assets other than those permitted by the Loan Agreement, making certain investments or paying any dividends on, or acquiring, any shares of their capital stock.  The Loan Agreement contains two financial covenants.  GlobalSCAPE and its subsidiaries must maintain:

•                                          a ratio of (A) EBITDA less the sum of (i) cash taxes paid and (ii) non-financed capital expenditures, to (B) the sum of (i) principal plus (ii) interest paid to Bank, of at least 1.5 to 1.00; and

•                                          a ratio of total funded debt to EBITDA of not more than 2.00 to 1.00.

The loan agreement also contains customary events of default including the failure to make payments of principal and interests, the breach of principal and interests, the breach of any covenants, the occurrence of a material adverse change, certain bankruptcy and insolvency events, the breach of other agreements creating indebtedness of $50,000 or more and the entry of a judgment of $50,000 or more against GlobalSCAPE or any of its subsidiaries.

Contractual Obligations

The following table sets forth the future minimum payments required under contractual commitments at December 31, 2006:

	Payments Due by Fiscal Year
	2007	2008	2009	Thereafter	Total
Contractual
Obligations
Operating Lease	$281,472	$190,062	$81,667		$553,201
Equipment Leases	4,350	1,743	—		6,093
Term Note	1,504,915	-0-	-0-		1,504,915
Total Cash Obligations	$1,790,737	$191,805	$81,667		$2,064,209

Critical Accounting Policies

Use of Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon the Company’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the Unites States.  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities.  On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, allowance for doubtful accounts receivable, long-lived and intangible assets, income taxes and contingencies.  Management bases its estimates on historical experience, observable trends, and various other assumptions that are believed to be reasonable under the circumstances.  Management uses this information to make judgments about the carrying values of assets and liabilities that are not readily apparent form other sources.  Actual results may differ from the estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its financial statements.

Revenue Recognition

Our revenue is generated primarily by licensing our software products and providing support for those products.  Revenues are comprised of the gross selling price of the software, including shipping charges and the earned portion of support and maintenance agreements.  In periods where we had revenue from advertising, we recognized the net proceeds received from advertisers as revenue.  The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.

Revenues from the sale of software products are recognized and completely earned upon shipment or electronic delivery of the product provided that persuasive evidence of an arrangement exists, collection is probable, payment terms are fixed and determinable and no significant obligations remain.  The majority of our sales are delivered electronically via email.

We also sell technical support and maintenance agreements (post contract customer support “PCS”), which are sometimes bundled with the software.  When vendor specific objective evidence ("VSOE") of fair value exists for all elements in a multiple element arrangement, revenue is allocated to each element based on the relative fair value of each of the elements.  VSOE of fair value is established by the price charged when the same element is sold separately.  In a multiple element arrangement whereby VSOE of fair value of all undelivered elements exists but VSOE of fair value does not exist for one or more delivered elements, revenue is recognized using the residual method.  Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue, assuming collection is probable.  Revenue allocated to PCS is recognized ratably over the contractual term, typically one year.  We sometimes sell installation and training services with our PureCMS and EFT products.  Revenue for installation and training is recognized when performed.

The Company began selling technical support and maintenance services for some of its software products in 2001.  Deferred revenue grew to a balance of approximately $142,000 at December 31, 2002 and remained relatively flat, ending 2003 with a balance of approximately $140,000.  Sales of these agreements grew in 2004 and 2005 with higher priced support and maintenance for our enterprise class software products and our efforts to renew agreements upon their expiration.  Growth in the sales of maintenance and support agreements may result in the deferred recognition of a significant amount of revenue in future periods.

Allowance for Doubtful Accounts

We provide credit, in the normal course of business, to a number of companies and perform ongoing evaluations of our credit risk.  We require no collateral from our customers and we estimate the allowance for uncollectible accounts based on our historical experience and current credit evaluations.  No single customer accounted for more than 2% of net revenues in 2003 or 2004.  In 2005, we had one customer that accounted for approximately 2.7% of net revenues. One customer accounted for 3.6% of revenues in the first nine months of 2005. In the first nine months of 2006, no single customer individually accounted for more than 2% of net revenues.

Valuation of Long-Lived and Intangible Assets

The Company assesses the impairment of long-lived and intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  Factors considered important which could trigger an impairment review included the following:  significant underperformance relative to historical or projected future cash flows; significant changes in the manner of use of the assets or the strategy for the overall business; and significant negative industry trends.  When management determines that the carrying value of long-lived and intangible assets may not be recoverable, impairment is measured based on the excess of the assets’ carrying value over the estimated fair value.  No impairment was recognized in 2003, 2004 or 2005 or the first nine months of 2006.

Stock-Based Compensation

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No.123R) requiring that compensation cost relating to share-based payment transactions be recognized in the financial statements. The cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity award). Prior to January 1, 2006, we accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and related interpretations. We also followed the disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. We adopted SFAS No. 123R using the modified prospective method and, accordingly, financial statement amounts for prior periods presented in this Form 10-Q have not been restated to reflect the fair value method of recognizing compensation cost relating to stock options.

Research and Development

Research and development expenses include all direct costs, primarily salaries for personnel and expenditures with external development sources, related to the development of new products and significant enhancements to existing products and are expensed as incurred until such time as technological feasibility is achieved.  For the years 2003, 2004 and 2005, we spent approximately $945,000, $728,000 and $870,000 respectively, on research and development. For the nine months ended September 30, 2005 and 2006, we spent $614,756 and $799,168, respectively, on research and development.   No research and development expenses were capitalized in 2003, 2004 or 2005 and all previously capitalized research and development expenses were fully amortized at December 31, 2002.

Income Taxes

GlobalSCAPE accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.  The liability method provides that the deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes, as measured by the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are carried on the balance sheet with the presumption that they will be realizable in future periods when pre-tax income is generated.  Predicting the ability to realize these assets in future periods requires a great deal of judgment by management.  Although we have generated pre-tax income in previous years, unusual or infrequently occurring transactions resulted in pre-tax losses in  2001 and 2002 (compensation charges in 2001 and the settlement with ATSI and termination of CEO in 2002). GlobalSCAPE recorded a deferred tax asset at September 30, 2006 of $63,932 based on its taxable income for the quarter.

Statement of Financial Accounting Standards (SFAS) No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  After consideration of all of the evidence, both positive and negative, management determined that a $540,350 valuation allowance at December 31, 2003 and $484,853 valuation allowance at December 31, 2004, was necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. No allowance was considered necessary at December 31, 2005 and at

September 30, 2006.  The change in the valuation allowance for 2005 was a net decrease of $484,853. During the nine months ended September 30, 2006,  the deferred tax asset was increased by $11,949.

Comparison of the Nine Months ended September 30, 2005 and 2006

	2005	2006	$ Change	% Change
Software product revenues(1)	$4,965,442	$7,463,486	$2,498,044	50%
Cost of revenues	226,086	372,565	146,479	65%
Selling, general and administrative expenses	2,973,385	3,879,460	991,861	30%
Research and development expenses	614,756	799,168	184,412	30%
Depreciation and amortization	76,129	69,726	(6,403)	-8%
Total operating expense	3,890,356	5,120,919	1,316,572	32%
Income (loss) from operations	1,075,086	2,342,567	1,267,481	118%
Other Income (expense)	3,890	58,666	54,776	1,408%
Income tax expense	(1,065)	(814,162)	(813,097)	8,659%
Net Income	$1,077,911	$1,587,072	$494,633	47%

(1)          On a pro forma basis, when including the results of operations of Availl for the entire nine-month period ended September 30, 2006, total revenues would have been approximately $9,262,000, an increase of approximately 87% over GlobalSCAPE’s historical revenues for the same period of 2005.

Revenue.  For the nine months ended September 30, 2005 and 2006, total revenues increased $2,498,044 or approximately 50% from $4,965,442 to $7,463,486 largely due to the increase in revenues from SecureFTP Server and Enhanced File Transfer which continues to gain acceptance in the market, especially with large companies. Revenues from CuteFTP Home and CuteFTP Professional declined by 13% as compared to the nine months ended September 30, 2005 due to the trend of including FTP capabilities in other applications thus reducing the need for standalone FTP software. CuteFTP Home and CuteFTP Professional accounted for approximately 56% and 33% of total revenues for the nine months ended September 30, 2005 and 2006 respectively. SecureFTP Server and Enhanced File Transfer accounted for approximately 38% and 63% of total revenues for the nine months ended September 30, 2005 and 2006 respectively.

The following table reflects revenue by product including the related maintenance and support for each product

	Revenue for
	Nine months ending September 30,
Product	2005		2006
Enhanced File Transfer	$765,946	15.4%	$2,849,088	38.3%
CuteFTP Professional	1,884,392	38.0%	1,688,022	22.6%
CuteFTP Home	904,806	18.2%	749,754	10.0%
SecureFTP Server	1,120,034	22.6%	1,869,512	25.0%
All Others	423,279	8.5%	686,113	9.2%
Deferred Revenue adjustment	(133,015)	-2.7%	(379,001)	-5.0%
Total Operating Revenues	$4,965,442	100.0%	$7,463,486	100.0%
Gross maintenance and support included above before recognition of the net adjustment to defer revenue	$1,437,650	28.9%	$1,511,657	20.1%

Maintenance and support revenue continues to increase as revenues from sales of our enterprise products, SecureFTP Server and Enhanced File Transfer, continue to grow. Maintenance and support pricing is reflective of the license cost of the products and the additional support it takes to maintain and support the products and customers. With higher maintenance and support revenues, there will be additional deferred revenue to be recognized as we earn the revenue over the life of the maintenance and support agreement.

Cost of Revenues.  Cost of revenues consists primarily of production, packaging and shipping costs for boxed copies of software products as well as a portion of our bandwidth costs, certain licensing expenses and royalties.  Cost of revenues increased $146,479 or 65% between periods from $226,086 for the nine months ended September 30, 2005 to $372,565 for the nine months ended September 30, 2006 as a result of higher royalty payments on increased sales of Cascade Server, an enterprise web content management solution.  Royalties that the Company pays on software products licensed from third parties, which it resells, are expensed as a cost of sale when the software product is sold or earlier if the recoverability of any prepaid royalties is in doubt.  The Company has distribution agreements with Hannon Hill Corp., Trellix Corp., Perseus Development Corp., Beehive Software, Inc., Visicom Media, Inc., and Xnet Communications GmbH.  The GlobalSCAPE software products associated with each of the companies are Cascade Server (formerly PublishXML), CuteSITE Builder, Web Survey, Mac FTP, CuteHTML Pro, and Mac FTP Pro, respectively.  GlobalSCAPE’s agreement with Hannon Hill Corp. accounted for a large portion of the increase in royalty expense during the nine months ended September 30, 2006 due to the increase in sales of product and maintenance and support during the nine months for Cascade Server (formally PublishXML). We expect the cost of revenues to increase as sales of Hannon Hill products increase and decline when or if the sales decrease.

Selling, General and Administrative.  Selling, general and administrative expenses consist primarily of personnel and related expenses, marketing, customer support, rents, bad debt and professional fees.  For the nine months ended September 30, 2005 and 2006, selling, general and administrative expenses were $2,973,385 and $3,879,460, respectively, an increase of approximately 30%. Salaries increased $277,264 or 20% as we have hired new employees in connection with our growth over the prior year, and commissions and bonuses have increased 62% or $313,295, based on the increase in revenues.As required by FAS123R, we expensed $204,935 in the nine months ended September 30, 2006 for stock based compensation related to the granting of stock options to employees.

Research and Development.  Research and development expenses increased $184,412 or 30% between periods, from $614,756 to $799,168.  The increase was due largely to additional expenditures for external development resources and hiring of additional personnel to meet the release deadlines for products.

Depreciation and Amortization.  Depreciation and amortization expense consists of depreciation expense related to our fixed assets, amortization of the trademark associated with our purchase of CuteFTP and in prior periods, amortization of capitalized development costs. Depreciation and amortization expense decreased from $76,129 to $69,726, a decline of approximately 8%.  This decrease was due primarily to a reduction in depreciation expense as fixed assets come to the end of their depreciable life as well as a slowdown in additions to fixed assets in current periods relative to prior periods.

Other Income, Expense.  For the nine months ended September 30, 2005 and 2006, interest expense decreased from $620 to $0, respectively.  The majority of interest expense incurred during 2005 was related to financing of insurance premiums. We earned $3,552 and $58,666 in interest during the nine months ended September 30, 2005 and 2006, respectively, from investing our excess cash.

Income Taxes.  The provision for federal income taxes for the nine months ended September 30, 2005 and 2006 was $1,065 and $814,162, respectively.  The increase in federal income taxes versus last year is the result of increased revenue and resulting income upon which tax is due, plus the absence of prior year’s operating losses which were used in 2005 to substantially reduce the federal taxes in that year.

Net Income.  GlobalSCAPE recorded net income of $1,077,911 and $1,587,072 for the nine months ended September 30, 2005 and 2006, respectively. This was an increase of $494,633 period to period in net income. The net income was largely a result of the acceptance of our SecureFTP Server and Enhanced File Transfer products over the last year, resulting in higher revenues, while controlling expenses.

Comparison of Year Ended December 31, 2005 to Year Ended December 31, 2004

	2005	2004	$ Change	% Change
Software product revenues	$6,678,615	$4,930,660	$1,747,955	36%
Cost of revenues	279,964	371,242	(91,278)	25%
Selling, general and administrative expenses	3,986,047	3.456,598	529,449	16%
Research and development expenses	869,155	727,423	146,732	19%
Depreciation and amortization	98,071	171,834	73,763	43%
Total operating expense	5,233,237	4,727,097	506,140	11%
Income (loss) from operations	1,445,378	203,563	1,241,815	610%
Other Income (expense)	11,307	(1,651)	12,958	785%
Income tax expense	9,981	1,489	8,492	570%
Net Income	$1,446,704	$200,423	$1,246,281	622%

Revenue.  We derive our revenues primarily from software sales.  Revenue is comprised of the gross selling price of software, including shipping charges and the earned portion of support and maintenance agreements.  Revenues increased approximately 36% from 2004 to 2005, from $4,930,660 in 2004 to $6,678,615 in 2005.  Unit volume decreased with approximately 170,000 licenses sold in 2004 versus 124,000 sold in 2005.  The decrease in unit volumes was offset by an increase in the average selling price of our products from $39.66 in 2004 to $58.87 in 2005 as a result of increased sales of our enhanced file transfer offerings.  The increase in revenues was up quarter over quarter in 2005 compared to the same quarters in 2004.  We believe the economic uncertainty in the first three quarters of 2004 contributed to those periods’ poor performance along with the turnover in our sales force.  Our fourth quarter revenues in 2004 increased approximately 11% over the same quarter in 2003 and approximately 43% in the fourth quarter 2005 over 2004.

In 2004 and 2005, approximately 69% and 51%, respectively, of our revenues were generated from sales of CuteFTP and CuteFTP Pro.  Combined sales of these products increased approximately 1% in revenue year over year. Sales of CuteFTP declined approximately 22% while sales of CuteFTP Pro increased approximately 18%. Those changes were the result of the continuing maturity of CuteFTP and the increasing demand by business users of CuteFTP Pro. CuteFTP Pro has more features and is designed for business use, whereas CuteFTP is for home use only. Users are moving to CuteFTP Pro for the advanced features and security levels. Our reliance on these products may negatively impact future results from operations if we are unable to maintain revenues from these products or successfully introduce new product offerings.  The relatively flat sales performance of CuteFTP and CuteFTP Pro was offset by an increase in sales of our Secure Server and Enhanced File Transfer products.  Sales of these products grew from 14% of our revenues in 2004 to 44% in 2005.  This increase was the result of the needs of businesses to transfer files in a secure fashion using business or enterprise level software. In addition, because of the more complex nature of these products, purchasers require increased maintenance and support.  As a result, our maintenance and support revenues increased by 168% from 2004 to 2005 from $217,469 in 2004 to $582,570, net of deferred revenue. Our maintenance and support revenues are generally recognized over the life of the agreement.

The following table reflects revenue by product including the related maintenance and support for each product:

	Revenue for Year Ended
	December 31,
Product	2005		2004
Enhanced File Transfer	$1,407,792	21%	$18,865	* %
CuteFTP Professional	2,285,416	33%	1,943,692	39%
CuteFTP Home	1,130,357	16%	1,452,476	30%
SecureFTP Server	1,503,530	22%	667,926	14%
All Others	733,981	11%	868,489	18%
Deferred Revenue adjustment	(228,028)	3%	(40,789)	(1%)
	$6,833,048	100%	$4,930,659	100%
Gross maintenance and support included above before recognition of the net adjustment to defer revenue	$961,471		$396,302

*                    Less than 1%

Cost of Revenues.  Cost of revenues consists primarily of royalties, a portion of our bandwidth costs as well as production, packaging and shipping costs for boxed copies of software products.  Cost of revenues decreased by approximately 25% between periods from $371,242 in 2004 to $279,964 in 2005 due to a decrease in royalty expenses related to our software distribution agreements with third parties.  Royalties that we pay on software products licensed from third parties, which we resell, are expensed as a cost of sales when the software product is sold or earlier if the recoverability of any prepaid royalties is in doubt.  We expect the cost of revenues to remain consistent both as a percentage of sales and in gross terms in 2006 when compared to 2005.

Selling, General and Administrative.  Selling, general and administrative expenses consist primarily of personnel and related expenses, marketing, customer support, professional fees, rent, bad debt and credit card transaction fees.  Selling, general and administrative expenses increased by approximately 16%  from $3,456,598 in 2004 to $3,986,047 in 2005. The number of persons employed by GlobalSCAPE was reduced from 45 to 36 in February 2004.  As of March 1, 2006 the number of employees was 41.

Research and Development.  Research and development expenses increased by approximately 19% from $727,000 in 2004 to $870,000 in 2005. Included in the research and development expenses, external development costs increased approximately 48% from 2004 to 2005.  External development was increased in order to maintain the scheduled releases of CuteFTP, CuteFTP Pro, Secure FTP Server, and EFT.

Depreciation and Amortization.  Depreciation and amortization expense consists of depreciation expense related to our fixed assets and the amortization of the trademark associated with our purchase of CuteFTP in 1998.  Depreciation and amortization expense declined by $73,763 or approximately 43% year over year.  This decrease was due primarily to a reduction in amortization expense.  The purchase of CuteFTP was fully amortized as of September 20, 2003.  In addition, depreciation expense has declined due to a slowdown in additions to fixed assets in current periods relative to prior periods.

Other Income (Expense), Net.  In 2004, we had interest expense of $1,651 related primarily to an advance on our line of credit and financing of insurance premiums.  In 2005, we had interest expense of $620 related primarily to the financing of insurance premiums.  During 2005, we had interest income of $10,685 as a result of interest earned on excess cash balances.  During 2005, we had a gain of $1,242 on the sale of fully depreciated fixed assets.

Income Taxes.  The provision for state income taxes in 2004 was $1,489 and there was no provision for federal income taxes in 2004.  GlobalSCAPE’s effective income tax rate was  0.7% and differs from the federal rate primarily because of a change in the valuation allowance for deferred tax assets.  The provision for state income taxes in 2005 was $1,065 and the provision for federal income taxes was $8,916 in 2005.  GlobalSCAPE’s effective income tax rate is .7% and differs from the federal rate primarily because of a change in the valuation allowance for deferred tax assets.   The Company utilized net operating loss carryforwards in 2004 to eliminate its Federal income tax expense and utilized the remaining net operating loss carryforwards in 2005 to substantially reduce its Federal income tax expense.

Net Income.  In 2004, net income was primarily the result of a slight increase in revenue, a decrease in the cost of revenues, SG&A, research and development and depreciation costs.  Significant effort was put in to controlling expenses in 2004, including the layoff of 9 employees.  In 2005, net income was primarily the result of the introduction of our Enhanced File Transfer product and the features added to our Secure FTP Server product, resulting in an increase in revenue, while we continued to control expenses.

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003

	2004	2003	$ Change	% Change
Software product revenues	$4,930,660	$4,847,119	$83,541	2%
Cost of revenues	371,242	532,910	(161,668)	(30%)
Selling, general and administrative expenses	3,456,598	3,613,759	(157,161)	(4%)
Research and development expenses	727,423	945,395	(217,972)	(23%)
Depreciation and amortization	171,834	390,154	218,320	(56%)
Total operating expense	4,727,097	5,482,218	(755,121)	(14%)
Income (loss) from operations	203,563	(635,099)	838,662	132%
Other Income (expense)	(1,651)	(6,502)	4,851	75%
Income tax expense	1,489	1,400	89	6%
Net Income	$200,423	$(643,001)	$843,424	131%

Revenue.  We derive our revenues primarily from software sales.  Revenue is comprised of the gross selling price of software, including shipping charges and the earned portion of support and maintenance agreements.  Revenues increased approximately 2% from 2003 to 2004, from $4,847,119 in 2003 to $4,930,660 in 2004.  Unit volume was relatively flat with approximately 175,000 sold in 2003 versus 170,000 in 2004.  The increase in revenues was pronounced in the fourth quarter when compared to the same period in 2003.  We believe the economic uncertainty in the first three quarters of 2004 contributed to those periods’ poor performance along with the turnover in our sales force.  Our fourth quarter revenues increased approximately 11% over the same quarter in 2003.

In 2003 and 2004, approximately 75% and 69%, respectively, of our revenues were generated from sales of CuteFTP and CuteFTP Pro.  Combined sales of these products declined approximately 7% year over year as a result of the changing needs of individuals and business to transfer files on the internet.  Sales of CuteFTP declined approximately 36% while sales of CuteFTP Pro increased approximately 41%.  The shift in revenue from CuteFTP to CuteFTP Pro was due to additional features in CuteFTP Pro that businesses and individuals required to securely transfer files across the internet. Our reliance on these products may negatively impact future results from operations if we are unable to maintain revenues from these products or successfully introduce new product offerings. In November 2004, GlobalSCAPE introduced its Enhanced File Transfer product to meet the growing needs of businesses to comply with requirements of businesses to transfer sensitive information securely.

The following table reflects revenue by product including the related maintenance and support for each product:

	Revenue for Year Ended
	December 31,
Product	2004		2003
Enhanced File Transfer	$18,865	* %	$—	* %
CuteFTP Professional	1,943,692	39%	1,381,051	28%
CuteFTP Home	1,452,476	30%	2,262,644	47%
SecureFTP Server	667,926	14%	333,151	7%
All Others	868,489	18%	905,812	19%
Deferred Revenue adjustment	(40,789)	(1%)	(35,539)	(1%)
	$4,930,659	100%	$4,847,119	100%
Gross maintenance and support included above before recognition of the net adjustment to defer revenue	$396,302		$317,010

*                    Less than 1%

Cost of Revenues.  Cost of revenues consists primarily of royalties, a portion of our bandwidth costs as well as production, packaging and shipping costs for boxed copies of software products.  Cost of revenues decreased approximately 30% between periods from $532,910 in 2003 to $371,242 in 2004 due to a decrease in royalty expenses related to our software distribution agreements with third parties.  Royalties that the Company pays on software products licensed from third parties, which it resells, are expensed as a cost of sales when the software product is sold or earlier if the recoverability of any prepaid royalties is in doubt.  GlobalSCAPE no longer distributes the Protect IIS product and expensed prepaid royalties of approximately $15,000 in December 2003.  GlobalSCAPE’s agreement with Hannon Hill Corp. required a minimum royalty of $16,667 per month, as prepayment of royalties, for 12 months beginning in December 2002.  These payments were expensed as paid because the lower than expected sales of PureCMS raised doubt as to the realization of benefit from these prepayments.  The total amount expensed in 2003 relating to these prepayments was $183,337.

Selling, General and Administrative.  Selling, general and administrative expenses consist primarily of personnel and related expenses, marketing, customer support, professional fees, rent, bad debt and credit card transaction fees.  Selling, general and administrative expenses decreased approximately 4%  a year from $3,613,759 in 2003 to $3,456,598 in 2004 as a result of a decrease in the number of employees in 2004.  The number of persons employed by GlobalSCAPE was reduced from 45 to 36 in February 2004.

For comparative purposes, selling, general and administrative expenses for 2003 includes approximately $540,000 in advertising expenses, relating primarily to the launch of the PureCMS product, as compared to $205,000 in 2004.  Selling, general and administrative expenses also include approximately $134,900 in amortization of the CuteFTP trademark in 2003, when it was fully amortized.

Research and Development.  Research and development expenses decreased approximately 23% from $945,395 in 2003 to $727,423 due to a reduction in the number of employees in 2004 and related salaries, payroll taxes and benefits costs.  External development costs increased approximately 11% from 2003 to 2004.  External development was increased to offset the loss of internal labor due to the layoff in order to maintain the scheduled releases of CuteFTP, CuteFTP Pro, Secure FTP Server, PureCMS and EFT.

Depreciation and Amortization.  Depreciation and amortization expense consists of depreciation expense related to our fixed assets and the amortization of the trademark associated with our purchase of CuteFTP in 1998.  Depreciation and amortization expense declined $218,320 or approximately 56% year over year.  This decrease was due primarily to a reduction in amortization expense.  The purchase of CuteFTP was fully amortized as of September 2003.  In addition, depreciation expense has declined due to a slowdown in additions to fixed assets in current periods relative to prior periods.

Interest Expense, Net.  In 2003, we had interest expense of $5,016 related primarily to capital leases.  In 2004, we had interest expense of $1,651 related primarily to an advance on our line of credit and financing of insurance premiums.

Income Taxes.  The provision for state income taxes in 2003 was $1,400 and there was no provision for federal income taxes in 2003.  GlobalSCAPE’s effective income tax rate was negative 0.2% and differs from the federal rate primarily because of a change in the valuation allowance for deferred tax assets.  The provision for state income taxes in 2004 was $1,489 and there was no provision for federal income taxes in 2004.  GlobalSCAPE’s effective income tax rate is 0.7% and differs from the federal rate primarily because of a change in the valuation allowance for deferred tax assets.  The Company utilized its net operating loss carryforwards in 2004 to reduce its Federal income tax expense.

Net Income.  In 2003, the net loss was primarily the result of disappointing revenue performance in the first and fourth quarters exacerbated by the product launch expenses related to PureCMS.  In 2004, the net income was primarily the result of a slight increase in revenue, a decrease in the cost of revenues, SG&A, research and development and depreciation costs.  Significant effort was put in to controlling expenses in 2004, including the layoff of 9 employees.

Quantitative and Qualitative Disclosures About Market Risk

To date, we have not utilized derivative financial instruments or derivative commodity instruments.  We do not expect to employ these or other strategies to hedge market risk in the foreseeable future.  We may invest our cash in money market funds, which are subject to minimal credit and market risk.  We believe that the interest rate risk and other relevant market risks associated with these financial instruments are immaterial.

In 2005 approximately 33% of our revenues came from customers outside the United States.  All revenues are received in U.S. dollars so we have no exchange rate risk with regard to the sale.  However, as of July 1, 2003, the European Union (EU) enacted Value Added Taxes (VAT) on electronic purchases.  These taxes are charged to our non-business customers in the EU and, in our case, are remitted quarterly in pound sterling.  We expect that the impact of any currency translation involved in the remittance of VAT taxes will not be material to our business.

BUSINESS

We develop and distribute secure file management software for individuals and business users to safely send data over the internet and Wide-Area File System (WAFS) which overcomes the challenges of latency and bandwidth limitations for supporting branch offices and geographically distributed locations, and Continuous Data Protection (CDP) software allows enterprises to backup data across their LAN and WAN as changes are made.  Our file management products protect the privacy of and restrict access to critical information such as financial data, medical records, customer files and other similar documents.  In addition, these products ensure compliance with government regulations relating to the protection of information while allowing users to reduce IT costs, increase efficiency, track and audit transaction and automate processes.  Our WAFS and CDP products provide data replication, acceleration of file transfer, sharing/collaboration and continuous data backup and recovery to our customers.  We believe that we are uniquely positioned to provide comprehensive, secure transfer, sharing, and replication of files that need to be transmitted inside the user’s firewall to distributed branch offices, or outside the user’s firewall to business and trading partners.

We started in 1996 with the distribution of CuteFTP, a file transfer protocol client program, and have achieved significant success and popularity with this product.  We built on this success by steadily adding complementary products and believe we now have a reputation as a provider of easy-to use, affordable software for both individual and enterprise users.  Since 2000, we have focused on enhancing our portfolio of products to meet the increasing demand for data security, and for solutions that permit non-technical personnel to contribute content to their organizations’ Web sites.  Our software is used worldwide across a wide range of industries.  Through the end of 2005, we had sold approximately 1,300,000 software licenses and our customer base includes individual consumers, small to medium-sized businesses, as well as some of the largest corporations in the world.

Industry Background

The internet has become an integral part of operations for companies of all sizes, not only for e-commerce, but also as a means of managing information between central and remote locations and with employees, partners and suppliers.  Corporate information managers must protect business assets, ensure that policies and processes meet regulations governing the management of sensitive information, and ensure that the right people have access to the right information at the right time.  Global operations, diverse business partners and networks further emphasize the need for common standards to ensure compatibility, scalability and cost-effective integration.

Organizations that use the internet for data transfer are also faced with a daunting array of security access and security challenges stemming from various regulatory and business requirements for data privacy and confidentiality.  Regulatory and privacy requirements include legislation such as the Health Insurance Portability and Accountability Act (HIPAA), California Senate Bill (SB) 1386, and the Gramm-Leach-Bliley Act (GLBA) in the US, and the European Union’s Privacy Directive, some of which impose severe penalties for improper disclosure of confidential information.  Additionally, industry best-practices and self-imposed business requirements include intellectual property and trade secrets protection and controls regarding disclosure of proprietary information to minimize corporate risk from the devastating consequences of security breaches.  As corporate Web operations mature, we believe we will see an increasing demand for solutions to facilitate secure file transfers  on the internet and for solutions that streamline the management of Web content.

Products

Our current products include Windows®-based, Mac based, browser-based and server software applications.

FTP Client Programs

File transfer protocol, or FTP, is the language used for file transfers from computer to computer across the World Wide Web.  FTP is most commonly used to download a file from a server using the internet or to upload a file to a server.

CuteFTP.  CuteFTP is a “client-side” program, meaning that it permits a user to request a file from or send a file to an FTP server or host computer.  The user base for this program ranges from corporate MIS professionals who use it to transfer data between locations via the internet, to individual Web site operators who use it to upload their Web pages to their Web hosting provider.  CuteFTP simplifies use of file transfer protocol by hiding the technical processes behind a user-friendly, graphical interface, which allows users to “drag `n drop” files between computers.  It includes an automatic reconnection feature that resumes broken transfers, a transfer queue and a built in HTML editor that allows remote editing of Web pages.  CuteFTP has won several awards, including the CNet Editors’ Choice award, and has been favorably reviewed in leading online and print trade journals such as PC Magazine, WindowsNT, Yahoo Internet Life, CNet’s Download.com and Tucows, as being the most powerful, easy-to-use file transfer protocol program available.  We offer CuteFTP in German, French, Spanish, Japanese and Traditional and Simplified Chinese.  CuteFTP was first released in February 1995 by its original author, and was first distributed as a commercial product by GlobalSCAPE in April 1996.  In October 2003, GlobalSCAPE released CuteFTP Mac, our easy-to use FTP client for the Macintosh operating system.  CuteFTP Mac incorporates many of the popular features of CuteFTP for Windows, while adhering to Apple’s Aqua® interface and usability guidelines.

CuteFTP Pro.  CuteFTP Pro is a secure FTP client program designed for advanced users and information technology professionals.  CuteFTP Pro incorporates standards for encrypted transfers using Secure Socket Layer (SSL), HTTP, and SSH2, as well as advanced S/KEY password encryption.  It includes various features attractive to advanced users such as multi-part and concurrent file transfers to maximize transfer speed, scheduled file transfers, automated site backups and scripting ability for automating FTP tasks.  CuteFTP Pro has been favorably reviewed by leading online publications including CNet’s Download.com, ZDNet and PC Review.  CuteFTP Pro was released in March 2001 and CuteFTP MAC Pro was released in April 2004.

File Transfer Servers

FTP transfers require two software programs:  a client program to start a transfer and a server to accept the connection.  FTP servers are designed to provide businesses with increased security and speedier file transport when compared to e-mail.

Secure FTP Server.  Secure FTP Server complements CuteFTP Pro and other professional FTP clients by enabling encrypted transfers using Secure Socket Layer (SSL), Secure Shell (SSH2) and advanced S/KEY password encryption.  When used with CuteFTP Pro, Secure FTP Server offers a complete digital certificate management system, giving system administrators the ability to create, sign, import, export and add digital certificates, as well as kick off back-end processes.  The latter functionality can be used as a partial or total replacement for more complex enterprise-level electronic data interchange systems (EDI).  Additional features include full remote management capability, the ability to operate multiple FTP sites with unique directory structures from a single server and manage user accounts with advanced restriction settings for maximum security and control.  Secure FTP Server has been favorably reviewed by leading online publications including Server Watch and File Forum.  GlobalSCAPE Secure FTP Server was first released in January 2002.

Enhanced File Transfer Server.  Enhanced File Transfer Server is a hardened file server for enterprise-level solutions.  Building on Secure FTP Server with digital certificate management, Secure Socket Layer (SSL) and S/KEY password encryption, remote administration, multiple site hosting and management, and extensive automation with a full featured event rule library and Component Object Model (COM) extensions, Enhanced File Transfer Server adds repository encryption, additional protocol support, SSH security, data offload capabilities, and automated notification.  This product offers modules designed to be the solutions for our customer’s different needs.  Enhanced File Transfer Server was first released by GlobalSCAPE in November 2004.  The latest version, EFT Server 4 helps customers achieve regulatory compliance with legislation such as HIPAA, Sarbanes-Oxley and Gramm-Leach by providing security functionalities such as secure authentication, secure data transfers, secure storage and advanced encryption and signing. Enhanced File Transfer Server offers modules that can be added on to the product such as DMZ Gateway and Secure SMTP Gateway. DMZ Gateway, when combined with the EFT Server, adds a multi-layered security solution that allows implementing the highest levels of security for data storage and retrieval, authentication and firewall transversal. Using a two-way connection originating from the back-end (internal) EFT server, the DMZ Gateway acts as a communication proxy to process requests that replaces inherently insecure inbound connections from the DMZ to your network. GlobalSCAPE’s Secure SMTP Gateway transparently secures outbound emails by holding sensitive messages and sending an email notification to the recipient, who can then retrieve the message and any attachments over a secured HTTPS channel.

Wide Area File System (WAFS)

Our Wide Area File System (WAFS) product delivers a unified and accelerated file access system, instant file-sharing and server-to-server mirroring across any distance, with full file locking and file coherency and at local hard-drive access speeds.  WAFS delivers a true wide area file solution for any distance, and any number and complexity of files.  Continuous, real-time multi-directional acceleration and mirroring technology ensures that data exists in multiple places simultaneously and in complete synchronization, no matter where a change in any file is made.  The data mirrors among servers on the customer’s LAN or WAN in real time.  Our WAFS ensures bandwidth efficient WAN utilization; ensures that users have access to the most recent data and the off-line mode ensures continue data access in the event of WAN or Server outage.  Our WAFS software is easy to deploy and manage remotely.

Continuous Data Protection (CDP)

Our continuous backup software inexpensively delivers backup of changes as they occur.  Capturing and mirroring all changes at the byte level as they occur, minimizing network traffic and optimizing bandwidth and latency between remote/branch offices.  Our CDP product works on the LAN and across the WAN supporting any number of remote servers to one or more centrally located systems, over any connection protocol allowing for continuous data protection as any change in a file is made it is automatically mirrored to a secure, remote location.  Our CDP software provides for fast data recovery with minimal data loss.

Web Content Management

Content management generally refers to software that streamlines the process for managing information on a Web site or intranet.

PublishXML.  PublishXML is our Web content management solution.  PublishXML is designed to solve basic problems endemic to maintaining current information on a Web site such as bottlenecks in the IT department, lack of control and accountability, and miscommunication between content authors and Web developers.  GlobalSCAPE markets the product on its website and provides all leads to Hannon-Hill Corp.  Hannon-Hill acts as the sales agent for this product, and revenues from the sales are split based upon an agreement between the parties with all invoicing and collections being processed by GlobalSCAPE.  Using PublishXML, developed by Hannon-Hill, a company’s Web administrator may give non-technical personnel the ability to directly revise designated content.  For example, the marketing department could modify pricing, product descriptions and graphics while the human resources department updated its job postings, all without the involvement of technical personnel.  Access by non-technical personnel is limited, however, so that the Web site administrator’s ability to protect the overall infrastructure and design of the site is not compromised.  The program is browser-based with a Windows-like interface, so users can easily access and work on Web sites, eliminating the need for special training.  Changes are made to a copy of an organization’s Web site in a staging area and published to the live site only after group leaders or Web site administrators approve the content for publishing.  Additional features include WYSIWYG (what you see is what you get) editing, visual comparison of proposed changes to the live site, e-mail notification of changes and activity, site statistics, versioning and archiving.  PublishXML works with any Web site development tool including popular applications such as Front Page and Dreamweaver, and can be implemented without deconstructing (re-building) the existing Web site.  The program is scaled to meet the needs of small to medium-sized businesses, but can be used by large organizations for intranet or independent Web site management.  PublishXML was released in April 2004.

Internet Products

We offer a variety of software products which can be purchased and downloaded directly from our automated website.  These products include products that range in price from $19.99 to $249.00 for a single license.  Products for web page content management and design include CuteSITE Builder, CuteHTML, CuteHTML Pro and CuteMAP.  We also offer a file compression product, CuteZIP, and a product for conducting online surveys, Web Survey.

These products are easy to install and use, making them good products to attract users to our website.

Strategy

Our goal is to build upon our successful market position in FTP, WAFS and CDP, in order to provide business users with secure and efficient solutions for their growing file access and transfer needs.  We continue to enhance and develop high quality, affordable software that enables organizations and individuals to easily create, move and manage Web and file-based data in a secure, collaborative environment.  We have successfully established a brand in the market for internet software productivity tools with our file management products, CuteFTP and CuteFTP Pro.  We believe that our continued growth will come not only through the further development of our SecureFTP Server and Enhanced File Transfer products and the growing demand for file security when transferring information across the internet, but also through the aggressive exploitation of our WAFS and CDP products, which represent two high growth markets which are new markets for GlobalSCAPE.  Based upon estimates by Gartner, Inc., and other consulting groups in our markets, we believe that the WAN optimization/WAFS market is currently $300 million annually and growing at 20% - 30% per year, and the CDP market is of similar size but in the early stages of adoption and growing rapidly.  In addition, we believe that the WAFS and CDP products are highly complementary to our traditional Secure File Transfer products facilitating cross sales and new customer penetration.

GlobalSCAPE believes that our products represent a low cost solution for businesses for their access and secure file transfer requirements because we don’t require the purchase of a whole suite of products. Our Secure FTP Server, Enhanced File Transfer, WAFS and CDP products offer modules to form the solutions a business needs, and they only need to purchase what solves their particular needs. Maintenance and support agreements are purchased with most of our higher-end server products by businesses. We will also continue to market our content management solutions that help non-technical professionals manage their organization’s Web sites without reliance on information technology professionals.

Key elements of our strategy are:

Continue to enhance and develop security features of our products.  Corporate and individual users are increasingly concerned with security.  We have added the Enhanced File Transfer (EFT) enterprise solution to our product line for businesses to meet the needs of security issues when transferring files in and out of their servers across the internet.  We intend to continue to develop and add features throughout 2006 to meet the demand for file transfer security in EFT,

WAFS, CDP and our other well known FTP products, CuteFTP Home and CuteFTP Professional and Secure FTP Server.  We intend to make the EFT, Secure FTP Server and WAFS lines of business our main focus in 2007.

Pursue strategic product and acquisition opportunities.  In 2005, we added modules and further developed our Secure FTP Server and EFT products.  In September 2006, we acquired Availl which allowed us to add our WAFS and CDP products.  We will continue to look for opportunities to develop, acquire or add synergistic products or technologies that enhance the success of these products.

Continue sales of PublishXML.  We have invested considerable time and effort in the marketing of PublishXML, our content management product introduced in April 2004.  We continue to believe that the demand for Web content management solutions is strong.  We have released new versions of this product and continue to evaluate all aspects of our management of this product, including pricing, ease of installation and use, program functionality, and marketing and sales strategies.  We intend to continue to pursue sales and distribution of this product. In order to concentrate our efforts in this area on PublishXML, we discontinued the sale of PureCMS through our sales agreement with Hannon-Hill in 2005.

Continue to develop a more robust reseller channel.  During 2005 and 2006, we continued our emphasis on the development of our third party reseller channels by hiring sales people with reseller sales backgrounds and developing relationships with new resellers. In particular, we attempt to reach “value-added” resellers such as system design consultants.  We believe sales will be significantly enhanced if we are able to recruit numerous resellers who have existing relationships with prospective customers.

Develop our internal sales staff.  During 2005 and 2006, we continued the development of our internal direct sales force to better sell our more complex products, such as Enhanced File Transfer, Secure FTP Server, WAFS, CDP and PublishXML.  We intend to continue to develop our sales staff through further training and certification.

Continue to develop online marketing capabilities.  We believe we have significant expertise in driving online sales via online marketing activities, including product placement on third party sites such as search engines and referral sites, and electronic mail campaigns.  This type of sales activity is particularly well suited to certain of our lower priced products because of the lower cost of sale.  We intend to continue to leverage our established Web presence to drive online sales as well as supporting our direct and reseller sales efforts.

Sales and Marketing

We sell our software primarily via download from our Web site, www.globalscape.com.  Prospective buyers may use our software products free for a thirty-day evaluation period.  The programs are automatically disabled if a license is not purchased by the end of the trial period.  Our current products range in price from $19.95 to $25,000 per license.  Historically, the majority of our software sales have been made online using a credit card.  Our software is also available for download from a variety of independent internet software sites such as CNet’s Download.com, as well as sites in Western Europe, Canada, Australia, and Asia.  We distribute a limited number of copies on CD in Fry’s and Micro Center stores in the United States and through numerous international resellers.  We provide free customer support via a searchable knowledge base on our Web site and sell “live” support and maintenance packages.

Since 2003, we have increased our emphasis on developing our internal sales staff and reseller channels to capture those sales that require personal attention, such as sales of our more complex products and sales to larger enterprises. We require training, testing and professional development of our sales people to insure that they are capable of meeting the needs of our customers.

Seasonality

We believe our internet sales are subject to seasonal variations and we experience significantly less sales volume during national holidays and weekends when compared to normal business days.  In the fourth quarter of 2004, our sales revenues increased approximately 11% over the same period in 2003, as a result of new product releases and our sales force development although sales declined from November 2004 to December 2004.  Our fourth quarter revenues in 2005 increased approximately 43% over the same quarter in 2004.  The seasonality we have experienced seems to be lessening as we rely more on sales by our direct sales force, rather than our internet sales.  We expect that in future periods we may see weakness in the fourth quarter on internet sales when compared to the third quarter, due to the holiday season.

Network and Equipment

We have contracted with various network providers for internet access.  Our arrangements provide for redundancy in the event of a failure, and also for rapid expansion of available bandwidth in the event that there is a dramatic increase in demand.  To protect critical customer data, GlobalSCAPE’s secure server utilizes Secure Sockets Layer encryption.  We have dedicated servers on and off site and expansion plans in place to allow rapid and cost effective scalability.

Research and Development

Our internal software engineers are responsible for software design, managing the development process, testing and quality assurance.  We utilize offshore developers for a large portion of the coding phase of software development.  All phases of development, including scope approval, functional and implementation design, object modeling and programming, are subject to internal quality assurance testing.  Our use of external developers allows us to tap into a highly skilled labor pool, maintain a 24-hour development schedule, decrease time to market, and minimize programming costs.

For the years 2003, 2004 and 2005, and for the nine months ended September 30, 2006, GlobalSCAPE spent approximately $945,000, $728,000, $870,000, and $799,000, respectively, on research and development, all of which were expensed.

Competition

The file management, content management and Web development software market sectors are intensely competitive, subject to rapid change and are significantly affected by new product introductions and other activities of market participants.  Our primary competitors vary by product and are listed below.

CuteFTP.  CuteFTP exists in a highly competitive environment with several hundred FTP software utilities available on the internet.  We believe our primary competitors are WS_FTP from Ipswitch, Inc. and FTP Voyager by Rhino Software, Inc.  CuteFTP was the second Windows-based FTP client to market and is consistently the most frequently downloaded FTP client on popular download sites.  CuteFTP Mac, our FTP client for the Macintosh platform, competes with Fetch, by Fetch Softworks, Interachry, by Stairways Software Pty Ltd., and Transmit FTP, by Panic Inc.

CuteFTP Pro.  CuteFTP Professional competes in the higher end of the same market as CuteFTP, targeting the security-minded IT professional.  CuteFTP Professional is positioned as one of the only secure FTP client programs that support a wide range of security standards related to the FTP protocol.  Competitors in the general FTP market offer products that support a smaller subset of these security standards and address a narrower segment of the secure FTP market.  Competitors include Van Dyke, Inc., Ipswitch, Inc., and Rhino Software, Inc.

Secure FTP Server.  Secure FTP Server competes against a limited number of secure Windows-based FTP servers.  We believe our primary competitors are WS_FTP Server and Serve-U.  Secure FTP Server has the advantage of leveraging the success of CuteFTP Pro through product integration, offering proprietary extensions to the FTP protocol, and cross-marketing efforts to an existing customer base.

Enhanced File Transfer Server.  Enhanced File Transfer Server competes in the managed file transfer server market.  We believe our primary competitors are Tumbleweed, Sterling, Proginet, and SSH’s Tectia.  Enhanced File Transfer Server has the advantage of being very cost effective in its market while leveraging and extending the security and file management features of our other FTP products.

CuteSITE Builder.  CuteSITE Builder competes against approximately one hundred WYSIWYG editors, including MS FrontPage, Macromedia’s Dreamweaver, HotMetal and HotDog.  CuteSITE Builder offers most of the features available in FrontPage, however, the product was developed to further simplify the Web site creation process and is arguably easier to use, better serving the novice.  In addition, the product is priced well below FrontPage.

PublishXML.  The “content management” market is diverse and encompasses the areas of knowledge management, document management, digital asset management and Web content management.  PublishXML is designed for Web content management.  The market for Web content management solutions for Fortune 500 companies and other large organizations is dominated by companies such as Vignette, Interwoven, Documentum, Stellant and Microsoft, each of which offers solutions that can cost hundreds of thousands of dollars.  We do not intend to compete in this market but are focused on small to medium-sized businesses with a simpler, affordably priced solution.  We believe that we have a competitive advantage in that we are better known than some of our competitors among technology professionals who are already familiar with our file management programs, CuteFTP and CuteFTP Pro.

We offer PublishXML as a packaged solution.  A “packaged solution” means that we license a copy of the software to the customer for a one-time fee to install and use on their own servers.  Our competitors include providers of online solutions, such as Atomz, Crown Peak, and iUpload, and providers of packaged solutions, including Macromedia’s Contribute, Userland, Infosquare and Ektron.  PublishXML also competes against software that incorporate subsets of Web content management functions in Web authoring programs, such as Microsoft’s FrontPage, and Macromedia’s Dreamweaver and Contribute.

Web Survey.  Competitive products include both applications and services including Zoomerang, WebSurveyor, EZSurvey and SurveyMonkey.  We believe Web Survey has an advantage of a lower total cost of ownership than the competition.

CuteHTML.  CuteHTML exists in a highly competitive environment with approximately one hundred text-based HTML editors.  CuteHTML’s competition includes HomeSite from Allaire, Inc.  CuteHTML’s advantage is that it doesn’t add extraneous code to Web pages, an attribute preferred by many professional Web masters.

CuteHTML Pro.  CuteHTML Pro faces heavy competition from visual or “WYSIWYG” editors such as Front Page, by Microsoft, Dreamweaver, by Macromedia Inc, and competition from other direct editors, such as Homesite, also by Macromedia Inc.  CuteHTML Pro’s advantage is its appeal to professional Webmasters who typically shun visual editors in favor of the extra features and added control provided by direct editors such as CuteHTML Pro.

CuteMAP.  CuteMAP competes against approximately 65 image-mapping utilities, which exist in a niche market.  Primary competitors include CoffeeCup Image Mapper, Ulead Smart Saver and MapEdit.  CuteMAP has the advantage of being able to leverage the success of CuteHTML through product integration and cross-marketing efforts to an existing customer base.

CuteZIP.  CuteZIP exists in the highly competitive file compression utility market, competing against several hundred file compression utilities.  Its main competitors include WinZIP, the current market leader, and NetZIP.  CuteZIP’s main advantage is that it is one of the only compression utilities offering 128-bit encryption to secure compressed files.  In addition, users can create self-extracting encrypted archives that recipients may open even if they don’t have a zip utility installed.

Availl WAFS.  WAFS competes in the Wide Area File System/Storage market.  We believe our primary competitors are Riverbed, Packeteer and Expand.  Availl WAFS has the advantage of being a software only solution providing leveraging corporate infrastructure and minimizing the total cost of ownership.

Availl CDP.  Continuous Data Protection competes in the highly competitive CDP market.  We believe our primary competitors are CA XOsoft, Doubletake and Symantec.

Availl’s CDP transparently and continuously captures data from local and remote servers, eliminating the backup window and restoring data instantly.

We have limited information regarding our products’ market shares in their respective categories.  Many of our competitors have substantially greater financial, technical, sales, marketing, personnel, and other resources, as well as greater name recognition and a larger customer base than we do.  Significant competition characterizes the markets for our products and we anticipate that we will face increasing pricing pressures from competitors in the future.  Moreover, given that there are low barriers to entry into the software market, and the market is rapidly evolving and subject to rapid technological change, we believe that competition will persist and intensify in the future.  We have experienced price declines over the last several years.  A reduction in the price of our products would negatively affect gross margins as a percentage of net revenues, and would require us to increase software unit sales, in order to maintain net revenues at existing levels.  For more discussion on the risks associated with our competition, you should read the information under “Risk Factors – Risks Related to Operations – We face significant competition and competition in our market is likely to increase” and “– GlobalSCAPE may not be able to compete effectively with larger, better positioned companies, resulting in lower margins and loss of market share.”

Intellectual Property

Our trademarks, copyrights and technology are central to our business.  We protect our intellectual property rights through a combination of licenses, trademarks, service marks, copyrights, trade secret laws and restrictions on disclosure.

We currently have registered trademarks for GlobalSCAPE, CuteFTP, CuteFTP Pro, PureCMS, CuteHTML, CuteZIP, CuteMAP and CuteSITE Builder.  We have obtained United States copyright registrations for all but the most recently developed versions of our software applications, and have applied for registration for the most recently developed versions.

We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.  Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem.  In selling our products, we rely primarily on click-wrap licenses that are not signed by licensees, and may be unenforceable under the laws of certain jurisdictions.  In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States.  In addition, the number of patents applied for and granted for software inventions is increasing.  Consequently, there is a growing risk of third parties asserting patent claims against us. We have received, and may receive in the future, communications from third parties asserting that our products infringe, or may infringe, the proprietary rights of third parties, seeking indemnification against such infringement or indicating that we may be required to obtain a license or royalty from such third parties.  For more discussion on the risks associated with our intellectual property, you should read the information under “Risk Factors,” especially “Risks Related to Legal Uncertainty.”

Employees

As of December 31, 2006, we had 58 full-time and part-time employees organized within seven functional areas.  The employee distribution according to function is as follows:

Department	Number of Employees
Management and Administration	9
Research and Development	7
Quality Assurance	4
Marketing	7
Information Services	5
Sales	15
Customer Support	11

None of our employees are covered by collective bargaining agreements and we believe our employee relations are good.

Properties

Our corporate office is located in a technical park in northwest San Antonio called University Park Tech Center II.  Our lease for the 14,700 square foot facility expires in September 2008.  Our annual rent is approximately $191,000.  Availl is located in an office park in Andover, Massachusetts called Brickstone Square.  Our lease for the 3920 square foot facility expires in October, 2009.  Our annual rent is approximately $90,800. We believe these facilities will be suitable for our current business needs and that suitable additional space will be available on acceptable terms when needed.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and experience of each of our directors and executive officers.

Name	Age	Position

Thomas W. Brown	63	Chairman of the Board and Director

Mr. Brown has been an independent stockbroker and investment advisor in San Antonio since 1995.  He entered the securities brokerage business in 1967 after receiving an M.B.A. from Southern Methodist University.  In recent years, he has also been involved in the real estate development business in San Antonio in addition to stock and bond investments.  Mr. Brown currently serves as a member and Chairman of the Board of Directors of the Company and has served in such capacity since June 2002.

David L. Mann	56	Director

Mr. Mann has been in the real estate development and home building business since his graduation from Southern Methodist University in 1975 where he earned a B.B.A.  For the past twenty years, he has worked exclusively in the San Antonio, Texas market.  Mr. Mann currently serves as a member of the Board of Directors of the Company and has served in such capacity since June 2002.

Phillip M. Renfro	61	Director

Mr. Renfro is currently a retiring partner at Fulbright and Jaworski, L.L.P., where from 1983 to 2005, he was division head of the Corporate, Business and Banking Section.  Prior to his career in corporate law, from 1980 to 1983, he was President and CEO of Resco International, Inc., an oil field service company.  He currently serves on the board of Enzon Pharmaceuticals, Inc., Bridgeport, New Jersey.

Frank M. Morgan	58	Director

Since 2005, Mr. Morgan has served as the  Vice President and General Manager of the Information Systems Department, Intelligence Solutions Division, L-3 Communications Services Group, managing offices in Reston, Va., Colorado Springs, Co, and San Antonio, TX.  He held a similar position with Titan Corporation from 2001 to 2005 before its acquisition by L-3. From 1996 to 2001, Mr. Morgan worked for BTG, Inc. (acquired by Titan Corp.), a publicly traded software development company and computer security product value added reseller. .  As vice president of federal sales, Mr. Morgan was responsible for marketing this product across the federal government.

Mr. Morgan spent 26 years in the Air Force, retiring in 1996 as a Colonel.  His assignments included three tours at the Pentagon in both operations and acquisition.  He holds a B.S. in Aeronautical Engineering from the Air Force Academy, a M.S. in Human Resources Management from the University of Utah, and a M.S. in National Security and Strategic Studies from the Naval War College.

Charles R. Poole	63	President, Chief Executive Officer and Director

Mr. Poole currently serves as GlobalSCAPE’s President and has served in such capacity since February 2004.  Mr. Poole also currently serves a director of GlobalSCAPE and has served in such capacity since February 2004.  From September 2003 until February 2004, he served as GlobalSCAPE’s Vice President of Sales and Marketing.  Mr. Poole has over twenty years of experience in senior management and sales with telecommunications companies, most recently as the President of GlobalSCAPE’s former parent company, ATSI Communications, Inc., from 1998 – 2001.  Mr. Poole served as a Senior Vice President for A+ Communications, responsible for paging, cellular and telemessaging sales from 1995 – 1997, as General Manager of American Paging, Texas from 1994 – 1995, as a Division Manager of Data Documents, Inc. of Omaha, Nebraska from 1992 – 1994, as President of GeoCom Partners, a satellite-based telecommunications company from 1989 – 1992, as Senior Vice President of MobileComm (a BellSouth Company) from 1984-1989, and as Regional Vice President of Burroughs Corp (now Unisys) from 1966-1984.

Jeffrey Gehring	50	Vice President of Sales

Mr. Gehring serves as GlobalSCAPE’s Vice President of Sales and has been with GlobalSCAPE since November 2004 in that capacity. Mr. Gehring is responsible for GlobalSCAPE’s inbound sales, corporate sales and the reseller program. Mr. Gehring was employed by Nextel Partners as Director of Sales in 2004, where he coordinated sales across the country. From 2003 to 2004, Mr. Gehring was Sales Manager for GlobalSCAPE, performing the duties he presently holds. From 2002 to 2003, Mr. Gehring was a principal in a start-up business, ConnectOne Telecom, where got the business off the ground from the organizational stage to operations. Prior to 2002, Mr. Gehring was Director of Sales and Marketing at UDP, a telecommunications billing, order management and customer service software company. In addition to his UDP experience, he has more than 20 years of operational and sales management experience in large and medium-sized businesses, including Unisys, Bell South and Metrocall. His experience includes strategic planning and implementation for companies that require rapid growth, as well as establishing processes and policies that foster world-class sales organizations.

Gregory Hoffer	34	Vice President and Chief Technology Officer

Mr. Hoffer serves as Vice President and Chief Technology Officer and has been employed by GlobalSCAPE since May 2000. Mr. Hoffer is responsible for overseeing all software development and Web development at GlobalSCAPE. Before joining GlobalSCAPE, Mr. Hoffer held software development positions at the consulting firm of Marotz, Inc. Prior to that, Mr. Hoffer managed the IT department and was head of the computer science department at Saint Mary’s Hall, a  private school in San Antonio, Texas. Mr. Hoffer received a bachelor’s degree in computer science from Trinity University and is pursuing his master’s degree in computer science.

Ellen Ohlenbusch	41	Vice President of Marketing

Ms. Ohlenbusch serves as Vice President of Marketing and Strategic Alliances.  She is responsible for overall marketing strategy and strategic partnerships that encompass technical and business relationships. She joined GlobalSCAPE in September 2006 via the acquisition of Availl, Inc., where she was Co-Founder and Senior Vice President of Sales and Business Development. She was

instrumental in securing initial funding and defining the go to market strategy for the company’s products and successfully led the rapid growth of the company revenue.  Ms. Ohlenbusch has 20+ years of marketing, sales, business and corporate development experience with a track record of success in early stage start-up ventures.  Prior to Availl she held the position of Vice President of Business Development at Infinium Software, a developer of enterprise business solutions, where she drove partner strategies and development of product offerings. As founding member of the management team and Sr. Vice President of Sales and Corporate Support at Omtool, a developer of enterprise communication and secure document routing solutions, she developed and implemented the worldwide sales strategy, from the initial enterprise sale to over $38 million in sales and was instrumental in taking the company to a successful IPO.  Ms. Ohlenbusch has held various sales and marketing positions with Texas Instruments, Analog Devices, and LTC.

K. Earl Posey	62	Vice President of Strategic Development

Mr. Posey serves as GlobalSCAPE’s Vice President of Strategic Development. Mr. Posey is responsible for locating technologies, partners and/or companies that fit within GlobalSCAPE’s strategies and developing relationships that will grow GlobalSCAPE’s business. Prior to joining GlobalSCAPE in January of 2006, he was Vice-president of Administration for ATSI, Inc. an international telecommunications company located in San Antonio, from 2000-2003. During 2004 and 2005, he was the Senior Principal and founder for Gossyppia Partners, a management consulting firm specializing in development of strategic management plans for corporations. Mr. Posey did his graduate and post graduate work at Vanderbilt University.

Timothy J. Barton	42	Vice President of Product Development and Quality Assurance

Mr. Barton serves as GlobalSCAPE’s Vice President of Product Development and Quality Assurance. He is responsible for coordinating the product managers ideas and specifications with engineering and insuring performance of quality assurance on completed products. Prior to joining GlobalSCAPE in March 2006, Mr. Barton served as Chief Architect of Secure Logix Corporation, where he was responsible for requirements definition and product design. Mr. Barton was employed by Secure Logix form 1998 to 2006 and held positions of Director of Software Engineering and ETM Development Manager prior to becoming Chief Architect in 2005. Prior to Secure Logix, Mr. Barton held positions of Research Analyst and Senior Research Analyst at Southwest Research Institute where he developed software for the US Military and NASA. Mr. Barton holds a B.S. in Computer Science from Slippery Rock University.

Bernard Schneider	62	Chief Financial Officer

Mr. Schneider serves as GlobalSCAPE’s Chief Financial Officer. Prior to joining GlobalSCAPE in June 2006, from 1992 until June 2006, Mr. Schneider served as Chief Financial Officer of Friedrich Air Conditioning Company. Mr. Schneider received his B.S. in Accounting from LSU and his MBA from Mississippi College. He received his CPA license in Texas in 1975.

On November 13, 2006, our board of directors and Messers Brown, Mann, Poole and Schneider, the holders of the requisite number of shares of common stock, acting by written consent in lieu of a meeting, approved an amendment to our Certificate of Incorporation creating a classified board of directors. The board of directors will be divided into three classes designated as Class I, Class II and Class III, respectively. Directors will be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. At the 2007 annual meeting of stockholders, the term of office of the Class I directors will expire and Class I directors will be elected for a full term of three years. At the 2008 annual meeting of stockholders, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the 2009 annual meeting of stockholders, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.  The Classified Board Amendment will become effective with the filing of the Company’s Amended and Restated Certificate of Incorporation once the required notice of the approval of the Certificate by written consent has been transmitted to stockholders.

When the Classified Board Amendment becomes effective, GlobalSCAPE’s Certificate of Incorporation and by-laws will require us to have at least three directors but no more than twelve. The number of directors is set by the board of directors and is currently five. Mr. Poole, our President and Chief Executive Officer, is the only director who is an employee of the Company. The make-up of the board of directors will be as follows:

•                  Class I directors, whose terms end in 2007, will serve out their current terms in full and stand for election at the 2007 annual meeting for three-year terms ending in 2010.

•                  Class II directors, whose terms end in 2008, will serve out their current terms in full and stand for election at the 2008 annual meeting for three-year terms ending in 2011.

•                  Class III directors, whose terms end in 2009, will serve out their current terms in full and stand for election at the 2009 annual meeting for three-year terms ending in 2012.

It is anticipated that Thomas W. Brown and Charles R. Poole will be the Class III directors, David L. Mann will be the Class II director and Phillip M. Renfro and Frank M. Morgan will be the Class I directors.

Board Independence

A majority of the members of the Board of Directors, as well as all members of the Audit, Compensation, and Nominating Committees, are “independent,” as currently defined by the Securities and Exchange Commission and the listing standards of the American Stock Exchange.

Compensation Committee Interlocks and Insider Participation

Prior to December 2006, the Board of Directors did not have a Compensation Committee and compensation matters were considered by the entire Board including Mr. Poole, our Chief Executive Officer. In December 2006, the Board appointed Messrs Morgan, Mann and Renfro to the Compensation Committee, all of whom are “independent” as currently defined by the Securities and Exchange Commission and the listing standards of the American Stock Exchange. There were no compensation committee interlocks.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to the compensation earned during the years ended December 31, 2003, 2004 and 2005, our chief executive officer, each executive officer and each other significant employee earning more than $100,000 in the last fiscal year.

Summary Compensation Table

						Long-Term
						Compensation
		Annual Compensation (1)				Securities
					Other annual	Underlying
Name and principal position	Year	Salary ($)		Bonus ($)	Compensation ($)	Options (#)
Charles R. Poole,	2005	137,121		24,445		300,000
President and COO (2)	2004	112,961		2,759	—	150,000
	2003	57,046		3,760	—	—

Jeff Gehring, Vice	2005	115,253	(3)	35,106		—
President Sales	2004	67,428	(3)	13,346		100,000
	2003	12,311	(3)	—		—

Stefan Lagmark, Vice	2005	122,211	(4)	23,611		—
President Marketing and Product	2004	42,436	(4)	—		75,000
Development	2003	—		—	—	—

Robert Langenbahn,	2005	94,381	(5)	46,463		—
Business Development Manager	2004	39,395	(5)	15,576		10,000
	2003	—		—	—	—

Robert T. Oslin III,	2005	89,016	(6)	15,490		18,000
Product Manager	2004	81,516	(6)	10,668		—
	2003	86,172	(6)	3,097		—

(1) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of any officer’s salary and bonus disclosed in this table.

(2) In February 2004, Mr. Poole succeeded Sandra Poole-Christal when she stepped down as President and Chief Operating Officer.  Mr. Poole also succeeded Ms. Poole-Christal and completed her term on the Board of Directors and was re-elected for a full term at the 2004 and

2005 Annual Meetings.  Mr. Poole’s bonus is based on a percentage of net income, payable by quarter.  Includes $12,121 of deferred compensation as per Mr. Poole’s employment agreement.

(3) Includes $50,253, $24,659 and $2,388 of sales commissions for 2005, 2004 and 2003, respectively.  Commissions are based on collected sales in his area of responsibility.

(4) Includes $47,211 and $15,032 of sales commissions for 2005 and 2004, respectively.  Commissions are based on collected sales in his area of responsibility.

(5) Includes $59,381 and $13,703 of sales commissions for 2005 and 2004, respectively.  Commissions are based on collected sales in his area of responsibility.

(6) Includes $28,424, $20,924 and $7,960 of sales commissions for 2005, 2004 and 2003, respectively.  Commissions are based on revenue recorded in his area of responsibility.

Option Grants in the Last Fiscal Year

Shown below is information on grants of stock options during the 2005 fiscal year to GlobalSCAPE’s named executive officers.

					Potential Realizable
					Value at Assumed
	Number of				Rates of Stock
	Shares	Percent of Total	Exercise		Price Appreciation
	Underlying	Options Granted	of Base		for Option Term(3)
	Options	to Employees in	Price	Expiration	5%	10%
Name	Granted(1)	Fiscal Year	($/Sh)(2)	Date	($)	($)
Charles R. Poole	300,000	64%	.31	6/14/2015	14,660	30,783
Gregory T. Hoffer	20,000	5%	.33	6/20/2015	1,040	2,052

(1)           Options vest 1/3 each year for three years, starting from the date of grant.

(2)           The exercise price is equal to the fair market value of the shares on the date the option is granted. The exercise price may be paid in cash.

(3)           These amounts are based on assumed rates of appreciation only.  Actual gains, if any, on stock option exercises will be dependent on overall market conditions and on the future performance of our common stock. There can be no assurance that the amounts reflected in this table will be realized.

Option Exercises in Last Fiscal Year and FY-End Option Values

The following table sets forth information with respect to the option and stock appreciation right (or SARs) exercises and the value of those options and SARs as of December 31, 2005 of the named executive officers.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

	Shares Acquired on	Value	Numbers of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-The- Money Options/SARs at Fiscal Year End ($)
Name	Exercise (#)	realized ($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Charles R. Poole, President and Chief Executive Officer	—	—	99,000	351,000	94,050	288,450
Jeffrey Gehring, Vice President of Sales	—	—	33,000	67,000	31,680	64,320
Stefan Lagmark, Vice President of Marketing	—	—	24,500	50,250	24,379	49,496
Gregory T. Hoffer, Vice President of Technology	—	—	59,900	40,100	42,101	35,499

The Company calculated the value realized of exercised options and the value of unexercised options by multiplying the difference between the stock price on the date of exercise in the case of exercised options or the stock price on the last trading day of the year in the case of unexercised options and the exercise price of the options, multiplied by the number of options exercised or exercisable. Equity Compensation Plan Information.

Equity Compensation Plan Information

The following table sets forth certain information regarding GloabalSCAPE’s equity compensation plans at December 31, 2005:

Plan Category	Number of Securities to be Issued upon Exercise Of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,394,271	$0.2607	1,806,500
Equity compensation plans not approved by security holders	—	—	—
Total	2,394,271	$0.2607	1,806,500

Employment Agreements

GlobalSCAPE has an employment agreement with its President, Charles R. Poole. The term of the agreement begins July 1, 2005 and continues until December 31, 2008, unless terminated earlier. Mr. Poole will receive a bi-weekly base salary of $5,769.69, less $962.00 which will be deposited into an investment account held in the Company’s name (the “Deferred Pay Account”). The bi-weekly base salary will increase each July 1st beginning July 1, 2006 during the term of employment by $962.00, provided however that such increase will be deposited  in the Deferred Pay Account. Amounts in the Deferred Pay Account will be distributed to Mr. Poole on December 31, 2008, or upon Mr. Poole’s death, disability or termination of his employment due to a change in control. On a quarterly basis, following the completion of a quarterly review or annual audit, as applicable, of the Company’s most recently completed quarter, the Company will pay to Mr. Poole a bonus equal to 2% of net income reflected on the Company’s operating statements for such completed quarter. If Mr. Poole’s employment is terminated prior to the end of the quarter, no bonus will accrue for the quarter. The Employment Agreement also provides for certain benefits related to group health, life and disability programs, participation in the Company’s 401(k) and any other retirement or savings plans made available to the Company’s other executives and officers, and the reimbursement of expenses related to the performance of his duties. If Mr. Poole’s employment is terminated prior to December 31, 2008, the circumstances of such termination will determine the nature and amount any separation payments and funds to be paid from the Deferred Pay Account, including additional funds if a change in control takes place. Mr. Poole received a grant of 300,000 incentive stock options in connection with the Employment Agreement at $0.31 per share. The options vest 33% on each of the first and second anniversary of the grant date and 34% on the third anniversary of the grant. The options become fully vested and exercisable upon certain change in control events. The options expire on the 10th anniversary of the date of the grant. The Employment Agreement also contains customary covenants by Mr. Poole regarding assignment of inventions, confidentiality, non competition and non solicitation of employees and customers of the company. GlobalSCAPE has no compensation arrangements with other executive officers regarding such officer’s retirement, resignation or termination of employment or a change in control of GlobalSCAPE that would result in such officer receiving compensation, in lump-sum or periodic payments, of over $100,000.

Compensation of Directors

The Board of Directors has the authority to determine the amount of compensation to be paid to its members for their services as directors and committee members and to reimburse directors for their expenses incurred in attending meetings.  Prior to December 2006, our Board of Directors made all executive compensation decisions.  In December 2006, the Board formed a Compensation Committee consisting of Messers. Mann, Morgan and Renfro, all of whom are “independent” as currently defined by the Securities and Exchange Commission and the listing standards of the American Stock Exchange.

During 2005, none of our directors were  compensated for their service as directors of GlobalSCAPE.  In 2006, with the addition of two new Board members, Messers. Morgan and Renfro, we began to compensate our non-employee directors. Each of our non-employee directors received an option grant of 20,000 shares of our common stock and is paid a quarterly fee of $3,000. In addition, Mr. Renfro receives an additional fee of $1,000 per quarter for serving as chairman of the Audit Committee.

Security Ownership of Certain Beneficial Owners

and Management

The following table sets forth certain information regarding ownership of our common stock as of January 19, 2007 by (i) each person known by GlobalSCAPE to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of GlobalSCAPE, (iii) the President, (iv) each of the named executive officers of GlobalSCAPE and (v) all executive officers and directors of GlobalSCAPE as a group.

	As of January 29, 2007
Name of Beneficial Owner	Number of Shares (1)(2)		Percentage of Class (2)
Thomas W. Brown, Director 2511 N. Loop 1604, Suite 203 San Antonio, TX 78258	5,811,233	(3)	33.7%

David L. Mann, Director 150 N. Loop 1604 East, Suite 202 San Antonio, TX 78258	1,908,000		11.1%

Sandra Poole-Christal Marketing Consultant 6000 Northwest Pkwy, Suite 100 San Antonio, TX 78249	1,300,000		7.5%

Charles R. Poole, Director President & COO 6000 Northwest Parkway, Suite 100 San Antonio, Texas 78249	292,666	(4)	1.7%

Jeffrey Gehring, Vice President of Sales 6000 Northwest Parkway, Suite 100 San Antonio, TX 78249	107,247	(5)	*

Philip M. Renfro, Director 28210 Steeple Chase Lane Fair Oaks Ranch, Texas 78015	20,000	(6)	*

Frank M. Morgan, Director 6100 Bandera Road, Suite 808 San Antonio, TX 78238	20,000	(6)	*

Bernard N. Schneider, Chief Financial Officer 6000 Northwest Parkway, Suite 100 San Antonio, TX 78249	20,000		*

SF Capital Partners, Ltd.(7)	1,200,000		7.0%

Michael A. Roth(7)	1,200,000		7.0%

Brian J. Stark(7)	1,200,000		7.0%

Zeke, LP(8)	1,200,000		7.0%

Edward Antoian(8)	1,200,000		7.0%

All directors and executive officers as a group (7 persons)	8,194,146		46.5%

* Denotes ownership of less than 1%.

(1)                                  To the knowledge of GlobalSCAPE, each stockholder named in the table has sole voting and investment power with respect to all shares of GlobalSCAPE common stock shown as beneficially owned by such stockholder unless otherwise stated. Shares of GlobalSCAPE common stock that are not outstanding but that may be acquired by a person upon exercise of options within 60 days are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such stockholder but are not deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other stockholder.

(2)                                  Includes 1,352,000 shares of common stock issued by GlobalSCAPE and 2,028,000 shares of common stock sold by Messers. Brown and Mann on November 16, 2006 in connection with the securities purchase agreement.  Does not include 1,352,000 shares of common stock issuable pursuant to warrants issued in connection with the securities purchase agreement which are not exercisable within 60 days.

(3)                                  Includes 20,000 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days.  Includes 650 shares owned by Mr. Brown’s spouse. Mr. Brown disclaims beneficial ownership of the shares owned by his spouse.

(4)                                  Includes 200,000 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days.

(5)                                  Includes 66,000 shares issuable upon exercise of presently exercisable options or options exercisable within 60 days.

(6)                                  Includes 20,000 shares issuable upon exercise of presently exercisable options.

(7)                                  Does not include 480,000 shares issuable upon exercise of warrants issued in connection with the securities purchase agreement which are not exercisable within 60 days.  Michael A. Roth and Brian J. Stark are the Managing Members of Stark Offshore Management, LLC, which acts as the investment manager and has the sole power to direct the management of SF Capital Partners, Ltd.  Through Stark Offshore, Messers. Roth and Stark possess voting and dispositive power over all of the shares.  Messers. Roth and Stark disclaim beneficial ownership of all of such shares.  The address of SF Capital Partners is:  c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235.

(8)                                  Does not include 480,000 shares issuable upon exercise of warrants issued in connection with the securities purchase agreement which are not exercisable within 60 days.  Edward Antoian, in his capacity as the general partner of Zeke, L.P., has voting and investment control over the shares held by Zeke, L.P.  Mr. Antoian disclaims beneficial ownership of all of such shares.  The address of Zeke, L.P. is:  c/o Chartwell Investment Partners, 1235 Westlakes Drive, Suite 400, Berwyn, PA 19312.

Certain Relationships and Related Transactions

There were no such transactions during 2005.

SELLING STOCKHOLDERS

We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from the Selling Stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The following table sets forth:

•                                          the name of each Selling Stockholder,

•                                          the number and percent of shares of our common stock that each Selling Stockholder beneficially owned prior to the offering for resale of the shares under this prospectus, including warrants to purchase common shares and options to purchase common shares that are exercisable within 60 days of the date of this prospectus,

•                                          the number of shares of our common stock that may be offered for resale for the account of each Selling Stockholder under this prospectus, and

•                                          the number and percent of shares of our common stock to be beneficially owned by each Selling Stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by each Selling Stockholder).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each Selling Stockholder may offer under this prospectus. We do not know how long each Selling Stockholder will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with the stockholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by each Selling Stockholder listed below.

This table is prepared solely based on information supplied to us by the listed Selling Stockholder, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale  of all of the resale shares.

Name	Shares of Common Stock Beneficially Owned Prior to Offering	Percentage	Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After the Offering	Percentage
Zeke, L.P. (1)	1,680,000	9.9	1,680,000	0	0
Edward Antoian (1)	1,680,000	9.9	1,680,000	0	0
SF Capital Partners, Ltd. (2)	1,680,000	9.9	1,680,000	0	0
Michael A. Roth (2)	1,680,000	9.9	1,680,000	0	0
Brian J. Stark (2)	1,680,000	9.9	1,680,000	0	0
Enable Growth Partners, L.P. (3)	357,000	2.16	357,000	0	0
Enable Opportunity Partners, L.P. (3)	42,000	*	42,000	0	0
Pierce Diversified Strategy Master Fund, LLC Ena (3)	21,000	*	21,000	0	0
Mitch Levine(3)	420,000	2.53	420,000	0	0
Dolphin Offshore Partners, L.P. (4)	392,000	2.36	392,000	0	0
Peter E. Salas (4)	392,000	2.36	392,000	0	0
Emancipation Capital Master Ltd. (5)	280,000	1.69	280,000	0	0
Charles Frumberg (5)	280,000	1.69	280,000	0	0
Iroquois Master Fund Ltd. (6)	140,000	*	140,000	0	0
Joshua Silverman (6)	140,000	*	140,000	0	0
Nite Capital LP (7)	140,000	*	140,000	0	0
Keith A. Goodman (7)	140,000	*	140,000	0	0

*              Less than 1%

(1)                       Includes 480,000 shares issuable upon exercise of the Warrants.  The Warrants are subject to certain limitations on exercise. See “Description of Capital Stock—General—Warrants” for more information. Edward Antoian, in his capacity as the general partner of Zeke, L.P., has voting and investment control over the shares held by Zeke, L.P.  Mr. Antoian disclaims beneficial ownership of all of such shares.  The address of Zeke, L.P. is:  c/o Chartwell Investment Partners, 1235 Westlakes Drive, Suite 400, Berwyn, PA 19312.

(2)                       Includes 480,000 shares issuable upon exercise of the Warrants.  The Warrants are subject to certain limitations on exercise. See “Description of Capital Stock—General—Warrants” for more information. Michael A. Roth and Brian J. Stark are the Managing Members of Stark Offshore Management, LLC, which acts as the investment manager and has the sole power to direct the management of SF Capital Partners, Ltd.  Through Stark Offshore, Messers. Roth and Stark possess voting and dispositive power over all of the shares.

Messers. Roth and Stark disclaim beneficial ownership of all of such shares.  The address of SF Capital Partners is:  c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235.

(3)                       Includes 120,000 shares issuable upon exercise of the Warrants.  The Warrants are subject to certain limitations on exercise. See “Description of Capital Stock—General—Warrants” for more information. Mitch Levine, in his capacity as the Managing Partner of Enable Growth Partners, L.P., Enable Opportunity Partners, L.P. and Pierce Diversified Strategy Master Fund, LLC Ena has voting and investment control over the shares held by Enable Growth Partners, L.P., Enable Opportunity Partners, L.P. and Pierce Diversified Strategy Master Fund, LLC Ena.  Mr. Levine disclaims beneficial ownership of all of such shares.  The address of Enable Growth Partners, L.P., Enable Opportunity Partners, L.P. and Pierce Diversified Strategy Master Fund, LLC Ena is:  One Ferry Building, Suite 255, San Francisco, CA 94111.

(4)                       Includes 112,000 shares issuable upon exercise of the Warrants.  The Warrants are subject to certain limitations on exercise. See “Description of Capital Stock—General—Warrants” for more information. Peter E. Salas, in his capacity as the general partner of Dolphin Offshore Partners, L.P., has voting and investment control over the shares held by Dolphin Offshore Partners, L.P.  Mr. Salas disclaims beneficial ownership of all of such shares.  The address of Dolphin Offshore Partners, L.P. is:  c/o Dolphin Asset Management Corp., 129 East 17th Street, New York, NY 10003.

(5)                       Includes 80,000 shares issuable upon exercise of the Warrants.  The Warrants are subject to certain limitations on exercise. See “Description of Capital Stock—General—Warrants” for more information. Charles Frumberg has voting and investment control over the shares held by Emancipation Capital Master Ltd.  Mr. Frumberg disclaims beneficial ownership of all such shares.  The address of Emancipation Capital Master Ltd. is:  1120 Avenue of the Americas, Suite 1504, New York, NY 10036.

(6)                       Includes 40,000 shares issuable upon exercise of the Warrants.  The Warrants are subject to certain limitations on exercise. See “Description of Capital Stock—General—Warrants” for more information. Joshua Silverman, has voting and investment control over the shares held by Iroquois Master Fund, Ltd.  Mr. Silverman disclaims beneficial ownership of all of such shares.  The address of Iroquois Master Fund, Ltd. is:  641 Lexington Avenue, 26th Floor, New York, NY 10022.

(7)                       Includes 40,000 shares issuable upon exercise of the Warrants. The Warrants are subject to certain limitations on exercise. See “Description of Capital Stock—General—Warrants” for more information. Keith A. Goodman, in his capacity as the manager of Nite Capital LLC, the general partner of Nite Capital LP, has voting and investment control over the shares held by Nite Capital LP.  Mr. Goodman disclaims beneficial ownership of all of such shares.  The address of Nite Capital LP is:  100 East Cook Avenue, Suite 201, Libertyville, IL 60048.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•                                          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                                          broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

•                                          a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of any warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling

Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 40,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. At January 29, 2007, there were 16,490,146 shares of our common stock and no shares of preferred stock issued and outstanding.

Common Stock.  Holders of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of our common stock do not have preemptive rights to subscribe for additional shares of common stock we issue. Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor. Under the terms of our revolving credit facility, we may not pay dividends on shares of the common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of Preferred Stock. All of the outstanding shares of the common stock are fully paid and nonassessable.

Preferred Stock.  Our board of directors may, without further action of our stockholders, issue shares of preferred stock in one or more series and fix the designations, powers, preferences and relative, participating, optional or other rights of such series and any qualifications, limitations or restrictions. Our board of directors may, without further action by our stockholders, issue shares of preferred stock which it has designated. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock. While the issuance of preferred stock provides flexibility in connection with additional financing, possible acquisitions and other corporate purposes, future issuances may have the effect of delaying, deferring or preventing the change of control in us without further action by our stockholders and may discourage bids for the common stock at a premium over the market price.

Warrants.  We issued warrants to purchase 1,352,000 shares of common stock in connection with the sale of the common stock to the Selling Stockholders on November 16,

2006. The warrants may not be exercised prior to May 15, 2007 and expire on May 15, 2012 and are exercisable at a price of $3.15 per share, subject to certain adjustments. The exercise price will not, in any event, be adjusted to a price of less than $2.81 per share except in the event of stock dividends, stock splits or similar events. No holder of a warrant may exercise any portion of a warrant if after giving effect to such exercise such holder (together with its affiliates, and any other person or entity acting as a group) would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of such holder’s warrant. This limitation may be waived by a holder, at its election, upon not less than 61 days’ prior notice to the Company, to change the limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such holder’s warrant.

Anti-takeover Effects of Certain Provisions of the Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide for our Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our Board of Directors will be elected each year. Our certificate of incorporation and bylaws provide that our Board of Directors will consist of not less than three nor more than 12 members, with the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. Our Board of Directors, and not our stockholders, has the authority to determine the number of directors, and could prevent any stockholder from obtaining majority representation on our Board of Directors by enlarging the Board of Directors and by filling the new directorships with the stockholder’s own nominees. In addition, directors may be removed by the stockholders only for cause.

Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, the President or a majority of the members of our Board of Directors. This provision may make it more difficult for stockholders to take actions opposed by our Board of Directors.

Our certificate of incorporation and bylaws provide that any action required to be taken or which may be taken by holders of our common stock must be effected at a duly called annual or special meeting of such holders, and may not be taken by any written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the certificate of incorporation and bylaws prohibiting stockholder action by written consent could prevent the holders of a majority of the voting power of GlobalSCAPE from using the written consent procedure to take stockholder action and taking action by consent without giving all of our stockholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

Anti-Takeover Statutes

In addition to the provisions of our certificate of incorporation and bylaws described above, certain provisions of Delaware law could make more difficult the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of GlobalSCAPE to first negotiate with our board of directors.

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•                                          prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•                                          upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                                          on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•                                          any merger or consolidation involving the corporation and the interested stockholder;

•                                          any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                                          subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                                          any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                                          the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon the completion of this offering, we will have 17,225,226 shares of our common stock outstanding. In addition options to purchase an aggregate of 1,745,560 shares outstanding under our employee stock option plans as of January 26, 2007, of which 597,980 were vested as of January 26, 2007. Of these shares, the 4,732,000 shares of our common stock sold in this offering will be freely tradeable by persons other than our affiliates, as that term is defined in Rule 144 under the Securities Act of 1933, without restriction or further registration under the Securities Act of 1933.

The remaining shares of our common stock outstanding upon completion of this offering are deemed “restricted” securities under Rule 144 under the Securities Act of 1933. After expiration of the lock-up agreements described below, all of these restricted securities will be eligible for sale in the public market on the date of this prospectus under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned his or her restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

•              one percent of the then-outstanding shares of our common stock (approximately 172,225 shares of our common stock immediately after the completion of this offering); or

•              the average weekly trading volume in our common stock on the OTC Bulletin Board during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of our common stock which are not restricted securities. A stockholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares of our common stock for at least two years may resell the shares without limitation. In meeting the one- and two-year holding periods described above, a holder of restricted shares of our common stock can include the holding period of a prior owner who was not our affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares of our common stock from us or one of our affiliates.

Rule 701

Under Rule 701, common stock acquired upon the exercise of certain currently outstanding options granted under our stock plans may be resold, (1) by persons other than affiliates, beginning 90 days after the effective date of this offering, subject to the manner-of-sale provisions of Rule 144, and (2) by affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the one-year holding period requirement of Rule 144.

Lockup Agreements

In connection with their sale of shares under the securities purchase agreement. Messers. Brown and Mann agreed that, with some exceptions, during the period beginning from the date of this prospectus and continuing to and including the date six months after the date of this prospectus, neither of them offer, sell, pledge, contract to sell, (including any short sale), grant any option to purchase or otherwise dispose of any of our equity or enter into any hedging transaction relating to any of our equity securities.

LEGAL MATTERS

The validity of the issuance of common stock offered hereby will be passed upon for us by Jackson Walker L.L.P.

EXPERTS

Our financial statements as of December 31, 2005 and 2004 and for each of the years in the two year period ended December 31, 2005 have been audited by PMB Helin Donovan, LLP (formerly Helin, Donovan, Trubee & Wilkinson, LLP), an independent registered public accounting firm, as stated in their report with respect thereto, and are included in this prospectus and in the registration statement in reliance upon the authority of PMB Helin Donovan, LLP as experts in accounting and auditing.

The consolidated financial statements of operations, stockholders’ equity, and cash flows of GlobalSCAPE, Inc. for the year ended December 31, 2003, appearing in this Prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Availl, Inc. as of December 31, 2005 and 2004 and for each of the years in the two year period ended December 31, 2005 have been audited by PMB Helin Donovan, LLP (formerly Helin, Donovan, Trubee & Wilkinson, LLP), an independent registered public accounting firm, as stated in their report with respect thereto, and are included in this prospectus and in the registration statement in reliance upon the authority of PMB Helin Donovan, LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and special reports, and other information with the SEC. You may read and copy any document which we have filed at the SEC’s public reference room at:

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

Documents filed by us pursuant to the Securities Exchange Act may be reviewed and/or obtained through the Securities and Exchange Commission’s Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Securities and Exchange Commission’s web site (http://www.sec.gov).

Index to Financial Statements

Years ending December 31, 2003, 2004 and 2005

GlobalSCAPE, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

GlobalSCAPE, Inc.:

We have audited the accompanying consolidated balance sheets of GlobalSCAPE, Inc. (the Company) as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GlobalSCAPE, Inc. as of December 31, 2004 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

As discussed in Note 10 to the financial statements, The Company restated certain amounts previously reported as of and for the year ended December 31, 2005.

PMB Helin Donovan, LLP

February 17, 2006 (April 27, 2006 as to Note 10 and the effects of the restatement)

Austin, Texas

Report of Independent Registered Public Accounting Firm

To the Board of Directors

GlobalSCAPE, Inc.

We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows of GlobalSCAPE, Inc. for the year ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of GlobalSCAPE, Inc. for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

San Antonio, Texas

February 27, 2004

GlobalSCAPE, Inc.

Consolidated Balance Sheets

	December 31,
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$572,959	$2,029,473
Accounts receivable (net of allowance for doubtful accounts of $10,195 and $12,273 in 2004 and 2005, respectively)	148,534	590,715
Prepaid expenses	91,144	65,317
Total current assets	812,637	2,685,505

Property and equipment:
Furniture and fixtures	332,920	334,063
Software	245,601	284,621
Equipment	608,718	604,517
Leasehold improvements	167,762	167,762
	1,355,001	1,390,963
Accumulated depreciation and amortization	1,207,663	1,238,392
Net property and equipment	147,338	152,571

Other assets:
Deferred tax asset	—	51,983
Other	11,882	11,612
Total other assets	11,882	63,595

Total assets	$971,857	$2,901,671

GlobalSCAPE, Inc.

Consolidated Balance Sheets

	December 31,
	2004	2005
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$122,117	$91,763
Accrued expenses	170,654	230,911
Federal income tax payable	—	60,899
Deferred revenue	178,117	560,578
Total current liabilities	470,888	944,151

Long-term liabilities:
Deferred compensation	—	12,121
Other long-term liabilities	28,038	16,824
Total long-term liabilities	28,038	28,945

Total Liabilities	498,926	973,096

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.001 per share, 10,000,000 authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001 per share, 40,000,000 shares authorized, 13,773,219 and 13,798,119 shares issued and Outstanding at December 31, 2004 and 2005, respectively	13,773	13,797
Additional paid-in capital	675,365	684,281
Retained earnings (deficit)	(216,207)	1,230,497
Total stockholders’ equity	472,931	1,928,575
Total liabilities and stockholders’ equity	$971,857	$2,901,671

See accompanying notes.

GlobalSCAPE, Inc.

Consolidated Statements of Operations

	For the Years ended December 31,
	2003	2004	2005
Operating revenues:
Software product revenues	$4,734,105	$4,713,191	$6,096,045
Maintenance and support (net of deferred revenues)	113,014	217,469	582,570
Total revenues	4,847,119	4,930,660	6,678,615

Operating expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	532,910	371,242	279,964
Selling, general and administrative Expenses	3,613,759	3,456,598	3,986,047
Research and development expenses	945,395	727,423	869,155
Depreciation and amortization	390,154	171,834	98,071
Total operating expense	5,482,218	4,727,097	5,233,237
Income (loss) from operations	(635,099)	203,563	1,445,378

Other income (expense):
Interest expense	(5,016)	(1,651)	(620)
Interest income	—	—	10,685
Gain (loss) on sale of assets	(1,486)	—	1,242
Total other income (expense)	(6,502)	(1,651)	11,307
Income (loss) before income taxes	(641,601)	201,912	1,456,685

Income tax provision:
Current:
Federal	—	—	60,899
State	1,400	1,489	1,065
Deferred:
Federal (benefit)	—	—	(51,983)
State	—	—	-
Total income tax provision	1,400	1,489	9,981

Net income (loss)	($643,001)	$200,423	$1,446,704

Net income (loss) per common share – basic	($0.05)	$0.01	$0.10
Net income (loss) per common share – assuming dilution	($0.05)	$0.01	$0.09

Weighted average shares outstanding – basic	13,361,706	13,668,800	13,778,989
Weighted average shares outstanding – assuming dilution	13,361,706	14,262,796	15,442,524

See accompanying notes.

GlobalSCAPE, Inc.

Consolidated Statements of Stockholders’ Equity

				Retained
	Common Stock		Additional paid in	Earnings
	Shares	Amount	Capital	(Deficit)	Total

Balances at December 31, 2002	13,358,619	$13,359	$670,307	$226,371	$910,037

Net loss	—	—	—	(643,001)	(643,001)

Exercise of options	130,000	130	1,586	—	1,716

Balances at December 31, 2003	13,488,619	13,489	671,893	(416,630)	268,752

Net income	—	—	—	200,423	200,423

Exercise of options	284,600	284	3,472	—	3,756

Balances at December 31, 2004	13,773,219	13,773	675,365	(216,207)	472,931

Net income	—	—	—	1,446,704	1,446,704

Exercise of Options	24,900	24	8,916	—	8,940
Balance at December 31, 2005	13,798,119	$13,797	$684,281	$1,230,497	$1,928,575

See accompanying notes.

GlobalSCAPE, Inc.

Consolidated Statements of Cash Flows

	For the Years ended December 31,
	2003	2004	2005
Operating Activities:
Net income (loss)	$(643,001)	$200,423	$1,446,704
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Bad debt expense (recovery), net	14,508	(17,087)	8,231
Depreciation and amortization	390,154	171,833	98,071
Loss (gain) on disposition of assets	1,486	—	(1,242)
Deferred taxes	—	—	(51,983)
Changes in operating assets and liabilities:
Accounts receivable	(3,354)	109,167	(450,413)
Prepaid expenses	25,821	(44,716)	25,828
Other assets	—	—	269
Accounts payable	55,660	(58,438)	(30,353)
Accrued expenses	65,440	(3,281)	60,258
Federal income tax payable	—	—	60,899
Deferred revenue	(1,047)	37,628	382,461
Other long – term liabilities	(11,215)	(11,215)	906
Net cash provided (used) by operating activities	(105,548)	384,314	1,549,636

Investing Activities:
Proceeds from sale of property and equipment	—	—	1,242
Purchase of property and equipment	(73,027)	(42,250)	(103,304)
Net cash used in investing activities	(73,027)	(42,250)	(102,062)
Financing Activities:
Issuance of common stock	1,716	3,756	8,940
Borrowings under notes payable	100,000	—	—
Principal payments on notes payable	—	(100,000)	—
Principal payments on capital lease obligations	(61,317)	(15,294)	—
Net cash provided (used) in financing activities	40,399	(111,538)	8,940
Net increase (decrease) in cash and cash equivalents	(138,176)	230,526	1,456,514
Cash at beginning of period	480,609	342,433	572,959
Cash at end of period	$342,433	$572,959	$2,029,473

See accompanying notes.

GlobalSCAPE, Inc.

Consolidated Statements of Cash Flows (continued)

	For the Years ended December 31,
	2003	2004	2005

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$4,852	$1,651	$620
Income taxes paid	$1,400	$1,489	$1,065

See accompanying notes.

GlobalSCAPE, Inc.

Notes to Consolidated Financial Statements

December 31, 2004 and 2005

1.                                      Overview of the Business and Significant Accounting Policies

Corporate Structure

All of the Company’s operations are conducted by GlobalSCAPE Texas, LP, a Texas limited partnership.  The partners of GlobalSCAPE Texas, LP are two Nevada limited liability companies, which are both wholly owned subsidiaries of GlobalSCAPE, Inc., a Delaware corporation.  GlobalSCAPE, Inc. was approximately 70% owned by the Brown and Mann-GlobalSCAPE Joint Venture, with the remainder held publicly.  In October 2004, the Brown and Mann-GlobalSCAPE Joint Venture began distribution of its GlobalSCAPE stock to its two partners in their respective percentages.  Prior to December 31, 2005, the partnership had completed its distribution.  GlobalSCAPE, Inc. is a holding company and conducts no operations.  The stock of GlobalSCAPE, Inc. is quoted on the OTC Bulletin Board.  References to “GlobalSCAPE” or the “Company” refer collectively to all of these entities unless otherwise indicated.

Nature of Business

GlobalSCAPE, founded in April 1996, develops and distributes Internet related software.  The Company is best known for its popular file transfer program, CuteFTP.  Sales of CuteFTP and CuteFTP Pro accounted for 69% and 51% of total revenues in 2004 and 2005, respectively.  Secure FTP Server accounted for approximately 14% of total revenues in 2004 and 22% in 2005, increasing from 7% of total revenues in 2003.  The Company derives its revenues primarily from sales of licenses to use its software products.  The Company is organized and operates as one operating segment, the provision of Internet-based software, which it markets over the Internet and through its direct internal sales force.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the Unites States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include all subsidiaries.  All inter-company transactions and balances have been eliminated.

Liquidity

The Company incurred significant operating losses during 2001, 2002 and 2003 and continued, in January, February and March of 2004, to incur significant operating losses.  In February 2004 GlobalSCAPE reduced its workforce by 20%, laying off 9 of the 45 people then employed by the Company.

The Company is highly dependent on the sale of two software products, CuteFTP and CuteFTP Pro, which are subject to technological and competitive obsolescence.  Sales from these two products, which represented 51% of the Company’s revenues in 2005, increased 1% in revenue from the previous year.  This increase was primarily in sales of CuteFTP Pro, which increased 18%.  Sales of CuteFTP decreased 22% year over year and sales of Secure FTP Server, the companion product to CuteFTP Pro, increased 119%.  Secure FTP Server accounted for approximately 14% and 22% in 2004 and 2005 respectively of total revenues.  Substantially all software products ultimately reach a point in their lifecycle in which sales can be expected to plateau or decline.  While it cannot be determined with certainty, CuteFTP may have reached such a point in its lifecycle.  Management believes that the market for stand-alone FTP clients for home consumers may be declining.  However, we have not seen the same decline in the market for secure FTP clients and servers such as CuteFTP Pro and Secure Server which we believe better target the needs of businesses.

The Company’s liquidity could be reduced in 2006 if sales of CuteFTP continue to decline and the Company is unable to successfully introduce new products or increase sales of existing products.

If sales decline or the Company’s liquidity otherwise requires, management has the intent and ability to reduce personnel and personnel-related costs, reduce or substantially eliminate capital expenditures and/or reduce or substantially eliminate research and development expenditures.

Revenue Recognition

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.

Revenues from the sale of software products are recognized and completely earned upon shipment or electronic delivery of the product provided that persuasive evidence of an arrangement exists, collection is probable, payment terms are fixed and determinable and no significant obligations remain.

The Company also sells technical support and maintenance agreements (post contract customer support “PCS”), which are sometimes bundled with the software.  When vendor specific objective evidence (“VSOE”) of fair value exists for all elements in a multiple element arrangement, revenue is allocated to each element based on the relative fair value of each of the elements.  VSOE of fair value is established by the price charged when the same element is sold separately.  In a multiple element arrangement whereby VSOE of fair value of all undelivered elements exists but VSOE of fair value does not exist for one or more delivered elements, revenue is recognized using the residual method.  Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue, assuming collection is probable.  Revenue allocated to PCS is recognized ratably over the contractual term, typically one year.

On April 26, 2006, in connection with the Company’s quarter-end accounting procedures, after consultation with the Company’s independent registered public accounting firm, management and the Company’s Board of Directors determined that there was an error in the calculation of revenue from maintenance and support (net of deferred revenues) for the year ended December 31, 2005. The Company mistakenly recorded $154,433 as current revenue which should have been recorded as deferred revenue.  The correction of the error resulted in a decrease of $154,433 in the Company’s revenue as reported on the Company’s income statement and an increase of $154,433 to the previously stated deferred revenue on the Company’s balance sheet at December 31, 2005. The amount of deferred revenue at December 31, 2005 is $560,578. The error was caused by a failure to properly code deferred revenue percentages on products introduced to our product line into our sales and order entry database. The error has been corrected. As a result of the error, SG&A expenses and accrued expenses decreased by approximately $3,325 related to bonuses calculated on net income, federal income tax payable and expense was reduced by $56,630 and net income was reduced by $94,478. In addition, Retained earnings and Total stockholder’s equity were each reduced by $94,478.  Corrections have been made where necessary in this report as noted in the Explanatory note at the beginning of this report.

The Company began selling technical support and maintenance services for some of its software products in 2001.  In 2004 and 2005, sales of enterprise class products resulted in higher maintenance and support agreements sold to customers and as a result deferred revenue at December 31, 2005 was $560,578.

The outbound shipping charges charged to the customer are included in software product revenues and amounted to approximately $58,000, $38,000 and $18,000 in 2003, 2004 and 2005, respectively.  The costs associated with these shipping charges are included in the software products cost of revenue.

Royalty Costs

Royalties that the Company pays on software products licensed from third parties, which it resells, are expensed as a cost of sales when the software product is sold or earlier if the recoverability of any prepaid royalties is in doubt.  The Company has distribution agreements with Hannon Hill Corp., Trellix Corp., Perseus Development Corp., Beehive Software, Inc., Visicom Media, Inc., and Glueck and Kanja.  The GlobalSCAPE software products associated with each of the companies are PublishXML, CuteSITE Builder, Web Survey, Mac FTP, CuteHTML Pro and Enhanced File Transfer (EFT), respectively.  GlobalSCAPE’s agreement with Hannon Hill Corp. required a minimum royalty of $16,667 per month, as prepayment of royalties, for 12 months beginning in December 2002.  These payments were expensed as paid because the lower than expected sales of PureCMS raised doubt as to the realization of benefit from these prepayments.  The total amount expensed in 2003 relating to these prepayments was $183,337.  The Company accrued approximately $36,000, $11,000, and $10,000 in royalty expense in 2003, 2004 and 2005, respectively.

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable.  Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk.  The Company provides credit, in the normal course of business, to a number of companies and performs ongoing evaluations of its credit risk.  The Company requires no collateral from its customers.  Management estimates the allowance for uncollectible accounts based on their historical experience and credit evaluation.  No single customer accounted for more than 2% of revenues in 2003 or 2004.  One customer accounted for approximately 2.7% of revenues in 2005.

Cash and cash equivalents, accounts receivable, employee advances, accounts payable, accrued expenses and notes payable, related party are reflected in the accompanying financial statements at cost, which approximates fair value because of the short term maturity of these instruments.

Other Concentrations

Sales in Foreign Markets.  In 2003, 2004 and 2005, approximately 35%, 36% and 33%, respectively, of the Company’s revenues were generated from sales to customers who provided addresses in foreign countries.  However, all revenues are received in U.S. dollars so there is no exchange rate risk with respect to the sale of our products.  These sales were concentrated mostly in Western Europe, Canada, and Australia.  In 2003, 2004 and 2005, the UK accounted for approximately 11.1%, 10.9% and 9.25%, respectively, of total revenues.

Labor.  GlobalSCAPE utilizes offshore developers for a large portion of the coding phase of software development.  If GlobalSCAPE were unable to continue using these developers because of political or economic instability, GlobalSCAPE may have difficulty finding comparably skilled developers or may have to pay considerably more for the same work, which would have a material adverse impact on results of operations.

Advertising Costs

The Company expenses advertising costs as incurred.  Advertising expenses charged to operations for the years ended December 31, 2003, 2004 and 2005 were approximately $542,000, $205,000 and $300,000, respectively, and are included in selling, general and administrative expenses.  The advertising expenses in 2003 relate primarily to the PureCMS product launch.  In 2004 and 2005, the Company incurred advertising cost principally for the purchase of keywords for internet searches, a direct mail campaign for EFT, trade show participation and advertising in various publications.

Income Taxes

The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.  The liability method provides that the deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes, as measured by the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are carried on the balance sheet with the presumption that they will be realizable in future periods when pre-tax income is generated. GlobalSCAPE recorded a deferred tax asset of $51,983 at December 31, 2005 as a result of its taxable income for the year.  Statement of Financial Accounting Standards (SFAS) No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight

of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.   After consideration of all of the evidence, both positive and negative, management determined that a  valuation allowance was necessary at December 31, 2004. No valuation was considered necessary at December 31, 2005. During 2005 a decrease in the valuation allowance of $484,853 at was necessary to decrease the valuation allowance for the benefit of the net operating loss carryforward benefit utilized in the current year.

Research and Development

Research and development expenses include all direct costs, primarily salaries for personnel and expenditures with external development sources, related to the development of new products and significant enhancements to existing products and are expensed as incurred until such time as technological feasibility is achieved.  For the years 2003, 2004 and 2005, we spent approximately $945,000, $728,000 and $870,000, respectively, on research and development.  Typically technological feasibility is achieved very late in the development cycle and as such no research and development expenses were capitalized in 2003, 2004 or 2005 and all previously capitalized research and development expenses were fully amortized at December 31, 2002.

Stock-Based Compensation

Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation  (SFAS 123), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans based on the fair market value of options granted.  The Company chose to account for stock based compensation using the intrinsic value method prescribed in APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.  Accordingly, compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price.   On December 31, 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard 148, Accounting for Stock Based Compensation - Transition and Disclosure (SFAS 148), which amends SFAS 123.  SFAS 148 requires more prominent and frequent disclosures about the effects of stock-based compensation.  The Company has continued to account for its stock-based compensation using the intrinsic value method according to the provisions of APB Opinion No. 25.

Pro forma information regarding net income and earnings per share is required by Statement 148, which also requires that the information be determined as if the Company had accounted for its stock options granted subsequent to December 31, 1994 under the fair value method of that Statement.  The fair value of these options was estimated at the date of grant using a Black-Scholes option-pricing model.

For purposes of pro forma disclosures, the estimated fair value of the options at the grant date  is amortized to expense over the options’ estimated vesting period.  The Company’s pro forma information for 2003, 2004 and 2005 follows:

	Years ended December 31,
	2003	2004	2005
Net income (loss), as reported	$(643,001)	$200,423	$1,446,704
Stock based compensation included in the determination of net income (loss) as reported, net of related tax effects	—	—	—
Stock-based compensation expense that would have been included in the determination of net income (loss) had the fair value based method been applied to all awards, net of related tax effects	(48,057)	(19,639)	(25,921)
Pro forma net income (loss)	$(691,058)	$180,784	$1,420,783

Earnings (loss) per share:
Basic- as reported	$(0.05)	$0.01	$0.10
Basic- pro forma	$(0.05)	$0.00	$0.10

Diluted- as reported	$(0.05)	$0.01	$0.09
Diluted- pro forma	$(0.05)	$0.00	$0.09

The weighted average fair value of the individual stock options granted during 2003, 2004, and 2005 is estimated at $0.20, $0.11 and $0.31, respectively, on the date of grant.  The fair values were determined using a minimum value options-pricing model with the following assumptions:

	2003	2004	2005
Dividend yield	None	None	None
Expected volatility	2.23	1.64	1.91
Risk-free interest rate	3.21%	4.24%	4.35%
Expected life	5.0	5.0	5.0

Cash and cash equivalents

Cash includes all cash and highly liquid investments with original maturities of three months or less.

Property and Equipment

Property and equipment is comprised of furniture and fixtures, software, computer equipment and leasehold improvements which are recorded at cost and depreciated using the straight-line method over their estimated useful lives.  Expenditures for maintenance and repairs are charged to operations as incurred.  Property and equipment acquired under capital leases are depreciated over their useful lives or the respective lease term, if shorter.  Depreciation periods used for property and equipment range from three to five years.

Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the asset.

Sale / Disposal of Assets

During 2005, the Company disposed of equipment and software with an original purchase price of $29,949 and accumulated depreciation of $29,949.  GlobalSCAPE recognized a gain of $1,242 related to the disposal of these assets.  During 2004 the Company disposed of equipment and software with an original purchase price of $31,494 and accumulated depreciation of $31,494.  GlobalSCAPE recognized no gain or loss related to the disposal of these assets.  During 2003 the Company disposed of equipment and software with an original purchase price of $69,738 and accumulated depreciation of $68,252.  GlobalSCAPE recognized a loss of $1,486 related to the disposal of these assets.

Capitalized Software Development Costs

Capitalization of software development costs begins upon the establishment of technological feasibility and ceases when the product is available for general release.  The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management concerning certain external factors including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.  These software development costs were amortized using the straight-line method over a three-year period and are only those costs incurred in the development of products that are sold to external customers and not used for internal purposes.  No research and development expenses were capitalized in 2003, 2004 or 2005 and all previously capitalized research and development expenses were fully amortized at December 31, 2002.  These software development costs are not related to those costs incurred for the acquisition of software products or titles.  For the years 2003, 2004 and 2005, we spent approximately $945,000, $728,000 and $870,000, respectively, on research and development.

Other Long-Term Assets

Costs incurred for the acquisition of CuteFTP were capitalized and amortized over the estimated useful life of five years using the straight-line method.  The Core Software Technology on the balance sheet represents the purchase of the source code and related trademark for CuteFTP and the related amortization of these costs.  GlobalSCAPE recognized amortization expense related to CuteFTP of approximately $135,000 in 2003.  The asset was fully amortized at December 31, 2003.

Other assets include deposits for facilities, which are anticipated to be refunded to the Company upon termination of the lease.

Deferred Compensation

The deferred compensation liability is related to an employment agreement with the President.  The deferred compensation is subject to certain terms and conditions related to his planned retirement in December 2008.

Other Long-Term Liabilities

Other long-term liabilities relate to deferred payments of rent expense.  The total amount of base lease payments is being charged to expense on the straight-line method over the term of the lease.

Earnings Per Common Share

Basic and diluted net income per common share is presented in conformity with Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128) for all periods presented.  Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income (loss) available to common stockholders by the weighted average shares outstanding during the period.  Diluted earnings per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive common shares outstanding.  Below is a reconciliation of the numerators and denominators of basic and diluted earnings per share for each of the following years:

	Year ended December 31,
	2003 (1)	2004 (2)	2005 (3)
Numerators
Numerator for basic and diluted earnings per share:
Net income (loss)	($643,001)	$200,423	$1,446,704
Denominators
Denominators for basic earnings per share:
Weighed average shares outstanding-Basic	13,361,706	13,668,800	13,778,989
Dilutive potential common shares:
Stock Options	—	593,996	1,663,535
Denominator for dilutive earnings per share	13,361,706	14,262,796	15,442,524
Net income (loss) per common share	($0.05)	$0.01	$0.10
Net income (loss) per commons share – assuming dilution	($0.05)	$0.01	$0.09

(1)          For the year ended December 31, 2003, 1,856,171 options have not been included in dilutive shares as the effect would be anti-dilutive.

(2)          For the year ended December 31, 2004, 882,000 options have not been included in dilutive shares as the effect would be anti-dilutive.

(3)          For the year ended December 31, 2005, all options have been included in dilutive shares.

Recent Accounting Pronouncements

Effective July 1, 2005, the Company adopted SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of Accounting Principles Board (“APB”) Opinion No. 29 (“SFAS 153”).  SFAS 153 amended prior guidance to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  The provisions of SFAS 153 were required to be applied prospectively.  SFAS 153 did not have a material impact on the Company’s unaudited interim condensed consolidated financial statements.

In June 2005, the EITF reached consensus on Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”).  EITF 04-5 provides a framework for determining whether a general partner controls and should consolidate a limited partnership or a similar entity in light of certain rights held by the limited partners.  The consensus also provides additional guidance on substantive rights.  EITF 04-5 was effective after June 29, 2005 for all newly formed partnerships and for any pre-existing limited partnerships that modified their partnership agreements after that date.  The adoption of this provision of EITF 04-5 did not have a material impact on the Company’s unaudited interim condensed consolidated financial statements.  EITF 04-5 must be adopted by January 1, 2006 for all other limited partnerships through a cumulative effect of a change in accounting principle recorded in opening equity or it may be applied retrospectively by adjusting prior period financial statements.  The adoption of this provision of EITF 04-5 is not expected to have a material impact on the Company’s unaudited interim condensed consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”).  The statement requires retrospective application to prior periods’ financial statements for a voluntary change in accounting principle unless it is deemed impracticable.  It also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate rather than a change in accounting principle.  SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  SFAS 154 is not expected to have a material impact on the Company’s unaudited interim condensed consolidated financial statements.

In December 2004, the FASB issued SFAS 123 (revised 2004) Share-Based Payment (“SFAS 123(R)”), which revised SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees.  SFAS 123(R) provides additional guidance on determining whether certain financial instruments awarded in share-based payment transactions are liabilities.  SFAS 123(R) also requires that the cost of all share-based transactions be measured at fair value and recognized over the period during which an employee is required to provide service in exchange for an award.  The SEC issued a final ruling in April 2005 allowing a public company that is not a small business issuer to implement

SFAS 123(R) at the beginning of the next fiscal year after June 15, 2005.  Thus, the revised pronouncement must be adopted by the Company by January 1, 2006.  As permitted under SFAS 148, Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123, the Company elected to use the prospective method of accounting for stock options granted subsequent to December 31, 2002.  Options granted prior to January 1, 2003 will continue to be accounted for under the intrinsic value method until the adoption of SFAS 123(R).  In addition, the pro forma impact of accounting for these options at fair value will continue to be accounted for under the intrinsic value method until the last of those options vest in 2005.  The adoption of SFAS 123(R)® is expected to increase compensation expense during period that employees vest in their stock options.

2.                                      Accounts Receivable

Accounts receivable, which are primarily from sales of software licenses, are presented net of an allowance for doubtful accounts.  The activity of the Company’s allowance for doubtful accounts for the years ended December 31, 2003, 2004 and 2005 is presented in the following table:

	Balance at		Charged to		Balance at
	Year Ended	Beginning	Income or		End of
	December 31	of Period	Expense	Deductions (1)	Period

2003	58,427	14,508	(29,354)	(29,354)	43,581
2004	43,581	(17,087)	(16,299)	(16,299)	10,195
2005	10,195	8,231	(6,153)	(6,153)	12,273

(1)  Represents amounts written off as uncollectible accounts receivable.

3.                                      Debt

The Company has obtained a $250,000 revolving line of credit agreement with a commercial bank.  The line of credit expired in December 2004, when it was renewed and extended through March 2006.  The line is due on demand, but if no demand then in March 2006.  The interest rate is subject to change and is indexed to the bank’s prime rate.  The rate at December 31, 2005 was 9.25%.  In connection with the line of credit, GlobalSCAPE entered into a Commercial Security Agreement with the bank whereby GlobalSCAPE granted a security interest in all its accounts receivable and property and equipment.  The Company borrowed $100,000 on September 11, 2003 under this agreement.  This amount remained outstanding at December 31, 2003 and was repaid in February 2004.  The Company does not intend to renew this line of credit.

4.                                      Commitments and Contingencies

Capital Leases

The Company had financed the acquisition of certain fixed assets through capital lease obligations.  These obligations were paid in full in 2004.  As of December 31, 2005 GlobalSCAPE had no capital lease obligations.

Property and equipment at December 31, 2003 and 2004 includes $227,000 for assets held under capital leases, less associated accumulated depreciation of $203,000 and $227,000, respectively.  Depreciation for assets held under capital leases is included in depreciation and amortization expense.

Operating Leases

Minimum future lease payments on non-cancelable operating leases for office facilities are as follows for the years ending December 31:

2006	190,659
2007	190,659
Thereafter	95,329
$476,647

This lease provides the Company with two successive 5-year renewal options.  Operating lease expense amounted to approximately $180,000 in each of 2003, 2004 and 2005.

Contingencies

The Company from time to time may be involved in litigation relating to claims arising out of its ordinary course of business.  There are no pending claims against the Company that would have a material adverse effect on the financial statements of the Company.

5.                                      Related Party Transactions

On June 11, 2002, ATSI sold its majority interest in GlobalSCAPE, Inc. to Brown and Mann-GlobalSCAPE Joint Venture, a Texas general partnership owned by San Antonio-based investors Thomas W. Brown and David L. Mann.  Contemporaneously with this transaction, GlobalSCAPE agreed to compromise and settle a $612,304 inter-company balance owed to it by ATSI, which resulted in charges to GlobalSCAPE of $392,905. The balance was settled for (i) $200,000 in cash from ATSI; (ii) NTFC Capital Corporation’s release of GlobalSCAPE as a co-borrower on a capital lease executed by ATSI in 1999, and (iii) ATSI’s agreement to provide $50,000 worth of transition support services to GlobalSCAPE over the nine months ending March 11, 2003.

On March 30, 2004, the Company obtained a $200,000 line of credit with the Brown and Mann-GlobalSCAPE Joint Venture.  The line of credit was available after June 21, 2004 if the Company failed to extend a line of credit with a bank and matured on December 31, 2004.  The line of credit with the partnership was not renewed.  The interest rate was subject to change and was indexed to the prime rate published in the Wall Street Journal.  In connection with the line of credit, GlobalSCAPE entered into a Commercial Security Agreement with the Brown and

Mann-GlobalSCAPE Joint Venture whereby GlobalSCAPE granted a security interest in all its accounts receivable and property and equipment.  The Brown and Mann-GlobalSCAPE Joint Venture is 70% owned by Thomas W. Brown and 30% owned by David L. Mann, both of whom are members of GlobalSCAPE’s Board of Directors.  In October 2004 the Brown and Mann-GlobalSCAPE Joint Venture distributed all shares held by the partnership to its two partners with the exception of 17,856 shares, which were distributed in 2005.

6.                                      Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities are related to the following:

	2004	2005
Total deferred tax liabilities	$—	$—

Deferred tax assets:
Accrued expenses	—	14,828
Allowance for doubtful accounts	3,466	4,173
Deferred compensation	—	4,121
Depreciation and amortization	56,696	28,861
Net operating loss carryforwards	424,691	—
Total deferred tax assets	484,853	51,983
Valuation allowance for deferred tax assets	484,853	—
Net deferred tax assets	$—	$51,983

A reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate (34%) to income before income taxes is as follows:

	2003	2004	2005
Taxes computed at federal statutory rate	($218,620)	$68,655	$494,911
Increases (decreases) in taxes resulting from:
State taxes, net of federal benefit	924	983	703
Non-deductible incentive stock option compensation charges	—	—	—
Other non-deductible expenses	2,581	2,368	5,653
Change in valuation allowance	216,515	(55,497)	(484,853)
Other	—	(15,020)	(6,433)
Total	$1,400	$1,489	$9,981

At December 31, 2005 the Company has utilized its available net operating loss carryforwards for both financial reporting and Federal income tax reporting purposes.

7.                                      Employee Benefit Plan

The Company has a 401(k) plan that covers substantially all employees with at least six months of service.  Under the plan, employees may elect to contribute a percentage of their annual salary subject to the Internal Revenue Code maximum limitations.  The plan provides for employer matching and discretionary contributions, the amounts of which are to be determined annually by the Board of Directors.  The Company made contributions to the plan of $7,533, $6,910 and $11,120 for the years ended December 31, 2003, 2004 and 2005, respectively.

8.                                     Stock Options and Stock Based Compensation

In January 1998, the Company approved the 1998 Stock Option Plan (the “1998 Plan”) for officers, other employees, directors, and consultants of the Company.  Under the terms of the 1998 Plan, up to 728,571 shares of the Company’s common stock may be granted in the form of incentive stock options or non-qualified stock options, awarded, or sold to officers, other employees, directors and consultants.  As of July 31, 2001, no additional grants could be issued under the 1998 Plan.

In May 2000, the Board of Directors approved the 2000 stock option plan (the “2000 Plan”) for key employees, non-employee directors, and advisors of the Company.  Under the terms of the 2000 Plan, up to 3,660,000 shares of the Company’s common stock may be granted in the form of incentive stock options or non-qualified stock options.  The maximum aggregate number of shares of common stock that may be granted to any optionee during the term of the 2000 Plan may not exceed 2,000,000.  The 2000 Plan provides that the purchase price per share for incentive stock options and non-qualified stock options shall not be less than the fair market value of the common stock on the date of grant.  The maximum term for an option granted is ten years from the date of grant.

The Company has adopted Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (SFAS No. 123), and elected to use the intrinsic value method in accounting for its stock option plan in accordance with Accounting Principles Board opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations under which compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price.  No options were issued below fair value for the years ended December 31, 2004 and 2005.

In December 2004, FASB issued Statement No. 123-R, Share-Based Payment, which establishes accounting standards for transactions in which an entity receives employee services in exchange for (a) equity instruments of the entity or (b) liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of equity instruments.  Effective in the first quarter of 2006, SFAS 123-R will require us to recognize the grant-date fair value of stock options and equity based compensation issued to employees in the statement of operations.  The statement also requires that such transactions be accounted for using the fair —value-based method, thereby eliminating use of the intrinsic value method of accounting in APB No. 25, Accounting for Stock Issued to Employees, which was permitted under Statement 123, as originally issued.  This change in accounting will be required in the first quarter of 2006 and will result in increased compensation expense for stock options over their vesting period.

During the second quarter of 2005, 469,000 options were granted to various employees at an average exercise price of $0.3172 per share.

Supplemental Disclosures for Stock Options

The following table shows the number of options granted, cancelled and exercised for all option plans for the three years ending December 31, 2005.

	Number of	Weighted Avg.
	Shares	Exercise Price
2003
Outstanding December 31, 2002	2,965,671	$0.40
Granted	56,000	0.20
Expired	1,035,500	0.72
Exercised	130,000	0.07
Outstanding December 31, 2003	1,856,171	$0.24

2004
Granted	581,000	0.12
Expired	182,500	0.28
Exercised	284,600	0.01
Outstanding December 31, 2004	1,970,071	$0.24

2005
Granted	469,000	0.32
Expired	20,000	0.16
Exercised	24,900	0.36
Outstanding December 31, 2005	2,394,171	$0.26

The following table shows information about outstanding stock options at December 31, 2005.

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.0132	565,571	4.89	$0.0132	565,571	$0.0132
$0.12 - $0.20	518,600	8.61	0.1497	176,451	0.1512
$0.31 - $0.33	469,000	9.46	0.3172	-	-
$0.464	841,000	5.29	0.4640	841,000	0.4640
$0.0132 - $0.464	2,394,171	6.73	$0.2607	1,583,022	$0.2681

There were 535,571 shares exercised in January 2006 at a weighted average exercise price of $0.0132 per share.

9.             Quarterly Financial Information (unaudited)

	Item 8B.Fiscal Year 2004
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Total revenues	$1,172,137	$1,287,797	$1,270,223	$1,200,502
Total operating expenses	1,377,017	1,083,595	1,134,881	1,133,091
Other Income (expense)	(720)	—	(371)	(560)
Net income (loss) before provision for income taxes	(205,600)	204,202	134,971	66,851
Net income (loss)	(205,600)	204,202	134,971	66,851

Net income (loss) per share:
Basic	($0.015)	$0.015	$0.010	$0.005
Diluted	($0.015)	$0.014	$0.009	$0.005
Weighted average shares outstanding:
Basic	13,488,619	13,638,995	13,773,219	13,773,219
Diluted	13,488,619	14,154,174	14,303,786	14,367,215

	Item 8C.Fiscal Year 2005
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Total revenues	$1,422,381	$1,819,376	$1,723,685	$1,713,173
Total operating expenses	1,262,418	1,293,747	1,334,381	1,342,691
Other Income (expense)	(328)	(15)	4,424	7,417
Net income before provision for income taxes	159,963	525,614	393,728	377,380
Net income (loss)	158,570	525,614	393,728	368,792

Net income (loss) per share:
Basic	$0.012	$0.038	$0.029	$0.027
Diluted	$0.011	$0.036	$0.025	$0.024
Weighted average shares outstanding:
Basic	13,773,219	13,773,219	13,776,969	13,792,523
Diluted	14,366,506	14,584,284	15,582,248	15,794,293

GlobalSCAPE released its Enhanced File Transfer product in November 2004, comparisons of GlobalSCAPE’s quarterly results from operations should take this item into consideration.

10.          Restatement of Financial Statements

The Company has restated its 2005 financial statements from the amounts previously reported. The restatements include adjustments (a) to record deferred revenue, (b) to decrease previously calculated bonus on net income and (c) adjust income taxes. Following is a summary of the restatement adjustments:

	As		As
	Reported	Adjustments	Restated
2005 Summary Balance Sheet
Current Assets	$2,685,505	—	$2,685,505
Property and equipment (net)	152,571	—	152,571
Other assets	63,595	—	63,595
Total Assets	$2,901,671	$—	$2,901,671

Current Liabilities
Accounts payable	$91,763	—	$91,763
Accrued expenses	234,236	(3,325)	230,911
Federal income tax payable	117,529	(56,630)	60,899
Deferred revenue	406,145	154,433	560,578
Total current liabilities	849,673	94,478	944,151
Long-term liabilities	28,945	—	28,945
Stockholders’ equity
Preferred stock	—	—	—
Common stock	13,797	—	13,797
Additional paid in capital	684,281	—	684,281
Retained earnings	1,324,975	(94,478)	1,230,497

Total liabilities and stockholders’ equity	$2,901,671	$—	$2,901,671

	As		As
	Reported	Adjustments	Restated
2005 Summary Consolidated Statement of Operations
Software Product Revenues	$6,096,045	$—	$6,096,045
Maintenance and support (net of deferred revenues)	737,003	(154,433)	582,570
Total Revenues	6,833,048	(154,433)	6,678,615
Operating expenses
Cost of revenues (exclusive of depreciation and amortization shown seperately below)	279,964	—	279,964
Selling, general and administrative expenses	3,989,372	(3,325)	3,986,047
Research and development expenses	869,155	—	869,155
Depreciation and amortization	98,071	—	98,071
Total operating expenses	5,236,562	(3,325)	5,233,237
Income from operations	1,596,486	(151,108)	1,445,378
Other income (expense)	11,307	—	11,307
Income before income taxes
Income tax provision
Current federal	117,529	(56,630)	60,899
Current state	1,065	—	1,065
Deferred federal (benefit)	(51,983)	—	(51,983)
Total income tax provision	66,611	(56,630)	9,981
Net Income	$1,541,182	$(94,478)	$1,446,704

Basic per common share	$0.11		$0.10
Diluted per common share	$0.10		$0.09

GlobalSCAPE, Inc.

Consolidated Balance Sheets

	December 31,	September 30,
	2005	2006
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,029,473	$1,345,971
Accounts receivable (net of allowance for doubtful accounts of $12,273 and $14,833 at December 31, 2005 and September 30, 2006, respectively)	590,715	1,702,185
Prepaid expenses	65,317	166,220
Total current assets	2,685,505	3,214,376

Property and equipment:
Furniture and fixtures	334,063	390,486
Software	284,621	312,642
Equipment	604,517	644,728
Leasehold improvements	167,762	191,090
	1,390,963	1,538,946
Accumulated depreciation and amortization	1,238,392	1,316,392
Net property and equipment	152,571	222,554

Other assets:
Goodwill	—	9,653,059
Deferred loan costs	—	38,484
Deferred tax asset	51,983	63,932
Other	11,612	29,228
Total other assets	63,595	9,713,010

Total assets	$2,901,671	$13,221,633

	December 31,	September 30,
	2005	2006
		(unaudited)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$91,763	$293,231
Accrued expenses	230,911	502,357
Federal income tax payable	60,899	276,720
Deferred tax liability	—	71,693
Deferred revenue	560,578	1,302,336
Term loan - current	—	1,666,667
Total current liabilities	944,151	4,113,004

Long-term liabilities:
Term loan	—	3,333,333
Deferred compensation	12,121	31,861
Other long-term liabilities	16,824	8,412
Total long-term liabilities	28,945	3,373,606

Total Liabilities	973,096	7, 486,610

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.001 per share, 10,000,000 authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001 per share, 40,000,000 shares authorized, 13,798,119 and 15,138,146 shares issued and outstanding at December 31, 2005 and September 30, 2006, respectively	13,797	15,138
Additional paid-in capital	684,281	2,916,844
Retained earnings	1,230,497	2,803,041
Total stockholders’ equity	1,928,575	5,735,023
Total liabilities and stockholders’ equity	$2,901,671	$13,221,633

See accompanying notes.

GlobalSCAPE, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2006	2005	2006
Operating revenues:
Software product revenues	$1,559,126	$2,002,989	$4,480,679	$6,330,830

Maintenance and support (net ofdeferred revenues)	164,559	600,247	484,763	1,132,656
Total revenues	1,723,685	2,603,236	4,965,442	7,463,486

Operating expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	66,709	145,646	226,086	372,565
Selling, general and administrative Expenses	1,014,011	1,318,952	2,973,385	3,879,460
Research and development expenses	230,947	302,363	614,756	799,168
Depreciation and amortization	22,714	25,046	76,129	69,726
Total operating expense	1,334,381	1,792,007	3,890,356	5,120,919
Income from operations	389,304	811,229	1,075,086	2,342,567

Other income (expense):
Interest expense	105	—	(620)	—
Interest income	3,552	21,412	3,552	58,342
Gain on sale of assets	767	—	958	619
Other expense	—	—	—	(295)
Total other income (expense)	4,424	21,412	3,890	58,666
Income before income taxes	393,728	832,640	1,078,976	2,401,233

Income tax expense (benefit):
Current:
Federal	—	307,329	1,065	826,110
State	—	—	—	—
Deferred:
Federal	—	(12,773)	—	(11,949)
State	—	—	—	—
Total income tax provision	—	294,556	1,065	814,162

Net income	$393,728	$538,085	$1,077,911	$1,587,072

Net income per common share- basic	$0.03	$0.04	$0.08	$0.11
Net income per common share- assuming dilution	$0.03	$0.03	$0.07	$0.10
Average shares outstanding:
Basic	13,776,969	14,484,319	13,774,483	14,152,932
Diluted	15,582,248	15,891,298	14,937,374	15,549,377

See accompanying notes.

GlobalSCAPE, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2005	2006
Operating Activities:
Net Income	$1,077,911	$1,587,072
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense (recovery)	7,775	2,560
Depreciation and amortization	76,129	69,726
(Gain) loss on disposition of assets	—	(619)
Stock-based compensation	—	204,935
Deferred taxes	—	(11,949)
Changes in operating assets and liabilities:
Accounts receivable	(440,462)	(574,761)
Prepaid expenses	(3,465)	(94,963)
Accounts payable	(28,420)	168,744
Accrued expenses	38,076	77,453
Federal income tax payable	—	215,821
Deferred revenues	166,840	379,002
Deferred Compensation	—	19,740
Other long-term liabilities	(2,061)	(46,153)
Net cash provided by operating activities	892,323	1,996,608
Investing Activities:
Proceeds from sale of property and equipment	—	619
Purchase of property and equipment	(88,035)	(114,043)
Purchase of Availl, Inc.	—	(7,776,932)
Cash acquired in purchase of Availl, Inc.	—	181,277
Net cash used in investing activities	(88,035)	(7,709,079)
Financing Activities:
Exercise of stock options	6,960	28,969
Proceeds from term loan.	—	5,000,000
Net cash provided by financing activities	6,960	5,028,969
Net increase (decrease) in cash	811,248	(683,502)
Cash at beginning of period	572,959	2,029,473
Cash at end of period	$1,384,207	$1,345,971

See accompanying notes.

Supplemental disclosures:

Interest paid	$620	—
Income taxes paid	$1,065	$666,920

GlobalSCAPE, Inc.

Notes to Consolidated Financial Statements

1.             Overview of the Business and Significant Accounting Policies

NATURE OF BUSINESS

GlobalSCAPE, Inc. (GlobalSCAPE), founded in April 1996, develops and distributes secure file management software that enables users to safely send data over the internet. Our software is used worldwide across a wide range of industries. Through the end of 2005, we had sold approximately 1,300,000 software licenses and our customer base includes individual consumers, small to medium-sized businesses, as well as some of the largest corporations in the world.

Our file transfer products guarantee the privacy of critical information such as medical records, financial data, customer files and other similar documents. In addition, our products ensure compliance with government regulations relating to the protection of information while allowing users to reduce IT costs, increase efficiency, track and audit transactions and automate processes.

Through Availl Inc. (Availl), our recently acquired, wholly-owned subsidiary, we also provide Wide Area Files Systems (WAFS) and Continuous Data Protection (CDP) software.  This addition expands GlobalSCAPE’s technology base into data replication, acceleration of file transfer, sharing/collaboration and continuous data backup and recovery.  We believe that our expanded product offering uniquely positions us to provide comprehensive, secure transfer, sharing, and replication of files that need to be transmitted inside the user’s firewall to distributed offices, or outside the user’s firewall to business and trading partners.

During the nine months ended September 30, 2006, approximately 66% of our revenues were generated from customers within the United States, with the remaining 34% concentrated mostly in Western Europe, Canada and Australia. Virtually all of our 2006 revenues were derived from sales of software licenses and support agreements. The combined sales of CuteFTP Home and CuteFTP Pro accounted for 69% and 50% of our revenues in 2004 and 2005, respectively, and 33% of our revenues for the nine months ended September 30, 2006. The combined sales of our Secure Server and Enhanced File Transfer products grew from 14% of our revenues in 2004 to 38% in 2005, and 63% for the nine months ended September 30, 2006.

Corporate Structure

Prior to September 22, 2006, all of the Company’s operations were conducted by GlobalSCAPE Texas, LP, a Texas limited partnership.  The partners of GlobalSCAPE Texas, LP are two Nevada limited liability companies, which are both wholly-owned subsidiaries of GlobalSCAPE, Inc., a Delaware corporation.

On September 22, 2006, GlobalSCAPE acquired one hundred percent (100%) of the issued and outstanding capital stock of Availl, a privately held corporation, pursuant to an

Agreement and Plan of Merger with Availl and its stockholders.  The initial purchase price was $9.65 million of which $7.65 million was paid in cash and $2.0 million was paid in shares of GlobalSCAPE common stock.  The former Availl stockholders are also entitled to up to an additional $100,000 in cash depending upon the achievement of certain revenue targets for Availl for the third and fourth quarters of 2006.

Availl will continue to operate as a wholly-owned subsidiary of GlobalSCAPE, Inc. based in Andover, Mass.   GlobalSCAPE, Inc. is a holding company and conducts no operations; however, the stock of GlobalSCAPE, Inc. is quoted on the OTC Bulletin Board.  References to “GlobalSCAPE” or the “Company” refer collectively to all of these entities unless otherwise indicated.

BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X, “Interim Financial Statements.”  Accordingly, they do not include all information and footnotes required under generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of normally recurring accruals) considered necessary for a fair presentation have been made.  The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year.

The Balance Sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.  For further information, refer to the financial statements and footnotes included in GlobalSCAPE’s Annual Report on Form 10-K/A Number 1 for the year ended December 31, 2005.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include all subsidiaries.  Availl became a subsidiary on September 22, 2006; therefore the consolidated financial statements only include Availl’s financial results and activities from the date of acquisition until September 30, 2006.  All inter-company transactions and balances have been eliminated.

LIQUIDITY

The use of our capital resources is driven principally by our need to enhance our existing products and to develop or acquire new products.  The amount of our expenditures has a direct impact on our ability to offer enhanced and new products to our customers.  Our principal source of funds is cash flow from operations which, in turn, is highly dependent on our sales revenue.  During the nine months ended September 30, 2006, the Company generated $2.0 million from operations, which was used along with other funds in the acquisition of Availl, resulting in a net decrease in cash through three quarters of 2006 of ($683,502).

Prior to 2006, we relied heavily on sales of CuteFTP Home and CuteFTP Professional, which accounted for approximately 50%and 30% of total revenues in the quarters ended September 30, 2005 and 2006, respectively.  Our newer products Enhanced File Transfer and SecureFTP Server, have increased our total revenue in 2006 while reducing the percentage of total revenue previously held by the two CuteFTP products. Much of the decline in percentage of revenues from the sale of CuteFTP products was offset by sales of other products in the first nine months of 2006, namely, SecureFTP Server, Enhanced File Transfer and Cascade Server (formerly PublishXML), which collectively accounted for 38% and 63% of revenues in the nine months ended September 30, 2005 and 2006, respectively.  Total revenues increased 51% when comparing the third quarter of 2006 to the same period in 2005 and 50% when comparing the first nine months of 2006 with the same period of 2005.  On a pro forma basis, when including the results of operations of Availl for the entire third quarter, GlobalSCAPE’s historical revenues for the three months ended 2006 would have increased by approximately 92% over the same period of 2005.

As of September 30, 2006, the Company had cash and cash equivalents of $1,345,971 and had net working capital of ($826,935).  Management believes this level of working capital, together with availability under the Company’s revolving credit facility with Silicon Valley Bank and the excess cash generated by the profitable operation of the business, is adequate to finance the Company’s current level of operations.

The Company entered into a new loan agreement with Silicon Valley Bank on September 22, 2006 which involved a $5,000,000 term loan agreement which we used to finance part of the cash portion of the purchase price for Availl.  The initial interest rate is 9.5% and is subject to change as the bank’s prime rate changes.  The term loan matures on September 22, 2009.  Interest and principal are payable in 36 equal monthly installments on the first day of each calendar month beginning October 1, 2006.  The loan agreement also established a $750,000 revolving line of credit for two years at an interest rate of prime plus 1.0%.  In connection with the term loan and line of credit, GlobalSCAPE granted the bank a security interest in all accounts receivable, equipment, and other tangible and intangible assets.  As of September 30, 2006, the Company had no borrowings under the revolving line of credit agreement.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation. These reclassifications had no impact on operating income as previously reported.

Sale / Disposal of Assets

During the first nine months of 2006, the Company disposed of equipment with an original purchase price of $15,362 and accumulated depreciation of $15,362. GlobalSCAPE recognized a gain of $619 related to the disposal of these assets.

Goodwill

As of September 30, 2006, GlobalSCAPE had goodwill in the amount of $9.7 million associated with the acquisition of Availl.  This acquisition was accounted for using the purchase method of accounting. See Acquisitions note for a description of the acquisition. In accordance with SFAS No. 142 Goodwill and Other Intangible Assets, the Company will assess the impairment of goodwill annually in the fourth quarter, or more frequently if other indicators of potential impairment arise. Goodwill and other intangible assets consist of the following:

	September 30, 2005			September 30, 2006
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Goodwill(1)	—	—	—	9,653,059	—	9,653,059
	—	—	—	9,653,059	—	9,653,059

(1)                              No allocation has been made to intangible assets as of the September 30, 2006.  Management will determine the proper value of intangible assets acquired from Availl, Inc. and allocate a portion of the goodwill to intangible assets within the next twelve months.

Acquisitions

On September 22, 2006, the Company completed the acquisition of all of the issued and outstanding shares of Availl, a privately held provider of Wide Area Files Systems (WAFS) and Continuous Data Protection (CDP) software, for $7.65 million in cash and $2.0 million in the form of 716,846 shares of GlobalSCAPE common stock. The Company incurred direct acquisition costs of approximately $127,000. In connection with the acquisition, $850,000 of the cash consideration in this acquisition was placed into an escrow account for purposes of settling indemnification claims for the eighteen-month period following the closing. In accordance with EITF Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, we have used $2.79 as the per share amount to value the common stock consideration paid to Availl shareholders (representing the average of the closing prices of GlobalSCAPE’s common stock for the thirty days before the merger agreement date of September 22, 2006). Pursuant to the terms of the acquisition, the Company granted stock options to the former Availl stockholders who were also employees under the GlobalSCAPE, Inc. 2000 Stock Option Plan. Exercising the options under this plan is contingent upon the individual’s continued employment with the Company and will be vested over three years in three annual installments.

The Availl acquisition was accounted for using the purchase method of accounting. The purchase price was paid on the September 22, 2006 closing date.  The purchase price includes a provision for the former Availl stockholders to earn up to an additional $100,000 in cash depending upon the achievement of certain revenue targets for Availl for the third and fourth quarters of 2006. The purchase price was allocated to the assets acquired, including intangible assets and liabilities assumed, based on estimated fair values at the date of the acquisition. The value of assets and liabilities was estimated based on purchase price and future intended use.

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired. This premium paid for the acquisitions is based on management’s belief that the acquired technologies, businesses and engineering talent were of strategic importance in the Company’s growth strategy. Operating results from the acquired business is included in the condensed consolidated statements of operations from the date of acquisition.

A summary of the purchase price allocation is as follows:

Availl
Purchase price -	$
Cash paid	7,650,000
Stock issued	2,000,000

Legal & Other Acquisition Costs	126,931
Acquisition costs	9,776,931
Net fair value of assets acquired and liabilities assumed	(123,872)
Goodwill acquired	9,653,059

The following unaudited pro forma financial information presents the results of operations for the three and nine month periods ended September 30, 2005 and 2006 as if the acquisition had occurred at the beginning of each period presented. The pro forma financial information has been adjusted for the effect of interest paid on the term loan. The pro forma financial information for the combined entities has been prepared for comparative purposes only and is not indicative of what actual results would have been if the acquisitions had taken place at the beginning of each period presented, or of future results.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
	(in thousands, except per share data)
Pro forma net revenues	$2,060	$3,308	$5,777	$9,262
Pro forma net income	369	374	667	1,230
Pro forma net income per share:
Basic	$0.03	$0.03	$0.05	$0.08
Diluted	$0.02	$0.02	$0.04	$0.08

STOCK-BASED COMPENSATION

Stock-Based Compensation Plans

GlobalSCAPE has stock-based compensation plans available to grant incentive stock options to employees. Under the GlobalSCAPE, Inc. 2000 Stock Option Plan (the Plan), which was approved by the Board of Directors and became effective on May 17, 2001, a maximum of 3,660,000 shares of GlobalSCAPE common stock may be awarded. Through the nine months ended September 30, 2006, options were granted for 915,000 shares of common stock.

The exercise price, term and other conditions applicable to each stock option granted under the Plan are generally determined by the Board of Directors. The exercise price of stock options is set on the grant date and may not be less than the fair market value per share of our stock on that date. The options generally become exercisable over a three-year period and expire after ten years.

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No.123R) requiring that compensation cost relating to share-based payment transactions be recognized in the financial statements. The cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity award). Prior to January 1, 2006, we accounted for share-based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and related interpretations. We also followed the disclosure requirements of Statement of Financial

Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. We adopted SFAS No. 123R using the modified prospective method and, accordingly, financial statement amounts for prior periods presented in this Form 10-Q have not been restated to reflect the fair value method of recognizing compensation cost relating to stock options.

There was $204,935 of compensation cost related to stock options recognized in operating results in the nine months ended September 30, 2006.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility is based on historical volatility of GlobalSCAPE stock. We used the simplified method to derive an expected term. The expected term represents an estimate of the time options are expected to remain outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant. The following table sets forth the assumptions used to determine compensation cost for our stock options consistent with the requirements of SFAS No. 123R.

Three Months Ended September 30, 2006
Expected volatility	105%
Expected annual dividend yield	0.0%
Risk free rate of return	4.67%
Expected option term (years)	6.01

Under APB No. 25 there was no compensation cost recognized for our stock options awarded in the three or nine months ended September 30, 2005 as these stock options had an exercise price equal to the market value of the underlying stock at the grant date. The following table sets forth pro forma information as if compensation cost had been determined consistent with the requirements of SFAS No. 123.

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Net income, as adjusted	$393,728	$1,077,911
Deduct: Total stock-based employee compensation cost determined under fair value method for fixed stock option plans, net of related tax effects	(16,059)	(48,052)
Pro forma net income	$377,669	$1,029,859

Earnings per share of common stock:
Basic - as adjusted	$0.03	$0.08
Basic – pro forma	$0.03	$0.08

Earnings per share of common stock:
Assuming dilution - as adjusted	$0.03	$0.07
Assuming dilution - pro forma	$0.03	$0.07

The following table summarizes information about stock option activity for the nine months ended September 30, 2006:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value ($M)
Outstanding at December 31, 2005	2,394,171	$.25	6.5
Granted	915,000	2.82
Exercised	(623,181)	.05
Lapsed or canceled	(125,350)	.14

Outstanding at September 30, 2006	2,560,640	$1.23	7.58	$4.66

Exercisable at September 30, 2006	1,242,110	$.51	5.53	$3.16

The weighted average fair value of options granted during the three months ended September 30, 2006 was $2.61. The total intrinsic value of options (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) exercised during the three months ended September 30, 2006 was $0 as none were exercised during the period. During the nine months ended September 30, 2006, the amount of cash received from the exercise of stock options was $28,968 with no associated tax benefit. The following table summarizes information about nonvested stock option awards as of September 30, 2006 and changes for the nine months ended September 30, 2006.

	Number Of Options	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2005	772,457	$.25
Granted	915,000	2.82
Vested	(287,535)	.27
Forfeited	(81,392)	.14
Non-vested at September 30, 2006	1,318,530	$1.96

At September 30, 2006, there was $1,995,337 of total unrecognized compensation cost related to non-vested stock option awards which is expected to be recognized over a weighted-average period of 3 years. There were 72,540 options that became vested during the three months ended September 30, 2006.

2.             EARNINGS PER COMMON SHARE

Basic and diluted net income per common share is presented in conformity with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (SFAS 128) for all periods presented. Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income (loss) available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive common shares outstanding.  Below is a reconciliation of the numerators and denominators of basic and diluted earnings per share for each of the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2005	2006	2005	2006
Numerators
Numerators for basic and diluted earnings per share:
Net income	$393,728	$538,085	$1,077,911	$1,587,072

Denominators
Denominators for basic and diluted earnings per share:
Weighted average shares outstanding – basic	13,776,969	14,484,319	13,774,483	14,152,932
Dilutive potential common shares Stock options (1)	1,805,279	1,406,979	1,162,891	1,396,445

Denominator for dilutive earnings per share	15,582,248	15,891,298	14,937,374	15,549,377
Net income per common share	$0.03	$0.04	$0.08	$0.11
Net income per common share – assuming dilution	$0.03	$0.03	$0.07	$0.10

(1)          For the three and nine months ended September 30, 2005, all outstanding options have been included in dilutive shares.  For the three and nine months ended September 30, 2006, 715,000 options have not been included in dilutive shares, as the effect would be anti-dilutive.

F-38

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Availl, Inc.:

We have audited the accompanying balance sheets of Availl, Inc. (the Company) as of December 31, 2004 and 2005, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Availl, Inc. as of December 31, 2004 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

As discussed in Note 6 of the financial statements, GlobalSCAPE, Inc., acquired the outstanding common stock of Availl, Inc. on September 22, 2006.

PMB Helin Donovan, LLP

November 30, 2006
Austin, Texas

Availl, Inc.

Balance Sheets

	December 31,		September 30,
Assets	2004	2005	2006
			(unaudited)
Current assets:
Cash and cash equivalents	$94,707	$173,166	$792,792
Accounts receivable (net of allowance for doubtful accounts of $13,654 in 2006; and zero in 2004 and 2005)	91,382	243,229	539,270
Prepaid expenses	—	7,584	5,940
Total current assets	186,089	423,979	1,338,002

Property and equipment:
Equipment	14,698	35,457	46,785
Leasehold improvements	—	—	3,263
	14,698	35,457	50,048
Accumulated depreciation and amortization	8,656	16,096	23,637
Net property and equipment	6,042	19,361	26,411

Other assets:
Deferred loan costs, net	—	—	38,484
Goodwill	—	—	9,653,059
Security deposit	2,292	2,292	13,399
Other	518	—	4,216
Total other assets	2,810	2,292	9,709,158

Total assets	$194,941	$445,632	$11,073,571

Availl, Inc.

Balance Sheets

	December 31,		September 30,
Liabilities and Stockholders’ Equity	2004	2005	2006
			(unaudited)
Current liabilities:
Accounts payable	$26,141	$5,000	$32,724
Payroll liabilities	48,629	42,945	193,995
Federal & state income tax payable	4,448	6,264	—
Deferred tax liability	8,005	62,889	71,693
Customer refunds payable	—	27,260	—
Loan payable - employees	—	—	—
Term loan - current	—	—	1,666,667
Deferred revenue	62,319	162,678	362,756
Total current liabilities	149,542	307,036	2,327,835

Long-term liabilities:
Note payable	—	—	3,333,333
Other long-term liabilities	—	—	—
Total long-term liabilities	—	—	3,333,333

Total Liabilities	149,542	307,036	5,661,168

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.001 per share, 20,000,000 shares authorized, 7,793,505, shares issued and outstanding at December 31, 2004 and 2005. (1)	7,794	7,794	1
Additional paid in capital	137,464	137,464	5,426,930
Retained earnings (deficit)	(99,859)	(6,662)	(14,528)
Total stockholders’ equity	45,399	138,596	5,412,403
Total liabilities and stockholders’ equity	$194,941	$445,632	11,073,571

(1)          As a result of the acquisition by GlobalSCAPE, Inc. as of September 30, 2006, Availl has 1,000 shares of common stock authorized and issued with a par value of $.001 per share.

See accompanying notes.

Availl, Inc.

Statements of Operations

	Year ended December 31,		Nine Months Ended September 30,
	2004	2005	2005	2006
			(unaudited)	(unaudited)
Operating revenues:
Software product revenues	$461,565	$1,151,056	$710,946	$1,507,983
Maintenance and support (net of deferred revenues)	53,074	151,302	101,118	290,615
Total revenues	514,639	1,302,358	812,064	1,798,598

Operating expenses:
Selling, general and administrative Expenses	478,488	1,134,948	747,244	1,829,350
Depreciation and amortization	4,213	7,440	4,883	7,541
Total operating expense	482,701	1,142,388	752,127	1,836,891
Income (loss) from operations	31,938	159,970	59,937	(38,293)

Other income (expense):
Interest expense	(3,273)	—	—	—
Interest income	—	639	479	537
Total other income (expense)	(3,273)	639	479	537
Income (loss) before income taxes	28,665	160,609	60,416	(37,756)

Income Tax Provision	13,782	67,412	25,358	(12,837)

Net income (loss)	$14,883	$93,197	$35,058	(24,919)

See accompanying notes.

Availl, Inc.

Statements of Stockholders’ Equity

				Retained
	Common Stock		Additional paid	Earnings
	Shares	Amount	in Capital	(Deficit)	Total
Balances at December 31, 2003	7,793,505	$7,794	$137,464	$(114,742)	$30,516
Net income (loss)	—	—	—	14,883	14,883
Balances at December 31, 2004	7,793,505	7,794	137,464	(99,859)	45,399
Net income (loss)	—	—	—	93,197	93,197
Balances at December 31, 2005	7,793,505	7,794	137,464	(6,662)	138,596
Net income (loss)	—	—	—	(24,919)	(24,919)
Effects of acquisition by Globalscape, Inc.	(7,793,505)	(7,794)	(137,464)	17,053	(128,205)
New stock issuance	1,000	1	5,426,930	—	5,426,931
Balance at September 30, 2006	1,000	$1	$5,426,930	$(14,528)	$5,412,403

See accompanying notes.

Availl, Inc.

Statements of Cash Flows

	Year ended December 31,		Nine Months Ended September 30,
	2004	2005	2006
			(Unaudited)
Operating Activities:
Net income (loss)	$14,883	$93,197	$(24,919)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense (recovery), net	—	—	13,654
Depreciation and amortization	4,213	7,440	7,541
Accounts receivable	(61,861)	(151,847)	(309,694)
Prepaid expenses	5,646	(7,584)	1,644
Other assets	—	518	(15,323)
Accounts payable & Accrued Expense	25,147	(2,251)	140,916
Deferred Tax Liability	9,181	54,884	8,804
Deferred revenue	44,005	100,359	200,078
Other long-term liabilities	15,383		—
Net cash provided by operating activities	56,597	99,218	22,701
Investing Activities:
Proceeds from sale of property and equipment	—	—	—
Purchase of property and equipment	(4,121)	(20,759)	(14,591)
Net cash used in investing activities	(4,121)	(20,759)	(14,591)
Financing Activities:
Investment by GlobalScape, Inc.	—	—	650,000
Deferred Loan Costs			(38,484)
Net cash provided by financing activities	—	—	611,516
Net increase in cash and cash equivalents	52,476	78,459	619,626
Cash at beginning of period	42,231	94,707	173,166
Cash at end of period	$94,707	$173,166	$792,792

See accompanying notes.

Availl, Inc.

Statements of Cash Flows (continued)

	Year ended December 31,		Nine Months Ended September
	2004	2005	30, 2006
			(unaudited)
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$3,273	$—	$—
Income taxes paid	$565	$—	$—

Availl, Inc.
Notes to Financial Statements
December 31, 2004 and 2005

1.             Overview of the Business and Significant Accounting Policies

Corporate Structure

All of the Company’s operations are conducted by Availl, Inc, a Delaware Corporation.    Availl, Inc. was approximately 61% owned by the Chuck Shavit, with the remainder held by Ellen Ohlenbusch (17%), Craig Randall (17%), and Ronald Lachman (5%).    The stock of Availl, Inc. is not publicly traded.  References to “Availl” or the “Company” refer to Availl, Inc. unless otherwise indicated.

On September 22, 2006, all of the outstanding stock of Availl was acquired by GlobalSCAPE, Inc. (“GlobalSCAPE”), a publicly traded company (Note 6).

Nature of Business

Availl, founded in February 2002, develops and distributes Internet related software.  The Company develops and distributes Wide-Area File System (WAFS) collaboration and Continuous Data Protection (CDP) products.  These products provide data replication, acceleration of file transfer, sharing/collaboration and continuous data backup and recovery to its customers. The Company is organized and operates as one operating segment, the provider of Internet-based software, which it markets over the Internet and through its direct internal sales force.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the Unites States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.

Revenues from the sale of software products are recognized and completely earned upon shipment or electronic delivery of the product provided that persuasive evidence of an arrangement exists, collection is probable, payment terms are fixed and determinable and no significant obligations remain.

The Company also sells technical support and maintenance agreements (post contract customer support “PCS”), which are sometimes bundled with the software.  When vendor specific objective evidence (“VSOE”) of fair value exists for all elements in a multiple element arrangement, revenue is allocated to each element based on the relative fair value of each of the elements.  VSOE of fair value is established by the price charged when the same element is sold separately.  In a multiple element arrangement whereby VSOE of fair value of all undelivered elements exists but VSOE of fair value does not exist for one or more delivered elements, revenue is recognized using the residual method.  Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue, assuming collection is probable.  Revenue allocated to PCS is recognized ratably over the contractual term, typically one year.

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable.  Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk.The Company provides credit, in the normal course of business, to a number of companies and performs ongoing evaluations of its credit risk.  The Company requires no collateral from its customers.  Management estimates the allowance for uncollectible accounts based on their historical experience and credit evaluation.  No single customer accounted for more than 10% of revenues in 2004 or 2005.

Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable, are reflected in the accompanying financial statements at cost, which approximates fair value because of the short term maturity of these instruments.

Marketing and Advertising Costs

The Company expenses marketing costs as incurred.  Marketing expenses charged to operations for the years ended December 31, 2004 and 2005 were approximately $104,000 and $305,000, respectively, and are included in selling, general and administrative expenses.  In 2004 and 2005, the Company incurred advertising cost principally for the purchase of keywords for internet searches, trade show participation and advertising in various publications.

Goodwill

Goodwill is the excess cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination.  Goodwill is not amortized.  Goodwill is tested for impairment annually and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired.  All of the Goodwill at September 30, 2006  is a result of GlobalSCAPE, Inc.’s (“GlobalSCAPE”) acquisition of Availl (see Note 6). The goodwill and the related acquisition debt have been pushed down to Availl, Inc. effective the acquisition date of September 22, 2006.

Income Taxes

The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.  The liability method provides that the deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes, as measured by the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are carried on the balance sheet with the presumption that they will be realizable in future periods when pre-tax income is generated.  Statement of Financial Accounting Standards (SFAS) No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.   After consideration of all of the evidence, both positive and negative, management determined that a valuation allowance was not necessary at December 31, 2004 and December 31, 2005

Cash and cash equivalents

Cash includes all cash and highly liquid investments with original maturities of three months or less.

Property and Equipment

Property and equipment is comprised of furniture and fixtures, software and computer equipment which are recorded at cost and depreciated using the straight-line method over their estimated useful lives.  Expenditures for maintenance and repairs are charged to operations as incurred.  Depreciation periods used for property and equipment range from three to five years.

Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the asset.

Capitalized Software Development Costs

Capitalization of software development costs begins upon the establishment of technological feasibility and ceases when the product is available for general release.  The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management concerning certain external factors including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.    No research and development expenses were capitalized in 2004 or 2005.

Recent Accounting Pronouncements

Effective July 1, 2005, the Company adopted SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of Accounting Principles Board (“APB”) Opinion No. 29 (“SFAS 153”).  SFAS 153 amended prior guidance to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  The provisions of SFAS 153 were required to be applied prospectively.  SFAS 153 did not have a material impact on the Company’s unaudited interim condensed financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”).  The statement requires retrospective application to prior periods’ financial statements for a voluntary change in accounting principle unless it is deemed impracticable.  It also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate rather than a change in accounting principle.  SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  SFAS 154 is not expected to have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS 123 (revised 2004) Share-Based Payment (“SFAS 123(r)”), which revised SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees.  SFAS 123(r) provides additional guidance on determining whether certain financial instruments awarded in share-based payment transactions are liabilities.  SFAS 123(r) also requires that the cost of all share-based transactions be measured at fair value and recognized over the period during which an employee is required to provide service in exchange for an award.  The SEC issued a final ruling in April 2005 allowing a public company that is not a small business issuer to implement SFAS 123(r) at the beginning of the next fiscal year after June 15, 2005.  Thus, the revised pronouncement must be adopted by the Company by January 1, 2006.  The company has no Stock option plan and therefore SFAS 123(r) is not expected to have a material impact on the Company’s financial statements.

2.             Accounts Receivable

Accounts receivable are primarily from sales of software licenses and maintenance and support contracts.  The company had uncollectible accounts from time to time during the periods presented in which case it reversed the sale in the period in which it became known. For uncollectible sales of software products, the company would also deactivate the license key.  There was no allowance for doubtful accounts recorded in 2004 or 2005.  There was $13,654 of allowance for doubtful accounts recorded as of September 30, 2006.

3.             Debt

The Company had no revolving line of credit agreement or other loan arrangement with a commercial bank, individual, or other entity for the years ended December 31, 2004 and 2005.  On September 22, 2006, the company assumed responsibility for a $5,000,000 term loan from its parent, GlobalSCAPE, Inc. (Note 6). The term loan, arranged through Silicon Valley Bank, was used to finance part of the cash portion of the purchase price GlobalSCAPE, Inc. paid to acquire Availl. The initial interest rate is 9.5% and is subject to change as the bank’s prime rate changes.  The term loan matures on September 22, 2009.  Interest and principal are payable in 36 equal monthly installments on the first day of each calendar month beginning October 1, 2006.

The term loan is secured by substantially all of the assets of GlobalSCAPE and its subsidiaries including Availl.  The Loan Agreement contains customary covenants including covenants relating to maintaining legal existence and good standing, complying with applicable laws, delivery of financial statements, maintenance of inventory, payment of taxes, maintaining insurance, and protection of intellectual property rights.  GlobalSCAPE and its subsidiaries are also prohibited from selling any of their assets other than in the ordinary course of business, acquiring any other entities, changing the types of business they are engaged in, incurring indebtedness other than that permitted by the Loan Agreement, incurring any liens on their assets other than those permitted by the Loan Agreement, making certain investments or paying any dividends on, or acquiring, any shares of their capital stock.  The Loan Agreement contains two financial covenants.  GlobalSCAPE and its subsidiaries must maintain:

a ratio of (A) EBITDA less the sum of (i) cash taxes paid and (ii) non-financed capital expenditures, to (B) the sum of (i) principal plus (ii) interest paid to Bank, of at least 1.5 to 1.00; and

a ratio of total funded debt to EBITDA of not more than 2.00 to 1.00.

The loan agreement also contains customary events of default including the failure to make payments of principal and interests, the breach of principal and interests, the breach of any covenants, the occurrence of a material adverse change, certain bankruptcy and insolvency events, the breach of other agreements creating indebtedness of $50,000 or more and the entry of a judgment of $50,000 or more against GlobalSCAPE or any of its subsidiaries.

Principal maturities of long-term debt as of September 30, 2006 are as follows:

Year Ending December 31,
2005 (1)	$416,667
2006	1,666,667
2007	1,666,667
2008	1,249,999
Thereafter	—
$5,000,000

(1)                                  Amounts for 2006 reflect the future minimum payments for the remaining three months of the fiscal year.

4.             Commitments and Contingencies

Capital Leases

As of December 31, 2004 and 2005 Availl had no capital lease obligations.

Operating Leases

As of December 31, 2004 and 2005 Availl had no operating lease obligations. Beginning in August, 2006, the Company entered into a three year lease on the office space it currently occupies for a monthly lease payment of $5,553.  In addition, the company pays a portion of the cost of shared tenant cost of approximately 35% of the monthly lease payment.  Minimum future lease payments on non-cancelable operating leases for office facilities are as follows for the remainder of 2006 and the years thereafter ending December 31:

2006	11,107
2007	67,293
2008	71,213
Thereafter	62,067
$211,680

Operating lease expense amounted to approximately $12,633 in 2004 and $14,654 in 2005, and $16,176 for the nine months ending September 30, 2006.

Contingencies

The Company from time to time may be involved in litigation relating to claims arising out of its ordinary course of business.  There are no pending claims against the Company that would have a material adverse effect on the financial statements of the Company.

5.             Income Taxes

A reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate (34%) to income before income taxes is as follows:

	Year ended December 31,		Nine Months Ended September 30,
	2004	2005	2005	2006
			(unaudited)	(unaudited)
Taxes computed at federal statutory rate	$9,746	54,608	20,541	(12,837)

State and Other	4,036	12,804	4,817	—

Total income tax expense (benefit)	$13,782	$67,412	$25,358	$(12,837)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities are related to the following:

	2004	2005	2006
Deferred tax liabilities:
Depreciation and amortization	(831)	(1,495)	(978)
Accrual to cash adjustment	(22,182)	(61,394)	(153,141)
Total deferred tax liabilities	(23,013)	(62,889)	(154,119)

Deferred tax assets:
Allowance for doubtful accounts	—	—	4,642
Net operating loss carryforwards	15,008	—	77,784
Total deferred tax assets	15,008	—	82,426
Valuation allowance for deferred tax assets	—	—	—
Net deferred tax assets	(8,005)	(62,889)	(71,693)

At December 31, 2005, the Company had utilized its available net operating loss carryforwards for financial reporting purposes.  At December 31, 2004 and September 30, 2006 (unaudited), the Company had a net operating loss carryforward for Federal income tax reporting purposes.

6.             Acquisition by GlobalSCAPE, Inc.

Pursuant to an Agreement and Plan of Merger executed between the Company and GlobalSCAPE, GlobalSCAPE acquired all of the Company’s issued and outstanding shares on September 22, 2006.    The merger agreement provided for GlobalSCAPE to pay $7.65 million in cash and $2.0 million in the form of 716,846 shares of GlobalSCAPE common stock.  As a result of the Agreement and Plan of Merger, the Company has operated as a wholly owned subsidiary of Globalscape since September 23, 2006.

Acquisition of the Company was accounted for under the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair market value.  The judgments made in determining the estimated fair values assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income.

Goodwill represents the acquisition costs in excess of the fair value of net tangible and intangible assets of businesses purchased.  Intangible assets consist primarily of the value of intellectual property, customer relationships, non-compete agreements, trademarks and goodwill. Goodwill is evaluated annually for impairment, or earlier if indicators of impairment exist. The determination as to whether or not goodwill or other intangible assets have become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of the reporting units.  Changes in operating strategy and market conditions could significantly impact these judgments and require adjustments to recorded amounts of intangible assets.

The Company has adopted a policy to review goodwill and indefinite-lived intangibles for impairment using a discounted cash flow approach that uses forward-looking information regarding market share, revenues and costs for the reporting unit as well as appropriate discount rates.  As a result, changes in these assumptions could materially change the outcome of the reporting unit’s fair value determination in future periods, which could require a further permanent write-down of goodwill.

As of September 30, 2006, GlobalSCAPE had goodwill in the amount of $9.7 million associated with the acquisition of Availl.  This goodwill and the related acquisition debt was pushed down to the Company.  However, no allocation has been made to other intangible assets as of the September 30, 2006.  Management will determine the proper value of intangible assets acquired from Availl, Inc. and allocate a portion of the goodwill to intangible assets within the next twelve months.

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired. This premium paid for the acquisitions is based on management’s belief that the acquired technologies, businesses and engineering talent were of strategic importance in the Company’s growth strategy. Operating results from the acquired business is included in the condensed consolidated statements of operations from the date of acquisition.

A summary of the purchase price allocation is as follows:

Purchase price -
Cash paid	$7,650,000
Stock issued	2,000,000
Legal & Other Acquisition Costs	126,931
Acquisition costs	$9,776,931
Net fair value of assets acquired and liabilities assumed	(123,872)
Goodwill acquired	$9,653,059

Non-cash investing and financing activities associated with the acquisition were as follows:

Push down of acquisition costs	$9,776,931
Push down of acquisition debt assumed	(5,000,000)
Non cash investment made in Availl by GlobalSCAPE, Inc.	$4,776,931

4,732,000 Shares

GLOBALSCAPE, INC.

Common Stock

PROSPECTUS

The date of this prospectus is January       , 2007

Until                    , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the fees and expenses, other than discounts, commissions and concessions payable to broker-dealers and agents, in connection with the offering and distribution of the securities being offered hereunder. All amounts other than the filing fee for the registration statement are estimates. All of these fees and expenses will be borne by the registrant.

Securities and Exchange Commission Filing Fee	$1,190
Printing Fees and Expenses	$5,000
Legal Fees	$40,000
Accounting and Auditor Fees	$12,500
Miscellaneous Fees	$0
Total	$58,690

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation on personal liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

The Company’s Amended and Restated Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except for certain exceptions set forth in the Restated Certificate of Incorporation, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company. The right to indemnification set forth in the Restated Certificate of Incorporation is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Restated Certificate of Incorporation. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors or officers.

The Company’s Amended and Restated Certificate of Incorporation also provides that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since December 1, 2003, the Company has made the following sales of securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

On September 22, 2006, we issued a total of 716,846 shares of common stock to certain former stockholders of Availl, Inc. in connection with the merger with Availl.  These shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended.

On November 16, 2006, we issued a total of 1,352,000 shares of common stock and warrants to purchase 1,352,000 shares of common stock to the Selling Stockholders in reliance on the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended.  America’s Growth Capital, LLC acted as the Company’s placement agent and received a cash commission of $500,000 which was paid by the Company and Messers. Brown and Mann.

ITEM 16. EXHIBITS.

Exhibit Number	Description
2.1

Agreement and Plan of Merger dated September 22, 2006 by and among GlobalSCAPE, Inc., GA Acquisition Corporation, Availl, Inc., Chuck Shavit, Ellen Ohlenbusch, Craig Randall, Ronald Lachman, Lachman Goldman Ventures LLC and Chuck Shavit as Stockholders’ Representative (Filed as Exhibit 2.1 to Form 8-K filed September 27, 2006)

3.1	Form of Amended Restated Certificate of Incorporation (Filed as Exhibit 3.1 to Form 8-K filed November 17, 2006)
3.2	Amended and Restated Bylaws of the Company effective as of November 13, 2006 (Filed as Exhibit 3.2 to Form 8-K filed November 17, 2006).
4.1	Specimen of Stock Certificate (Filed as Exhibit 4.1 to Annual Report on Form 10-K filed April 2, 2001).
4.2	Registration Rights Agreement dated November 16, 2006 by and between GlobalSCAPE, Inc. and the Purchasers signatory thereto (filed as Exhibit 4.1 to Form 8-K filed November 17, 2006)
5.1	Opinion of Jackson Walker L.L.P. (Filed herewith)
*10.1	1998 Stock Option Plan as amended May 13, 1999 (Filed as Exhibit 4.2 to Form 10 filed May 12, 2000).
*10.2	2000 Stock Option Plan dated May 8, 2000 (Filed as Exhibit 4.3 to Form 10 filed May 12, 2000).
*10.3

Form of 1998 Stock Option Plan Rights Termination Letter Agreement of Directors to Agree Not to Claim Any Right of Adjustment dated February 4, 2000 (Filed as Exhibit 4.6 to Form 10 filed May 12, 2000).

*10.4	Form of 1998 Stock Option Plan Rights Termination Letter Agreement for Employees and Consultants to Cancel Options dated February 8, 2000 (Filed as Exhibit 4.7 to Form 10, filed May 12, 2000).
*10.5	Form of 1998 Stock Option Plan Rights Termination Letter of Officer to Agree Not to Claim Any Right of Adjustment dated February 8, 2000 (Filed as Exhibit 4.8 to Form 10 filed May 12, 2000).
*10.6	Form of 1998 Stock Option Plan Rights Termination Letter Agreement of Officer to Agree Not to Exercise Options dated February 8, 2000 (Filed as Exhibit 4.9 to Form 10 filed May 12, 2000).
*10.7	Form of 1998 Stock Option Plan Reinstatement and Adjustment Letter for Employees dated December 19, 2000 (Filed as Exhibit 10.17 to Annual Report on Form 10-K filed April 2, 2001).
*10.8	Form of Release and Indemnity Agreement between GlobalSCAPE, Inc. and Employees dated December 19, 2000 (Filed as Exhibit 10.18 to Annual Report on

Exhibit Number	Description

Form 10-K filed April 2, 2001).

10.9	Commercial Lease Agreement between ACLP University Park S.A. II, L.P. and the Company dated April 13, 1999 (Filed as Exhibit 10.1 to Form 10 filed May 12, 2000).
*10.10	Release and Indemnity Agreement between GlobalSCAPE, Inc. and Sandra Poole-Christal dated April 2, 2001 (Filed as Exhibit 10.17 to Annual Report on Form 10-K filed April 1, 2002).
*10.11

Granting letter for 808,571 options to Sandra Poole-Christal under GlobalSCAPE, Inc. 1998 Stock Option Plan dated April 20, 2001 (Filed as Exhibit 10.18 to Annual Report on Form 10-K filed April 1, 2002).

*10.12	Bonus letter for Sandra Poole-Christal in connection with grant of 808,571 options under 1998 Stock Option Plan (Filed as Exhibit 10.19 to Annual Report on Form 10-K filed April 1, 2002).
*10.13	Incentive Stock Option Agreement between GlobalSCAPE, Inc. and Sandra Poole Christal dated April 20, 2001 (Filed as Exhibit 10.20 to Annual Report on Form 10-K filed April 1, 2002).
*10.14	Form of Incentive Stock Option Agreement under GlobalSCAPE, Inc. 2000 Stock Option Plan (Filed as Exhibit 10.21 to Annual Report on Form 10-K filed April 1, 2002).
*10.15	Employment Agreement between GlobalSCAPE, Inc. and Charles R. Poole dated effective July 1, 2005 (Filed as exhibit 10.1 on Form 8-K filed June 20, 2005).
*10.16	Incentive Stock Option Agreement between GlobalSCAPE, Inc. and Charles R. Poole dated June 15, 2005 (Filed as Exhibit 10.2 on Form 8-K filed June 20, 2005).
10.17

Securities Purchase Agreement dated November 13, 2006 by and among GlobalSCAPE, Inc., the Stockholders named in Schedule I thereto and the Purchasers named therein (Filed as Exhibit 10.1 to Form 8-K filed November 17, 2006).

10.18	Form of Common Stock Purchase Warrant (Filed as Exhibit 10.2 to Form 8-K filed November 17, 2006).
10.19	Loan and Security Agreement dated September 22, 2006 by and between GlobalSCAPE, Inc. and Silicon Valley Bank (filed as Exhibit 10.1 to Form 8-K filed September 27, 2006).
*10.20	Form of Non-Qualified Stock Option Agreement under the GlobalSCAPE, Inc. 2000 Stock Option Plan (Filed as Exhibit 10.2 to Form 10-Q filed November 13, 2006)
21.1	Subsidiaries (Previously filed)
23.1	Consent of PMB Helin Donovan, LLP (filed herewith).
23.2	Consent of Ernst & Young LLP (filed herewith)
23.3	Consent of Jackson Walker L.L.P. (Included in Exhibit 5.1)

*                  Management Compensation Plan or Arrangement.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, GlobalSCAPE, Inc has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on January 29, 2007.

GlobalSCAPE, Inc.

By:	/s/ CHARLES R. POOLE
Charles R. Poole
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles R. Poole, Bernard Schneider or either of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Security Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitutes or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 29, 2007.

Signature	Title

/s/ CHARLES R. POOLE	Director, President and Chief Executive Officer
Charles R. Poole	(Principal Executive Officer)

/s/ BERNARD SCHNEIDER	Chief Financial Officer
Bernard Schneider	(Principal Financial and Accounting Officer)

/s/ THOMAS W. BROWN	Director
Thomas W. Brown

/s/ DAVID L. MANN	Director
David L. Mann

/s/ PHILLIP M. RENFRO	Director
Phillip M. Renfro

/s/ FRANK M. MORGAN	Director
Frank M. Morgan